EXECUTION VERSION
TERM LOAN CREDIT AND GUARANTY AGREEMENT
dated as of October 15, 2024
among
AS MILEAGE PLAN IP LTD.,
as Borrower,
ALASKA AIR GROUP, INC.,
ALASKA AIRLINES, INC.
and
AS MILEAGE PLAN HOLDINGS LTD.,
as Guarantors,
THE LENDERS PARTY HERETO,
BANK OF AMERICA, N.A.,
as Administrative Agent,
BANK OF AMERICA, N.A.,
as Sole Structuring Agent,
BANK OF AMERICA, N.A.,
CITIBANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners,

GOLDMAN SACHS BANK USA,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Bookrunners and Arrangers,

BARCLAYS BANK PLC,
BNP PARIBAS SECURITIES CORP.,
U.S. BANK NATIONAL ASSOCIATION
as Bookrunners,

LOOP CAPITAL MARKETS LLC,
PJT ADVISORS,
as Co-Managers
and
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Administrator

TABLE OF CONTENTS
PAGE
Section 1.01    Defined Terms    1
Section 1.02    Terms Generally    58
Section 1.03    Accounting Terms; GAAP    59
Section 1.04    Divisions    59
Section 1.05    Rounding    59
Section 1.06    References to Agreements, Laws, Etc    59
Section 1.07    Exchange Rate    60
Section 1.08    Times of Day    61
Section 1.09    Timing of Payment or Performance    61
Section 1.10    Certifications    61
Section 1.11    Rates    61
SECTION 2. AMOUNT AND TERMS OF CREDIT    61
Section 2.01    Commitments of the Lenders; Term Loans    62
Section 2.02    [Reserved]    62
Section 2.03    Requests for Loans    62
Section 2.04    Funding of Term Loans    62
Section 2.05    [Reserved]    62
Section 2.06    Alternate Rate of Interest    62
Section 2.07    Interest on Term Loans    63
Section 2.08    Default Interest    63
Section 2.09    Benchmark Replacement Setting    63
Section 2.10    Repayment of Term Loans; Evidence of Debt    65
Section 2.11    [Reserved]    67
Section 2.12    Mandatory Prepayment of Term Loans    67
Section 2.13    Optional Prepayment of Term Loans    70
Section 2.14    Increased Costs    70
Section 2.15    Break Funding Payments    72
Section 2.16    Taxes    72
Section 2.17    Payments Generally; Pro Rata Treatment    76
Section 2.18    Mitigation Obligations; Replacement of Lenders    77
Section 2.19    Certain Fees    78
Section 2.20    [Reserved].    78
Section 2.21    Premium    79
Section 2.22    Nature of Fees    79
Section 2.23    Right of Set-Off    79
Section 2.24    Debt Service Coverage Cure    80
Section 2.25    Payment of Obligations    80

Section 2.26    Defaulting Lenders    81
Section 2.27    Incremental Term Loans    83
Section 2.28    Extension of Term Loans    85
SECTION 3. REPRESENTATIONS AND WARRANTIES    87
Section 3.01    Organization and Authority    87
Section 3.02    Air Carrier Status    87
Section 3.03    Due Execution    88
Section 3.04    [Reserved]    88
Section 3.05    Financial Statements; Material Adverse Change    88
Section 3.06    [Reserved]    89
Section 3.07    Liens    89
Section 3.08    Use of Proceeds    89
Section 3.09    Litigation and Compliance with Laws    89
Section 3.10    [Reserved]    89
Section 3.11    [Reserved]    89
Section 3.12    [Reserved]    89
Section 3.13    Margin Regulations; Investment Company Act    89
Section 3.14    Ownership of Collateral    90
Section 3.15    Perfected Security Interests    90
Section 3.16    Payment of Taxes    90
Section 3.17    Anti-Corruption Laws and Sanctions    91
Section 3.18    Schedule of the Mileage Plan Agreements; Sole Intercompany Agreement    91
Section 3.19    Representations Regarding the Mileage Plan Agreements    91
Section 3.20    Compliance with IP Agreements    92
Section 3.21    Fraudulent Conveyance    92
Section 3.22    Intellectual Property    92
Section 3.23    Privacy and Data Security.    92
SECTION 4. CONDITIONS OF LENDING    93
Section 4.01    Conditions Precedent to Closing    93
Section 4.02    Conditions Precedent to Each Loan    97
Section 4.03    Conditions Subsequent    97
SECTION 5. AFFIRMATIVE COVENANTS    98
Section 5.01    Financial Statements, Reports, Etc    98
Section 5.02    Taxes    101
Section 5.03    [Reserved]    101
Section 5.04    Corporate Existence    101
Section 5.05    Compliance with Laws    101
Section 5.06    Contribution of Mileage Plan Intellectual Property    101
3

Section 5.07    Special Purpose Entity    102
Section 5.08    SPV Party Independent Directors    105
Section 5.09    Regulatory Matters; Citizenship; Air Carrier Status    105
Section 5.10    Collateral Ownership    105
Section 5.11    [Reserved]    105
Section 5.12    Guarantors; Grantors; Collateral    105
Section 5.13    Access to Books and Records    106
Section 5.14    Further Assurances    107
Section 5.15    Maintenance of Rating    107
Section 5.16    Mileage Plan Program; Mileage Plan Agreements    108
Section 5.19    Collections; Releases from Collection Account    114
Section 5.20    Minimum Liquidity    115
Section 5.21    Mandatory Prepayments    115
Section 5.22    Privacy and Data Security    115
Section 5.23    Appraisals    115
SECTION 6. NEGATIVE COVENANTS    116
Section 6.01    Restricted Payments    116
Section 6.02    Incurrence of Indebtedness and Issuance of Preferred Stock    117
Section 6.03    [Reserved]    118
Section 6.04    Disposition of Collateral    118
Section 6.05    [Reserved]    119
Section 6.06    Liens    119
Section 6.07    Business Activities    119
Section 6.08    [Reserved]    119
Section 6.09    [Reserved]    119
Section 6.10    Merger, Consolidation, or Sale of Assets    119
Section 6.11    [Reserved]    120
Section 6.12    Direction of Payment    120
Section 6.13    IP Agreements    120
Section 6.14    Specified Organization Documents    121
SECTION 7. EVENTS OF DEFAULT AND EARLY AMORTIZATION EVENTS    121
Section 7.01    Events of Default    121
Section 7.02    Early Amortization Event    126
SECTION 8. THE AGENTS    126
Section 8.01    Administration by Agents    126
Section 8.02    Rights of Administrative Agent and the Other Agents    128
Section 8.03    Liability of Agents    128
Section 8.04    Reimbursement and Indemnification    132
Section 8.05    Successor Agents    133
4

Section 8.06    Independent Lenders    134
Section 8.07    Advances and Payments    135
Section 8.08    Sharing of Setoffs    135
Section 8.09    Withholding Taxes    136
Section 8.10    Right to Realize on Collateral and Enforce Guarantee    136
Section 8.11    Intercreditor Agreements Govern    137
Section 8.12    Master Collateral Agent as Beneficiary    137
Section 8.13    Non-Reliance on the Administrative Agent, the Lead Arrangers    137
Section 8.14    Administrative Agent May File Proofs of Claim; Credit Bidding    138
Section 8.15    Recovery of Erroneous Payments    139
SECTION 9. GUARANTY    140
Section 9.01    Guaranty    140
Section 9.02    No Impairment of Guaranty    141
Section 9.03    Continuation and Reinstatement, Etc    142
Section 9.04    Subrogation; Fraudulent Conveyance    142
SECTION 10. MISCELLANEOUS    143
Section 10.01    Notices    143
Section 10.02    Successors and Assigns    144
Section 10.03    Confidentiality    152
Section 10.04    Expenses; Indemnity; Damage Waiver    153
Section 10.05    Governing Law; Jurisdiction; Consent to Service of Process    156
Section 10.06    No Waiver    157
Section 10.07    Extension of Maturity    157
Section 10.08    Amendments, Etc    157
Section 10.09    Severability    163
Section 10.10    Headings    163
Section 10.11    Survival    163
Section 10.12    Execution in Counterparts; Integration; Effectiveness.    163
Section 10.13    USA Patriot Act    164
Section 10.14    New Value    165
Section 10.15    WAIVER OF JURY TRIAL    165
Section 10.16    No Fiduciary Duty    165
Section 10.17    CFC or a FSHCO Provisions    166
Section 10.18    [Reserved]    166
Section 10.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions    166
Section 10.20    Certain ERISA Matters    167
Section 10.21    Acknowledgement Regarding Any Supported QFCs    168
Section 10.22    Limited Recourse; Non-Petition    168

5

6

ANNEX A        LENDERS AND COMMITMENTS

EXHIBIT A         FORM OF COLLATERAL AGENCY AND ACCOUNTS AGREEMENT
EXHIBIT B         FORM OF PAYMENT DATE STATEMENT
EXHIBIT C         FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT D         FORM OF LOAN REQUEST
EXHIBIT E        [RESERVED]
EXHIBIT F        FORM OF DIRECTION OF PAYMENT
EXHIBIT G-1        FORM OF HOLDCO-TO-ALASKA DATA IP SUBLICENSE
EXHIBIT G-2        FORM OF BORROWER-TO-HOLDCO DATA IP LICENSE
EXHIBIT G-3        FORM OF DIRECT IP LICENSE
EXHIBIT H        FORM OF IP MANAGEMENT AGREEMENT

SCHEDULE 1.01(a)    CONTRIBUTION AGREEMENTS
SCHEDULE 1.01(b)    PERMITTED LIENS
SCHEDULE 1.01(c)    MILEAGE PLAN INTELLECTUAL PROPERTY
SCHEDULE 1.01(d)    INDIVIDUALS ELIGIBLE TO ACT AS INDEPENDENT DIRECTOR
SCHEDULE 3.18    MILEAGE PLAN AGREEMENTS

7

TERM LOAN CREDIT AND GUARANTY AGREEMENT, dated as of October 15, 2024, among AS MILEAGE PLAN IP LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as borrower (the “Borrower”), ALASKA AIR GROUP, INC., a Delaware corporation (“Parent”), ALASKA AIRLINES, INC., an Alaska corporation (“Alaska”), AS MILEAGE PLAN HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“HoldCo” and, together with Parent and Alaska, the “Guarantors” and each a “Guarantor”), each of the several banks and other financial institutions or entities from time to time party hereto as a lender (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral administrator (in such capacity, together with its permitted successor and assigns in such capacity, the “Collateral Administrator”).
INTRODUCTORY STATEMENT
The Borrower has applied to the Lenders for a term loan facility of $750,000,000 as set forth herein.
The proceeds of the Term Loans will be used to pay related transaction costs, fees and expenses, to fund the Term Loan Reserve Account (as defined below) and to fund the Collection Account (as defined below) and such proceeds of the Term Loans deposited into the Collection Account will be used by the Borrower to provide the Alaska Intercompany Loan (as defined below) to Alaska.
Accordingly, the parties hereto hereby agree as follows:
Section 1.

DEFINITIONS
Section 1.1Defined Terms. Unless otherwise defined herein, terms defined in the Collateral Agency and Accounts Agreement shall have the same meaning when used herein (including in the introductory statement) notwithstanding any termination thereof. When used herein, the following terms shall have the following meanings:
“40 Act” shall mean the Investment Company Act of 1940, as amended.
“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account Control Agreements” shall mean each multi-party security and control agreement entered into by any Grantor to satisfy the obligation of such Grantor as set forth in any Senior Secured Debt Document, the Master Collateral Agent or Collateral Administrator, as applicable, and a financial institution which maintains one or more Deposit Accounts or

Securities Accounts of such Grantor that have been pledged as Collateral hereunder or under any other Loan Document, in each case giving the Master Collateral Agent or Collateral Administrator, as applicable, “control” (as defined in Section 9-104 or 9-106 of the UCC) over the applicable account and in form and substance reasonably satisfactory to the Collateral Controlling Party and the Master Collateral Agent or Collateral Administrator, as applicable (it being agreed that no such agreement shall require the Master Collateral Agent or the Collateral Administrator to indemnify a depositary bank in such party’s individual capacity).
“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement.
“Administrator” means Walkers Fiduciary Limited in its capacity as administrator or service provider under each Administration Agreement and any successor thereto or assignee thereof.
“Administration Agreement” means each of (i) the administration agreement, dated on or about the Closing Date, between, among others, the Borrower and the Administrator, (ii) the administration agreement, dated on or about the Closing Date, between , among others, MPHL and the Administrator, in each case relating to the provision by the Administrator of certain corporate, share trustee, director and administration services to the SPV Parties.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided that the PBGC shall not be an Affiliate of the Borrower or any Guarantor. A specified Person shall not be deemed to control another Person solely because such specified Person has the right to determine the aircraft flights operated by such other Person under a code sharing, capacity purchase or similar agreement. No entity shall be deemed an Affiliate of any Loan Party solely because Walkers Fiduciary Limited or any of its Affiliates acts as administrator, registered office provider or share trustee or provides independent director services to such entity.
“Agents” shall mean each of the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Depositary.
“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the funding of the Initial Term Loans, the aggregate amount of such Lender’s Term Loan Commitments at such time and (b) thereafter the sum of, (i) the aggregate then outstanding principal amount of such Lender’s Term Loans and (ii) the aggregate amount of such Lender’s Term Loan Commitments with respect to each Class of Term Loans (if any) then in effect.
“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement” shall mean this Term Loan Credit and Guaranty Agreement.
“Airline/Parent Merger” shall mean the merger or consolidation, if any, of Parent with any Subsidiary of Parent.
“Airlines Business Intellectual Property” shall mean any and all Intellectual Property used in connection with the operation of the airline business of Parent and its Subsidiaries that, even if used in connection with the Mileage Plan Program, would be required or necessary to operate the airline business of Parent and its Subsidiaries in the absence of a Loyalty Program, including, without limitation, the following Intellectual Property: (a) the Horizon Air, Hawaiian Airlines, Alaska and Alaska Airlines marks and ALK as a stock symbol, together with any translations, logos or designs for the foregoing; (b) the alaskaair.com domain name registration and website (including all content and source code that is not otherwise Mileage Plan Intellectual Property) and Alaska’s social media accounts; (c) the Alaska mobile app and (d) trademarks and domain names used in connection with Alaska’s lounges or clubs.
“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.
“Alaska” shall have the meaning set forth in the first paragraph of this Agreement.
“Alaska Agreements” shall have the meaning given to such term in the definition of “Alaska Case Milestones”.
“Alaska Bankruptcy Event” shall mean (a) Alaska (i) commences a voluntary case or proceeding under any Bankruptcy Law or (ii) consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Alaska, (ii) appoints a receiver, restructuring officer, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of Alaska for all or substantially all of its property, or (iii) orders the liquidation of Alaska, and in each case under clause (b) the order or decree remains unstayed and in effect for sixty (60) consecutive days.
“Alaska Business Agreements” shall have the meaning given to such term in the definition of “Mileage Plan Agreements”.

“Alaska Case Milestones” shall mean that, after the commencement of any institution of any proceeding under any Bankruptcy Law (the “Bankruptcy Case”) of Alaska:
(a)each Loan Party shall continue to perform its respective obligations under the Loan Documents, the Alaska Intercompany Note, the Intercompany Agreements, the IP Agreements and all Material Mileage Plan Agreements to which such Loan Party is party (collectively, the “Alaska Agreements”) and there shall be no material interruption in the flow of funds under the Alaska Agreements in accordance with the terms thereunder; provided, that (i) the performance by the Loan Parties under this clause (a) shall in all respects be subject to any applicable materiality qualifiers, cure rights and/or grace periods provided for under the respective Alaska Agreements, and (ii) the Loan Parties shall have forty-five (45) days from the Petition Date (as defined below) to cure any failure to perform that requires court authorization to perform;
(a)the debtors in respect of the Bankruptcy Case (the “Debtors”) shall file with the applicable U.S. bankruptcy court (the “Bankruptcy Court”), within fifteen (15) days of the date of petition in respect of the Bankruptcy Case (the “Petition Date”), a customary and reasonable motion to assume the Intercompany Agreements, the IP Agreements and all Material Mileage Plan Agreements to which such Loan Party is party under section 365 of the Bankruptcy Code and continue to perform all obligations under all the Alaska Agreements (the “Assumption Motion”), and shall thereafter pursue (including by contesting any objections to) the approval of the Assumption Motion;
(b)the Bankruptcy Court shall have entered a customary and reasonable final order (the “Assumption Order”) granting the Assumption Motion, within sixty (60) days after the Petition Date, and such Assumption Order shall not be amended, stayed (unless the party seeking a stay has posted a cash bond pledged in favor of the Senior Secured Parties and the secured parties in respect of any other Priority Lien Debt (the “Cash Bond”) in an amount equal to or greater than the maximum amount of the License Termination Payment (as defined in the HoldCo-to-Alaska Data IP Sublicense ) that could be asserted if the HoldCo-to-Alaska Data IP Sublicense were to terminate (without reduction for any potential mitigation)), vacated, or reversed;
(c)the parties agree and acknowledge that the Assumption Motion and Assumption Order shall be customary and reasonable and the Assumption Order shall provide, among other things, that: (i) the Debtors are authorized to assume the Intercompany Agreements, the IP Agreements and all Material Mileage Plan Agreements to which such Loan Party is party and perform all obligations under the Alaska Agreements and implement actions contemplated thereby and, pursuant to the Assumption Order, will assume the Intercompany Agreements, the IP Agreements and all Material Mileage Plan Agreements to which such Loan Party is party pursuant to section 365 of the Bankruptcy Code; (ii) the Alaska Agreements are binding and enforceable against the parties thereto in accordance with their terms, without exception or amendment; (iii) any amounts payable under the Alaska Agreements are actual and necessary costs and expenses of preserving the Debtors’ estates and shall be entitled to priority as an allowed administrative expenses of the Debtors pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code; (iv) the Debtors must cure any defaults under the Alaska Agreements as a condition to assumption; and (v) the Debtors are authorized to take any action necessary to implement the terms of the Assumption Order;
(d)each of the Debtors and each other Loan Party (i) shall not take any action to materially interfere with the assumption of or performance under the Alaska Agreements, or support any other Person to take any such action; and (ii) shall take all steps commercially reasonably necessary, to contest any action that would materially interfere with the assumption or performance of the Alaska Agreements, including, without limitation, litigating any objections and/or appeals;
(e)each of the Debtors and each other Loan Party (i) shall not file any motion seeking to avoid, disallow, subordinate, or recharacterize any obligation under the Alaska Agreements and (ii) shall take all steps commercially reasonably necessary, to contest any action that would seek to avoid, disallow, subordinate, or recharacterize any obligation under the Alaska Agreements, including, without limitation, litigating any objections and/or appeals;
(f)in the event there is an appeal of the Assumption Order:
(i) if the appeal has not been dismissed within sixty (60) days, then (A) the Term Loan Reserve Account Required Balance shall increase by an amount equal to the product of (x) the Term Loans’ Pro Rata Share and (y) $15,000,000 per month as long as such appeal is pending, up to a cap in an amount equal to the product of (x) the Term Loans’ Pro Rata Share and (y) $300,000,000, and (B) such additional amounts accrued pursuant to clause (A) above shall be released to Alaska within five (5) Business Days after the end of such appeal; and
(ii) the Debtors shall pursue a court order requiring any appellants to post a Cash Bond in an amount equal to or greater than the maximum amount of the License Termination Payment (as defined in the HoldCo-to-Alaska Data IP Sublicense) that could be asserted if the HoldCo-to-Alaska Data IP Sublicense were to terminate (without reduction for any potential mitigation), to an account held solely for the sole benefit of the Senior Secured Parties and the secured parties in respect of any other Priority Lien Debt;
(g)the Bankruptcy Case shall not be, and is not converted into, a case under chapter 7 of the Bankruptcy Code; and
(h)any plan of reorganization filed or supported by any Debtor shall expressly provide for assumption or reinstatement, as applicable, of all of the Alaska Agreements and reinstatement or replacement of each of the related obligations and/or guarantees, subject to applicable cure periods.
For the avoidance of doubt, notwithstanding the foregoing, during the pendency of and following any stay or appeal of the Assumption Order, each Loan Party must continue to perform all obligations under the Alaska Agreements, including making any and all payments under the Alaska Agreements in accordance with the terms thereof and as described above and, in the event of any such payment default (subject to any applicable cure or grace periods under the applicable Alaska Agreements), nothing shall limit any of the Lenders’ rights and remedies including but not limited to any termination rights under the Alaska Agreements.
“Alaska Intercompany Loan” shall mean one or more loans made by the Borrower to Alaska pursuant to the Alaska Intercompany Note with the proceeds of the Term Loans and any other Senior Secured Debt incurred on the Closing Date.
“Alaska Intercompany Note” shall mean the promissory note(s) evidencing the Alaska Intercompany Loan.
“Alaska Security Agreement” shall mean that certain Security Agreement, dated as of the Closing Date, among Alaska and the Master Collateral Agent.
“Alaska Traveler Related Data” shall mean (a) data generated, produced or acquired as a result of the issuance, modification or cancellation of customer tickets from Alaska or for flights on Alaska, including data in or derived from “Passenger Name Records” (including name and contact information) associated with flights on Alaska, (b) payment-related information, (c) customer login to the alaskaair.com website or any successor website and (d) a customer’s flight-related experience, but excluding in the case of clause (a) information that would not be generated, produced, collected or acquired in the absence of a Loyalty Program. The parties acknowledge and agree that customer name, contact information (including name, mailing address, email address, and phone numbers), Mileage Plan ID number or login and communication and promotion opt-ins (as described in clause (b) of the definition of “Mileage Plan Member Profile Data”) (to the extent that such communication and promotion opt-ins are not specific to the Mileage Plan Program) are included in both Mileage Plan Customer Data and Alaska Traveler Related Data (it being understood that Parent and its Subsidiaries shall be entitled to continue marketing their airline business in the ordinary course).
“All-In Yield” shall mean, as to any debt, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, SOFR or Alternate Base Rate, or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that upfront fees and original issue discount shall be equated to an interest rate based upon an assumed four year average life to maturity (e.g., 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity); provided, further, that “All-In Yield” shall exclude any structuring, ticking, unused line, commitment, amendment, consent, underwriting, syndication and arranger fees, other similar fees and other fees not generally paid to all lenders and, if applicable, consent fees paid generally to consenting lenders.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) Term SOFR for a one-month tenor in effect on such day plus 1%; provided, in no event shall the Alternate Base Rate be less than 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds

Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of the United States applicable to Alaska or its Subsidiaries from time to time intended to prevent or restrict bribery or corruption.
“Applicable Law” shall have the meaning given such term in Section 10.13.
“Applicable Margin” shall mean a rate per annum equal to 2.00% (provided that when used in connection with the Alternate Base Rate “Applicable Margin” shall mean a rate per annum equal to 1.00%).
“Applicable Trigger Event” shall mean, any voluntary prepayment of the Term Loans or any mandatory prepayment under clauses (a) or (e) of Section 2.12 of all, or any part, of the principal balance of any Term Loan, in each case, whether in whole or in part and whether before or after the occurrence of an Event of Default or the commencement of any institution of any proceeding under any Bankruptcy Law. For the avoidance of doubt, any prepayment as a result of an Early Amortization Event or an Event of Default (including as a result of the commencement of any institution of any proceeding under any Bankruptcy Law) shall not constitute an “Applicable Trigger Event”.
“Appraisal” shall mean an appraisal of the value of the Collateral by an Approved Appraisal Firm delivered by the Borrower to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent pursuant to Section 5.23.
“Approved Appraisal Firm” shall mean each of MBA Aviation, BDO, BK Associates, Inc. and Duff & Phelps, LLC (or any of their respective successors or assigns) or any other entity proposed by Alaska that is reasonably acceptable to the Administrative Agent.
“Approved Fund” shall have the meaning given such term in Section 10.02(b).
“Approved Independent Director List” shall mean the list of no fewer than four (4) individuals that are eligible to act as an Independent Director for the SPV Parties attached hereto as Schedule 1.01(d), which may be updated from time to time by the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) by providing written notice to the Borrower; provided that, with respect to the initial list attached hereto as Schedule 1.01(d) and any updates thereto made by the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) thereafter, the relevant SPV Party may, upon providing thirty (30) days’ prior written notice to the Master Collateral Agent, reject up to two (2) listed individuals for any reason, and the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may thereafter amend the list to replace such individuals; provided further that in all cases, the Approved Independent Director List shall only include individuals who satisfy the Independent Director Criteria.

“Approved Replacement Independent Director” shall mean, at any time, each individual listed on the Approved Independent Director List at such time; provided that if the ordinary shareholder(s) of an SPV Party reasonably disagrees that none of the individuals listed on the Approved Independent Director List (i) satisfy clause (c) in the definition of the Independent Director Criteria or (ii) are willing to act as Independent Director at a compensation level reasonably customary for directors of this type (it being agreed that the compensation level commensurate with that of the Independent Director the vacancy of which is being filled shall be deemed reasonably customary), then the ordinary shareholder(s) of the relevant SPV Party may appoint any other Person who meets the Independent Director Criteria as a replacement Independent Director.
“ARB Indebtedness” shall mean, with respect to Parent or any of its Subsidiaries, without duplication, all Indebtedness or obligations of Parent or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state taxes.
“Archived Mileage Plan Member Profile Data” shall have the meaning given to such term in Section 4.03(b).
“Assigned Mileage Plan Agreement Rights” shall mean:
(a) all of Alaska’s rights to receive payments under or with respect to each Mileage Plan Agreement (other than any Intercompany Agreements) and all payments due and to become due thereunder (including all of Alaska’s present and future “accounts”, “payment intangibles” and “general intangibles” (as each such term is defined in the UCC in effect from time to time in each relevant jurisdiction) arising under such Mileage Plan Agreement), and
(b) all of Alaska’s other rights, title and interest in, to and under each Mileage Plan Agreement (but not its obligations thereunder except, in the case of the Bank of America Co-Branded Agreement, to the extent set forth in the Bank of America Co-Branded Consent) other than any Intercompany Agreements;
Provided, that, if the aggregate amount of payments in cash attributable to the Retained Agreements are greater than or equal to 15.0% of the Mileage Plan Revenue for the preceding four Quarterly Reporting Periods, Alaska shall designate its right to receive payment under one or more Retained Agreements as, and thereafter such designated rights shall constitute, Assigned Mileage Plan Agreement Rights (but, for the avoidance of doubt, shall not be required to transfer such rights to the Borrower) such that the aggregate amount of payments in cash produced by the Retained Agreements not so designated or otherwise transferred is less than 15.0% of the Mileage Plan Revenue in such period (on a pro forma basis); and
Provided, further, that all Assigned Mileage Plan Agreement Rights shall be assigned only to the extent they are permitted to be assigned pursuant to the terms of the relevant Mileage Plan

Agreement or Retained Agreement (or any other agreement between Alaska and the counterparty thereto) or, if such assignment is not permitted pursuant to the terms of the relevant Mileage Plan Agreement or Retained Agreement (or such other agreement), then to the extent such rights, title and interest in, to and under such Mileage Plan Agreement or Retained Agreement may be assigned notwithstanding the terms of such agreement pursuant to the applicable provisions of the UCC (including, without limitation, Sections 9-406 and 9-408) of any relevant jurisdiction.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit C or in any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and Alaska.
“Assumption Motion” shall have the meaning given to such term in the definition of “Alaska Case Milestones”.
“Assumption Order” shall have the meaning given to such term in the definition of “Alaska Case Milestones”.
“Available Funds” shall mean, with respect to any Payment Date, the sum of (i) the Term Loans’ Pro Rata Share of funds allocated pursuant to the Collateral Agency and Accounts Agreement for such Payment Date and transferred from the Collection Account to the Term Loan Payment Account on or prior to such Payment Date pursuant to the Collateral Agency and Accounts Agreement, (ii) any amounts transferred to the Term Loan Payment Account from the Term Loan Reserve Account for application on such Payment Date, and (iii) any other amount deposited into the Term Loan Payment Account by or on behalf of the Borrower on or prior to such Payment Date.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof), that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.09(d).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United

Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America Co-Branded Agreement” shall mean that certain Third Amended and Restated Alaska Airlines Affinity Card Agreement dated as of January 1, 2013 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).
“Bank of America Co-Branded Consent” means the Loyalty Partner Consent to Assignment, dated on or around the date hereof, between Bank of America, N.A. (together with its successors and assigns permitted under the terms of the Bank of America Co-Branded Agreement), Alaska (together with its successors and assigns permitted under the terms of the Bank of America Co-Branded Agreement), the Borrower and U.S. Bank Trust Company, National Association, as Master Collateral Agent.
“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
“Bankruptcy Court” shall have the meaning given to such term in the definition of “Alaska Case Milestones”.
“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy, liquidation, provisional liquidation, winding-up, restructuring, reorganization, foreclosure, arrangement or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors, liquidator, provisional liquidator, restructuring officer or similar Person charged with the reorganization, liquidation, provisional liquidation or restructuring of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Bankruptcy Law” shall mean the Bankruptcy Code or any similar federal, state or foreign law relating to reorganization, restructuring, arrangement, adjustment, winding-up, liquidation (including provisional liquidation), dissolution, composition or other debtor relief, including, without limitation, Part V and sections 86-88 (inclusive) of the Companies Act (as amended) of the Cayman Islands and the Companies Winding Up Rules (as amended) of the Cayman Islands, each as amended from time to time, and any bankruptcy, insolvency, winding up, liquidation (including provisional liquidation), restructuring, reorganization or similar law enacted under the laws of the Cayman Islands or any other applicable jurisdiction.
“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.09(a).
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    Daily Simple SOFR; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, if the Benchmark Replacement would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09.
“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BHC Act Affiliate” shall mean, with respect to any party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” shall mean:
1.    with respect to a corporation or an exempted company, the board of directors of the corporation or exempted company, as applicable, or any committee thereof duly authorized to act on behalf of such board;

2.    with respect to a partnership, the board of directors of the general partner of the partnership;
3.    with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and
4.    with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
“Borrowing” shall mean the incurrence of a single Class of Term Loans made from all the applicable Lenders on a single date.
“Borrower-to-HoldCo Data IP License” means that certain Intellectual Property (Data) License Agreement, dated on or prior to the Closing Date and in the form attached as Exhibit G-2, between the Borrower, as licensor, and HoldCo, as licensee.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City, or such other domestic city in which the corporate trust office of the Collateral Administrator, Master Collateral Agent or the Depositary is located (in each case, as set forth in Section 10.01(a), as such locations may be updated pursuant to Section 10.01(c)) are required or authorized to remain closed; provided, that, when used in connection with the borrowing or repayment of a SOFR Term Loan, the term “Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Markets Offering” shall mean any offering of “securities” (as defined under the Securities Act) in (a) a public offering registered under the Securities Act, or (b) an offering not required to be registered under the Securities Act (including, without limitation, a private placement under Section 4(a)(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities).
“Cash Bond” shall have the meaning given to such term in the definition of “Alaska Case Milestones”.
“Cash Equivalents” shall mean:

(1)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the federal government of the United States (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(2)    direct obligations of state, provincial and local government entities, in each case maturing within one year from the date of acquisition thereof, which have, at the date of such acquisition, a rating of at least A- (or the equivalent thereof) from S&P or Fitch or A-3 (or the equivalent thereof) from Moody’s;
(3)    obligations of domestic or foreign companies and their subsidiaries, including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof and which have, at the date of such acquisition, a rating of at least A- (or the equivalent thereof) from S&P or Fitch or A-3 (or the equivalent thereof) from Moody’s;
(4)    commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or Fitch or P-2 (or the equivalent thereof) from Moody’s;
(5)    certificates of deposit, banker’s acceptances, banker’s discount notes, time deposits, US Dollar time deposits or overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any state thereof or the District of Columbia that has a combined capital and surplus and undivided profits of not less than $100,000,000;
(6)    fully collateralized repurchase agreements with a term of not more than six months for underlying securities that would otherwise be eligible for investment;
(7)    Investments in money in an investment company organized under the 40 Act, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest 95% of their assets in obligations of the type described in clauses (1) through (6) above, including money market funds or short-term and intermediate bonds funds;
(8)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the 40 Act or with the criteria set forth in National Instrument 81-102—Mutual Funds, as amended, (ii) are rated AAA (or the equivalent thereof) by S&P or Fitch or Aaa (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least $500,000,000;
(9)    deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $100,000,000;

(10)    securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- (or the equivalent thereof) by S&P or Fitch or A-3 (or the equivalent thereof) by Moody’s; and
(11)    any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet.
“Cayman Share Mortgages” shall mean (i) the Cayman Islands law governed equitable mortgage over shares in the Borrower, dated the Closing Date, between HoldCo and the Master Collateral Agent and (ii) the Cayman Islands law governed equitable mortgage over shares in HoldCo, dated the Closing Date, between Alaska and the Master Collateral Agent.
“Certificate Re: Non-Bank Status” shall have the meaning given to it in Section 2.16(g).
“CFC” shall mean “controlled foreign corporation” within the meaning of Section 957(a) of the Code; provided, for the avoidance of doubt, that no SPV Party shall be considered to be a CFC.
“Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement (including any request, rule, regulation, guideline, requirement or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III) or (b) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender through which Term Loans are issued or maintained or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Class”, when used in reference to any Term Loan or Borrowing, shall refer to whether such Term Loan, or the Term Loans comprising such Borrowing, are Initial Term Loans or Incremental Term Loans that are not Initial Term Loans. In addition, any extended tranche of Term Loans shall constitute a Class of Loans separate from which they were converted.
“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent set forth in Section 4.01 have been satisfied or waived.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean the assets and properties of the Grantors upon which Liens have been granted to the Master Collateral Agent or the Collateral Administrator to secure the Obligations, including without limitation all of the “Collateral” as defined in the Collateral Documents, but excluding all such assets and properties released from such Liens pursuant to the applicable Collateral Document or otherwise constituting Excluded Property.
“Collateral Administrator” shall have the meaning set forth in the first paragraph of this Agreement.
“Collateral Administrator and Master Collateral Agent Fee Letter” shall have the meaning set forth in Section 2.19.
“Collateral Agency and Accounts Agreement” shall mean that certain Collateral Agency and Accounts Agreement dated as of the Closing Date and substantially in the form attached as Exhibit A among the Borrower, each Grantor from time to time party thereto, the Depositary, the Collateral Administrator, each other Senior Secured Debt Representative (as defined therein) from time to time party thereto and the Master Collateral Agent.
“Collateral Custodian” shall mean U.S. Bank, National Association, as account bank with respect to the Term Loan Payment Account and the Term Loan Reserve Account, together with its permitted successors and assigns in such capacity.
“Collateral Documents” shall mean, collectively, any Account Control Agreements, the Security Agreement, the Alaska Security Agreement, each IP Security Agreement, the Collateral Agency and Accounts Agreement, the Cayman Share Mortgages and other agreements, instruments or documents that create or purport to create a Lien in favor of the Master Collateral Agent or the Collateral Administrator for the benefit of the Secured Parties, in each case, so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.
“Collateral Sale” shall mean the Disposition of any Collateral.
“Collection Account” shall mean the account of the Borrower held at the Depositary with the account name: “AS Mileage Plan IP Ltd”, account number: 138110571838, and which account is established and maintained at the Seattle, Washington office of the Depositary and under the control of the Master Collateral Agent pursuant to the Collateral Agency and Accounts Agreement.
“Collections” shall mean, with respect to any Quarterly Reporting Period, the aggregate amount of Transaction Revenues deposited in the Collection Account during such Quarterly Reporting Period. For the avoidance of doubt, (i) Permitted Deposit Amounts and (ii)

any other funds in the Collection Account not constituting Transaction Revenues shall not constitute Collections.
“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR Reference Rate or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Borrower may be appropriate to reflect the adoption and implementation of any such Benchmark Replacement or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Contingent Payment Event” shall mean any indemnity, termination payment or liquidated damages under a Mileage Plan Agreement, an IP Agreement or an Intercompany Agreement.
“Contribution Agreements” shall mean each of the agreements set forth on Schedule 1.01(a) and each other contribution, assignment or transfer agreement entered into after the date hereof pursuant to which Alaska and HoldCo contribute, assign or transfer (i) all of their respective rights, title and interest in and to the Mileage Intellectual Property that each of Alaska and HoldCo, respectively, own or purport to own, or later develop or acquire and own (excluding the Specified Intellectual Property), (ii) all of their respective rights to establish, create, organize, initiate, participate, operate, assist, benefit from, promote or otherwise be involved in or associated with, in any capacity, the Mileage Plan Program or any other customer loyalty miles program or any similar customer loyalty program (other than with respect to a Specified Minority Owned Program or a Permitted Acquisition Loyalty Program), and (iii) all of their respective Assigned Mileage Plan Agreement Rights, in each case, directly or indirectly to the Borrower (it being understood that any such contributed property will be transferred subject to existing third party use rights to such contributed property under the Mileage Plan Agreements).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” shall have the meaning set forth in Section 10.21.
“Cure Amounts” shall have the meaning set forth in Section 2.24.
“Currency” shall mean miles, points and/or other units that are a medium of exchange constituting a convertible, virtual and private currency that is tradable property and that can be sold or issued.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Data IP Licenses” means (a) the HoldCo-to-Alaska Data IP Sublicense and (b) the Borrower-to-HoldCo Data IP License.
“Data Protection Laws” shall mean all laws, rules and regulations applicable to each applicable Loan Party or Subsidiary thereof regarding privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), processing, encryption, security, safeguarding, loss, disclosure and use of Personal Data (including Personal Data of employees, contractors, customers, loan applicants and third parties), On-line Tracking Data, and email and mobile communications, including any approvals or notices required in connection therewith.
“Dated Mileage Plan Member Profile Data” shall mean, as of any date, Mileage Plan Member Profile Data set forth in clauses (d) and (e) of the definition thereof that was generated more than three years before such date.
“Day Count Fraction” shall mean, the actual number of days elapsed over a year of 360 days (or, when the Alternate Base Rate is applicable, a year of 365 days or 366 days in a leap year).
“Debtors” shall have the meaning given to such term in the definition of “Alaska Case Milestones”.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors,

moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Debt Service Coverage Ratio (Senior Debt)” shall mean, with respect to any Determination Date, the ratio obtained by dividing (i) the sum (without duplication) of (x) the aggregate amount of Collections deposited to the Collection Account during the related DSCR Measurement Period and (y) Cure Amounts deposited to the Collection Account on or prior to such Determination Date (and which remain on deposit in the Collection Account on such Determination Date) by (ii) the Semi-Annual Debt Service (Senior Debt) for such Determination Date; provided, however, that any amounts due during a Quarterly Reporting Period but deposited into the Collection Account no later than the Determination Date related to such Quarterly Reporting Period may at the Borrower’s option upon notice to the Master Collateral Agent and the Administrative Agent, be treated as if such amounts were on deposit in the Collection Account as of the end of such Quarterly Reporting Period and if so treated, such amounts shall not be considered Collections for any other Payment Date for purposes of the Debt Service Coverage Ratio (Senior Debt) calculation.
“Debt Service Coverage Ratio (Senior Debt and Junior Debt)” means, with respect to any Determination Date, the ratio obtained by dividing (i) the sum (without duplication) of (x) the aggregate amount of Collections deposited to the Collection Account during the related DSCR Measurement Period and (y) Cure Amounts deposited to the Collection Account during the DSCR Measurement Period (and which remain on deposit in the Collection Account on such Determination Date) by (ii) the Semi-Annual Debt Service (Senior Debt and Junior Debt) for such Determination Date; provided, however, that any amounts due during a Quarterly Reporting Period but deposited into the Collection Account no later than the Determination Date related to such Quarterly Reporting Period may at the Borrower’s option upon notice to the Master Collateral Agent and the Administrative Agent, be treated as if such amounts were on deposit in the Collection Account as of the end of such Quarterly Reporting Period and if so treated, such amounts shall not be considered Collections for any other Payment Date for purposes of the Debt Service Coverage Ratio (Senior Debt and Junior Debt) calculation.
“Debt Service Coverage Ratio Test” shall be satisfied as of any Determination Date if the Debt Service Coverage Ratio (Senior Debt) is not less than (i) for the Determination Dates in April 2025, July 2025 and October 2025, 1.25 to 1.00; (ii) for the Determination Dates in January 2026, April 2026, July 2026 and October 2026, 1.50 to 1.00; and (iii) for any Determination Date thereafter, 1.75 to 1.00; provided that, the Debt Service Coverage Ratio Test shall be deemed to be satisfied on the Determination Date occurring in January 2025.
“Deeds of Undertaking” shall mean (i) the deed of undertaking to be entered into on or about the date hereof among the Borrower, HoldCo, the Master Collateral Agent and Walkers Fiduciary Limited and (ii) the deed of undertaking to be entered into on or about the date hereof among HoldCo, Alaska, the Master Collateral Agent and Walkers Fiduciary Limited.

“Default” shall mean any event that, unless cured or waived, is, or with the passage of time or the giving of notice or both would be an Event of Default.
“Default Interest” shall have the meaning specified in Section 2.08.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean, at any time, any Lender (including any Agent in its capacity as a Lender) that (a) has failed, within two (2) Business Days of the date required to be funded or paid by it hereunder, to fund or pay (x) any portion of the Term Loans or (y) any other amount required to be paid by it hereunder to the Administrative Agent or any other Lender (or its banking Affiliates), (b) has notified the Borrower, Alaska, the Administrative Agent or any other Lender in writing, or has made a public statement (verbally or in writing) to the effect, that it does not intend or expect to comply with any of its funding obligations (i) under this Agreement (unless such notification or public statement states that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied (other than as a result of the action or inaction of such Lender)) or (ii) on or prior to the Closing Date (or with respect to the funding of any Incremental Term Loans, on or prior to such funding date), generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, any other Lender or the Borrower, acting in good faith, to provide a confirmation in writing from an authorized officer or other authorized representative of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Term Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, such other Lender’s or the Borrower’s, as applicable, receipt of such confirmation in form and substance satisfactory to it, the Administrative Agent and the Borrower, or (d) has become, or has had its Parent Company become, the subject of a Bankruptcy Event or a Bail-In Action. If the Administrative Agent determines that a Lender is a Defaulting Lender under any of clauses (a) through (d) above, such Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.
“Depositary” shall mean Bank of America, N.A. in its capacity as Depositary for all Priority Lien Debt under the Collateral Agency and Accounts Agreement.
“Determination Date” shall mean, with respect to any Quarterly Reporting Period, the Payment Date occurring in the immediately succeeding fiscal quarter, unless an Early Amortization Period is in effect as of the last day of such Quarterly Reporting Period, in which case it shall mean the third Business Day preceding such Payment Date.

“Direct IP License” means that certain Intellectual Property (Direct) License Agreement, dated on or prior to the Closing Date and in the form attached as Exhibit G-3, between the Borrower, as licensor, and Alaska, as licensee.
“Direction of Payment” shall mean a notice to each counterparty of a Mileage Plan Agreement (other than the Intercompany Agreement), substantially in the form of Exhibit F, which shall include instructions to such counterparties to pay all amounts due to Alaska, the Borrower or any of their respective Affiliates under the applicable Mileage Plan Agreement directly to the Collection Account.
“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“DSCR Measurement Period” means, with respect to any Determination Date, the period comprised of (a) the most recently completed Quarterly Reporting Period and (b) the Quarterly Reporting Period immediately preceding such most recently completed Quarterly Reporting Period.
“Disqualified Lender” shall mean (a) any Person identified by Alaska in writing to the Administrative Agent on or prior to the Closing Date and (b) any Person that is or becomes a competitor of Alaska or the Borrower or is a vendor or manufacturer in respect of Alaska or the Borrower and, in each case, is designated by Alaska as such in a writing provided to the Administrative Agent prior to or after the Closing Date, including, in each case, reasonably identifiable (solely on the basis of name) Affiliates thereof.
“Dollars” and “$” shall mean lawful money of the United States of America.
“DOT” shall mean the United States Department of Transportation and any successor thereto.
“Early Amortization Cure” shall be deemed to occur on, (a) in the case of an Early Amortization Event that arises under clause (a) of the definition thereof, earlier of (i) the date Cure Amounts related to the Early Amortization Event have been deposited to the Collection Account and (ii) the first day of the Quarterly Reporting Period following the Quarterly Reporting Period related to the Determination Date on which the Debt Service Coverage Ratio is satisfied, (b) in the case of an Early Amortization Event that arises under clause (b) of the definition thereof, the date on which the balance in the Term Loan Reserve Account is at least equal to the Term Loan Reserve Account Required Balance, (c) in the case of an Early Amortization Event under clause (c) or clause (d) of the definition thereof, the date that no Event of Default under this Agreement or “Event of Default” under and as defined in any other Senior Secured Debt Document, as applicable, shall exist or be continuing.
“Early Amortization Event” shall mean the occurrence of any of the following events:

(a)    the Debt Service Coverage Ratio Test is not satisfied on the related Determination Date as set forth in the report to be delivered pursuant to Section 5.01(d);
(b)    the balance in the Term Loan Reserve Account is less than the Term Loan Reserve Account Required Balance on any Payment Date after giving effect to the deposits set forth in Section 2.10(b) hereof on such Payment Date;
(c)    the Borrower has received written notice or has actual knowledge that an Event of Default shall have occurred; or
(d)    the Borrower has received written notice or has actual knowledge that a Senior Secured Debt Event of Default shall have occurred under any other Senior Secured Debt Document.
“Early Amortization Payment” shall mean, with respect to any Payment Date, if an Early Amortization Period was in effect as of the last day of the most recently completed Quarterly Reporting Period, an amount equal to the lesser of:
(i)     50% of the excess of:
(A)     the Term Loans’ Pro Rata Share of the sum of (1) the aggregate amount of Collections received in the Collection Account during such Quarterly Reporting Period minus (2) if such Early Amortization Period was not in effect on the first day of such Quarterly Reporting Period, the aggregate amount of Collections received in the Collection Account during such Quarterly Reporting Period prior to the first day of such Early Amortization Period plus (3) any Cure Amounts attributable to such Quarterly Reporting Period deposited in the Collection Account on or prior to the related Determination Date, over
(B)     the amount as most recently estimated by Alaska to be distributed pursuant to Section 2.10(b)(i) through (viii) on the related Payment Date;
and
(ii)     the amount necessary to pay the outstanding principal balance of the Term Loans (and accrued interest thereon) in full; provided that, in each case, if an Early Amortization Cure has occurred on or prior to such Payment Date or the Early Amortization Period is otherwise no longer in effect as of such Payment Date, the “Early Amortization Payment” with respect to such Payment Date shall be zero.
“Early Amortization Period” shall mean the period commencing on the occurrence of an Early Amortization Event, and ending on the earlier of (a) the date (if any) on which the Early Amortization Cure is consummated and (b) the date all Obligations (other than contingent obligations not due and owing) have been paid in full in cash.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of $1,000,000,000, (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein or invests therein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, (c) any Lender or any Affiliate of any Lender, (d) an Approved Fund of any Lender, (e) any other Person (other than a Defaulting Lender, Disqualified Lender or natural Person or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of natural persons or any Affiliates of the foregoing) reasonably satisfactory to the Administrative Agent and, so long as no Event of Default under Section 7.01(b), 7.01(f), 7.01(g) or 7.01(o) has occurred and is continuing, the Borrower and (f) solely with respect to assignments of Term Loans and solely to the extent permitted pursuant to Section 10.02(g), the Borrower; provided that, no Defaulting Lender or Disqualified Lender shall constitute an “Eligible Assignee”, in each case unless otherwise consented by the Borrower, provided further that no natural person or, except as provided in clauses (e) and (f) above, no subsidiary of Alaska shall constitute an “Eligible Assignee”.
“Eligible Deposit Account” shall mean (a) a segregated deposit account maintained with a depository institution or trust company whose short term unsecured debt obligations are rated at least, if rated by S&P, A-1 by S&P, if rated by Moody’s, P-1 by Moody’s, and, if rated by Fitch, F-1 by Fitch, (b) a segregated account which is maintained with a depository institution or trust company whose long term unsecured debt obligations are rated at least, if rated by S&P, A by S&P, if rated by Moody’s, A2 by Moody’s and, if rated by Fitch, BBB- by Fitch or (c) a segregated trust account maintained in the corporate trust department of a federally or state chartered depository institution whose long-term unsecured debt obligations are rated at least, if rated by S&P, A by S&P, if rated by Moody’s, A2 by Moody’s and, if rated by

Fitch, BBB- by Fitch, subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. §9.10(b) in effect on the date hereof.
“Environmental Laws” shall mean all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release or threatened Release of, or the exposure of any human (including employees) to, any Hazardous Materials.
“Environmental Liability” shall mean any liability (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring or costs, fines or penalties) resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (whether direct or indirect), share capital in an exempted company, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Alaska, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.
“Escrow Accounts” shall mean accounts of Alaska or any Subsidiary, solely to the extent any such accounts hold funds set aside by Alaska or any Subsidiary to manage the collection and payment of amounts collected, withheld or incurred by Alaska or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges; (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees; (c) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes; (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities; (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law); (f) other funds held in trust for, or otherwise pledged to or segregated for the benefit of, an identified beneficiary; or (g) accounts, capitalized interest accounts, debt service reserve accounts, escrow accounts and other similar accounts or funds established in connection with the ARB Indebtedness.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning given such term in Section 7.01.
“Excess Disposition Proceeds” shall have the meaning set forth in Section 2.12(c)
“Excess Proceeds” shall have the meaning set forth in Section 2.12(b).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Intellectual Property” shall mean all (a) Intellectual Property other than the Mileage Plan Intellectual Property and (b) Alaska Traveler Related Data.
“Excluded Property” has (a) with respect to Collateral granted by an SPV Party, the meaning set forth in the Security Agreement, and (b) with respect to Collateral granted by Alaska, the meaning set forth in the Alaska Security Agreement.
“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower or any Guarantor hereunder or under any Loan Document, (a) any Taxes imposed on (or measured by) its net income, gross receipts, profits or capital (in each case, however denominated), and any franchise or similar Taxes, imposed by the United States of America or any political subdivision thereof or by any jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which it conducts or is deemed to conduct business (other than solely as a result of the transactions contemplated herein) or, in the case of any Lender, in which its applicable lending office is located, (b) any Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such recipient’s having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Loan Document, or sold or assigned an interest in this Agreement or any Loan Document), (c) any Taxes caused by such Person’s gross negligence or willful misconduct or any breach of such Person’s obligations contained herein, (d) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (e) in the case of a Lender, any withholding Tax or gross income Tax that is imposed on amounts payable to or for the account of such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except, and then only to the extent that, such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.16(a), (f) any withholding Tax that is attributable to such recipient’s failure to deliver the documentation described in Section 2.16(f), 2.16(g), 2.16(h), or 2.16(k) and (g) any withholding Tax that is imposed by reason of FATCA.
“Extended Term Loan” shall have the meaning set forth in Section 2.28(a)(ii).
“Extension” shall have the meaning set forth in Section 2.28(a).
“Extension Amendment” shall have the meaning set forth in Section 2.28(d).
“Extension Offer” shall have the meaning set forth in Section 2.28(a).
“Extension Offer Date” shall have the meaning set forth in Section 2.28(a)(i).
“Extraordinary Resolution” has the meaning ascribed to such term in the Specified Organization Documents of each SPV Party, as applicable.
“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.
“Facility” shall mean each of the Term Loan Commitments and the Term Loans made thereunder.
“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of Alaska or Parent (unless otherwise provided in this Agreement); provided that any such officer of Alaska or Parent shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any amended or successor provisions that are similar thereto and not materially more onerous to comply with, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing any of the foregoing (together with any Requirement of Law implementing such agreement involving any U.S. or non-U.S. regulations, fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement or official guidance).

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” shall have the meaning set forth in Section 2.19.
“Fees” shall collectively mean the fees referred to in Section 2.19.
“Finance Lease Obligation” shall mean, as applied to any Person, an obligation that is required to be accounted for as a finance or capital lease (and not an operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a finance or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Fitch” shall mean Fitch Ratings, Inc., also known as Fitch Ratings, and its successors.
“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“Fraudulent Transfer Laws” shall have the meaning set forth in Section 2.05(a).
“FSHCO” shall mean any Subsidiary substantially all the assets of which consist of equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more (a) CFCs and/or (b) other Subsidiaries substantially all the assets of which consist (directly or indirectly) of equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more CFCs; provided that no SPV Party shall be considered to be a FSHCO.
“GAAP” shall mean generally accepted accounting principles in the United States of America, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.
“Grantor” shall mean each Loan Party that shall at any time pledge Collateral under a Collateral Document.
“GS” shall have the meaning set forth in the first paragraph of this Agreement.
“Guarantee” means a guarantee (other than (a) by endorsement of negotiable instruments for collection or (b) customary contractual indemnities, in each case in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).
“Guaranteed Obligations” shall have the meaning given such term in Section 9.01(a).
“Guarantors” shall have the meaning set forth in the first paragraph of this Agreement.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature that are regulated as hazardous pursuant to, or, due to their hazardous qualities, could reasonably be expected to give rise to liability under any Environmental Law.
“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under:
(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.
“HoldCo” shall have the meaning set forth in the first paragraph of this Agreement.
“HoldCo-to-Alaska Data IP Sublicense” shall mean that certain Intellectual Property (Data) Sublicense Agreement, dated on or prior to the Closing Date and in the form attached as Exhibit G-1, between HoldCo, as licensor, and Alaska, as licensee.
“Increase Effective Date” shall have the meaning set forth in Section 2.27(a).
“Increase Joinder” shall have the meaning set forth in Section 2.27(c).
“Incremental Commitments” shall have the meaning set forth in Section 2.27(a).
“Incremental Lender” shall have the meaning set forth in Section 2.27(a).
“Incremental Term Loans” shall have the meaning set forth in Section 2.27(a).
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)    in respect of borrowed money;
(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)    in respect of banker’s acceptances;
(4)    representing Capital Lease Obligations;
(5)    representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business; or
(6)    representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 – Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payments made by the Borrower or any Guarantor under this Agreement or any other Loan Document.
“Indemnitee” shall have the meaning given such term in Section 10.04(b).
“Indenture” shall have the meaning set forth in the Collateral Agency and Accounts Agreement.
“Independent Director” shall mean, at any time with respect to any SPV Party, a director of such SPV Party that (1)(a) is appointed as Independent Director on the Closing Date and satisfies the Independent Director Criteria at such time or (b) is an Approved Replacement Independent Director that has been selected by the ordinary shareholder(s) of such SPV Party and (2) is a duly appointed “Independent Director” under and as defined in the constitutional documents of such SPV Party.
“Independent Director Criteria” shall mean criteria that shall be satisfied only in respect of a natural person that (a) is a director who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience; (b) either is approved by both Alaska and the Administrative Agent or is provided by a company nationally recognized in the United States or the Cayman Islands for providing professional independent managers, that is not an Affiliate of any Loan Party or the Master Collateral Agent and that provides professional independent managers or directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director; and (c) is not, and has never been, and will not while serving as Independent Director be, any of the following: (i) a member, partner, equityholder, manager, director, officer or employee of the Borrower or any of its equityholders, the Master Collateral Agent or any Affiliates of the foregoing (other than (A) equity ownership in Alaska which (x) constitutes an immaterial amount of Alaska stock and (y) is not material to the net worth of such Independent Director or (B) as an Independent Director of any SPV Party or any other Affiliate of the Borrower that is required by a creditor to be a single purpose bankruptcy-remote entity, provided that such Person either is approved by the Administrative Agent or is employed by a company that routinely provides professional independent managers or directors); (ii) a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Master Collateral Agent or any of their respective equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and other corporate services to the Borrower, the Master Collateral Agent or any of their respective equityholders or Affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any of clause (i), (ii) or (iii) above.
“Initial Lenders” shall mean each Lender having a Term Loan Commitment for an Initial Term Loan or, as the case may be, an outstanding Initial Term Loan.
“Initial Term Loan” shall have the meaning given such term in Section 2.01.
“Intellectual Property” shall mean all issued patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, brand names, trade dress, registered copyrights and applications for registration of copyrights, Trade Secrets, domain names, social media accounts and other intellectual property, whether registered or unregistered, including unregistered copyrights in software and source code and applications to register any of the foregoing.
“Intercompany Agreements” shall mean all currently existing or future agreements between Alaska and its Subsidiaries governing (a) the sale, transfer or redemption of Miles, or (b) the provision of services by Alaska or any of its Subsidiaries to the Borrower in connection with the Mileage Plan Program including: the Intercompany Agreement, dated as of the Closing Date, between Alaska and the Borrower, which, for the avoidance of doubt, is the only Intercompany Agreement in effect on the Closing Date.
“Intercreditor Agreement” shall mean any Junior Lien Intercreditor Agreement and the Collateral Agency and Accounts Agreement.
“Interest Distribution Amount” shall mean, with respect to each Payment Date, the sum for each Class of Term Loans of the amount equal to (a) the product of (i) the applicable Interest Rate for the related Interest Period, multiplied by (ii) the Day Count Fraction, multiplied by (iii) the outstanding principal amount of Term Loans of such Class as of the first day of the related Interest Period, plus (b) any unpaid Interest Distribution Amounts in respect thereof from prior Payment Dates plus, to the extent permitted by law, interest thereon at the applicable Interest Rate for each day such unpaid amount was outstanding during the related Interest Period.
“Interest Period” shall mean for each Payment Date, the three-month (if applicable) period from and including the Payment Date immediately preceding such Payment Date (or, with respect to the initial Payment Date, the Closing Date) to but excluding such Payment Date.
“Interest Rate” shall mean the rate of interest applicable to each Term Loan as set forth in Section 2.07(a), as such rate may be modified by Section 2.08 or Section 2.09.
“Investment Grade” shall mean a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); a rating of Baa3 or better by Moody’s

(or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).
“Investments” shall mean, with respect to any Person, all direct or indirect investments made from and after the Closing Date by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances (but excluding advance payments and deposits for goods and services and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“IP Agreements” shall mean (a) the Contribution Agreements, (b) the IP Licenses, (c) the IP Management Agreement, and (d) each other contribution agreement, license or sublicense related to the Mileage Plan Intellectual Property that is required to be entered into after the Closing Date pursuant to the terms of the Loan Documents and mutually specified as an “IP Agreement”.
“IP Licenses” shall mean (a) the Data IP Licenses and (b) the Direct IP License.
“IP Management Agreement” shall mean that certain Management Agreement, dated the Closing Date and substantially in the form of Exhibit H hereto, among the Borrower, the IP Manager and the Master Collateral Agent pursuant to which the IP Manager will provide certain services to the Borrower with respect to Mileage Plan Intellectual Property.
“IP Manager” shall mean Alaska (or any of its affiliates to the extent a permitted successor or assign), in its capacity as IP Manager under the IP Management Agreement, or any Successor Manager (as such term is defined under the IP Management Agreement).
“IP Security Agreements” shall have the meaning set forth in the Security Agreement.
“Junior Lien Debt” shall mean, any Indebtedness owed to any other Person, so long as (i) such Indebtedness is expressly subordinated in right of payment to the Priority Lien Debt in the agreement, indenture or other instrument governing such Indebtedness and in a Junior Lien Intercreditor Agreement, (ii) the Liens on the Collateral securing such Indebtedness are subordinated to the Liens on the Collateral securing the Term Loans, and such Indebtedness of the Loan Parties shall be subordinated to the Term Loans, in each case pursuant to a Junior Lien Intercreditor Agreement, (iii) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the existing Term Loans, (iv) the maturity date for such Indebtedness shall be at least 91 days after the Latest Maturity Date, and (v) the terms and conditions governing such Indebtedness of the Loan Parties shall (a) be reasonably acceptable to the Administrative Agent or (b) not be materially more restrictive, when taken as a whole, on the SPV Parties (as determined in good faith by the Borrower), than the terms of the then-outstanding Term Loans (except for (x) terms that are conformed (or added) in the Loan Documents for the benefit of the Lenders holding then-outstanding Term Loans pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Borrower and the Administrative Agent, (y) covenants, events of default and guarantees applicable only to periods after the Latest Maturity Date (as of the date of the incurrence of such Junior Lien Debt) and (z) pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Lenders under the then-outstanding Term Loans, receive the benefit of such more restrictive terms; provided that (A) in no event shall such Indebtedness be subject to events of default, mandatory prepayment or acceleration resulting (either directly or through a cross-default or cross-acceleration provision) from the occurrence of any event described in the definition of “Alaska Bankruptcy Event” (or the occurrence of any such event with respect to any Subsidiary of Alaska other than any SPV Party) except on the same terms as the then-outstanding Term Loans and (B) any such Indebtedness shall include separateness provisions regarding each SPV Party substantially similar to the provisions of Section 5.07.
“Junior Lien Debt Documents” shall mean any documents, instruments, notes, credit agreements, purchase agreements or other agreements entered into in connection with the incurrence or issuance of any Junior Lien Debt.
“Junior Lien Secured Amortization Amount” means, with respect to any Payment Date, the sum of the “Scheduled Principal Amortization Amounts” (as such term, or such similar or analogous term, is defined in the other applicable Junior Lien Debt Documents) that will be due on such Payment Date for each series of Junior Lien Debt (but excluding, for the avoidance of doubt, any balloon or bullet payments of all or substantially all of the principal amount thereof at final maturity thereof).
“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date of any then-outstanding Term Loan or of any other Priority Lien Debt.
“Lead Arrangers” shall mean, collectively, Bank of America, N.A., Citibank, N.A., Morgan Stanley Senior Funding, Inc., Goldman Sachs Bank USA, Barclays Bank plc, BNP Paribas Securities Corp., U.S. Bank National Association and Loop Capital Markets LLC.
“Lenders” shall have the meaning set forth in the first paragraph of this Agreement.
“Lien” shall mean (a) any mortgage, deed of trust, pledge, deed to secure debt, hypothecation, security interest, easement (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-ways, reservations, encroachments, zoning and other land use restrictions, claim or any other title defect, lease, encumbrance, restriction, lien or charge of any kind whatsoever and (b) the interest of a vendor or a lessor under any conditional sale, capital lease or other title retention agreement (or any Finance Lease Obligations having substantially the same economic effect as any of the foregoing, but in any event not in respect of any Non-Finance Lease Obligations).

“Loan Documents” shall mean this Agreement, the Collateral Documents, the Fee Letter, any promissory notes executed in favor of a Lender and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by any Loan Party to the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or any Lender.
“Loan Parties” shall mean the Borrower and the Guarantors.
“Loan Request” shall mean a request by the Borrower, executed by a Responsible Officer of the Borrower, for a Term Loan in accordance with Section 2.03 in substantially the form of Exhibit D.
“Loyalty Program” shall mean any customer loyalty program available to individuals (i.e., natural persons) that grants members in such program Currency based on a member’s purchasing behavior and that allows a member to accrue and redeem such Currency for a benefit or reward, including flights and/or other goods and services. For clarity, Alaska’s lounges or clubs and any memberships related thereto shall not constitute, and shall not be deemed to constitute, “Loyalty Programs.”
“LTV Ratio” means each of the LTV Ratio (Senior Debt) or the LTV Ratio (Senior Debt and Junior Debt), as the context may require.
“LTV Ratio (Senior Debt)” means, on any date, the ratio (expressed as a percentage) equal to (a) the aggregate principal amount of Senior Secured Debt outstanding on such date, divided by (b) the value of the Collateral determined pursuant to the most recent Appraisal submitted to the Administrative Agent and the Master Collateral Agent in accordance with the terms hereof (including any additional Appraisal submitted to the Administrative and the Master Collateral Agent in accordance with the terms hereof).
“LTV Ratio (Senior Debt and Junior Debt)” means, on any date, the ratio (expressed as a percentage) equal to (a) the sum of (1) the aggregate principal amount of Senior Secured Debt outstanding on such date and (2) the aggregate principal amount of Junior Lien Debt outstanding on such date, divided by (b) the value of the Collateral determined pursuant to the most recent Appraisal submitted to the Administrative Agent and the Master Collateral Agent in accordance with the terms hereof (including any additional Appraisal submitted to the Administrative and the Master Collateral Agent in accordance with the terms hereof).
“Master Collateral Agent” shall mean U.S. Bank Trust Company, National Association in its capacity as Master Collateral Agent under the Loan Documents.
“Material Adverse Change” shall mean any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” shall mean a material adverse effect on (a) the consolidated business, operations or financial condition of Parent and its Subsidiaries, taken as a whole, (b) the validity or enforceability of the Loan Documents or the rights or remedies of the Secured Parties, (c) the ability of the Borrower to pay the Obligations, (d) the validity, enforceability or collectability of the Material Mileage Plan Agreements, the IP Licenses or the Contribution Agreements generally or any material portion of the Material Mileage Plan Agreements, the IP Licenses or the Contribution Agreements, taken as a whole, (e) the business and operations of the Mileage Plan Program or (f) the ability of the Loan Parties to perform their material obligations under the IP Agreements, the Alaska Intercompany Loan or the Material Mileage Plan Agreements to which it is a party; provided, that no condition or event that has been disclosed in the public filings for Parent or Alaska on or prior to the Closing Date shall be considered a “Material Adverse Effect” hereunder.
“Material Indebtedness” shall mean Indebtedness of any Loan Party (other than the Term Loans) outstanding under the same agreement in a principal amount exceeding $200,000,000.
“Material Mileage Plan Agreements” shall mean (a) each Intercompany Agreement, (b) the Bank of America Co-Branded Agreements, together with the related Bank of America Co-Branded Consent, (c) each Permitted Replacement Mileage Plan Agreement, and (d) as of any date, each other Mileage Plan Agreement that generated Transaction Revenues equal to 25% or more of Transaction Revenues from Mileage Plan Agreements received over the twelve months prior to such date, in each case, as amended, restated, supplemented, or otherwise modified from time to time as permitted by the Loan Documents.
“Material Modification” shall mean:
(1)     any amendment or waiver of, or modification or supplement to, a Material Mileage Plan Agreement (other than the Intercompany Agreements) executed or effected on or after the Closing Date which: (a) extends, waives, delays or contractually or structurally subordinates one or more payments due to any Loan Party with respect to such Material Mileage Plan Agreement; (b) reduces the rate or amount of payments due to any Loan Party with respect to such Material Mileage Plan Agreement; (c) gives any Person other than Loan Parties party to such Material Mileage Plan Agreement additional or improved termination rights with respect to such Material Mileage Plan Agreement; (d) shortens the term of such Material Mileage Plan Agreement or expands or improves any counterparty’s rights or remedies following a termination; or (e) imposes new financial obligations on any Loan Party under such Material Mileage Plan Agreement, in each case, to the extent such amendment, waiver, modification or other supplement would reasonably be expected to result in a Payment Material Adverse Effect; and
(2)     any amendment or waiver of, or modification or supplement to, an Intercompany Agreement or the Alaska Intercompany Loan which: (a) sets or shortens the scheduled maturity or term of any Intercompany Agreement to a date earlier than the Latest Maturity Date then in effect, (b) (i) sets or shortens the scheduled maturity of the Alaska Intercompany Loan to a date earlier than the Latest Maturity Date then in effect, (ii) changes the obligor on the Alaska Intercompany Loan, or (iii) reduces the outstanding principal amount of the Alaska Intercompany Loan held by Loyalty Co to be less than the aggregate outstanding principal amount of the Senior Secured Debt outstanding, (iv) changes the ability of Alaska to repay the Alaska Intercompany Loan or the payee under the Alaska Intercompany Loan to demand payment in a manner that would result in the outstanding principal amount of the Alaska Intercompany Loan held by Loyalty Co to be less than the aggregate outstanding principal amount of the Senior Secured Debt outstanding, (c) amends, modifies or otherwise changes the EBITDA Margin for Miles payments payable by Alaska to the Borrower as specified in Section 3.3 of the Intercompany Agreement (including changes to the definitions of “EBITDA Margin” and “Excluded Miles” in the Intercompany Agreement or Exhibit 1 to the Intercompany Agreement) in a manner reducing the amount payable to the Borrower or reduces the frequency of payments under any Intercompany Agreement to be less frequent than monthly, (d) amends, modifies or otherwise changes the calculation or rate of fees, expenses or termination payments due and owing under the Intercompany Agreement except to the extent addressed in clause (c) above, in a manner reducing the amount owed to the Borrower, (e) changes the contractual subordination of payments thereunder in a manner materially adverse to the Lenders, (f) changes the ability for the Master Collateral Agent to demand payment under the Alaska Intercompany Loan, (g) permits payments due to the Borrower to be deposited to an account other than the Collection Account, (h) changes the amendment standards applicable to such agreement (other than changes affecting rights of the Administrative Agent or the Master Collateral Agent to consent to amendments, which is covered by clause (i)), (i) materially impairs the rights of the Administrative Agent or the Master Collateral Agent to enforce or consent to amendments to any provisions of any such agreement in accordance therewith, (j) changes Section 2.3 of the Intercompany Agreement such that the Borrower no longer has the exclusive right to issue and create Miles (other than those attributable to any arrangement or transaction with any non-airline third parties) with respect to the Mileage Plan (provided that, for the avoidance of doubt, Alaska shall be permitted to credit or transfer Miles purchased and/or transferred from the Borrower to Alaska’s customers and counterparties to any Mileage Plan Agreement, Alaska Airline Business Agreement or Retained Agreement) or (k) amends, modifies or otherwise changes Section 2.1 of the Intercompany Agreement in any manner that materially and adversely affects the Borrower’s ability to perform its obligations under the Mileage Plan Agreements or any other agreement related to the Mileage Plan Program, and in the case of clauses (c), (d), (f) and (h) if the amendment, waiver, modification or supplement would reasonably be expected to cause a Payment Material Adverse Effect (provided that in the case of clause (c), any change to the 20% EBITDA Margin or to the inclusion of redemption cost or operating expense in EBITDA Margin will not be subject to a Payment Material Adverse Effect qualification).
Notwithstanding anything to the contrary in this definition, the entrance into a Permitted Replacement Mileage Plan Agreement shall not constitute a Material Modification.
“Mileage Plan Agreements” shall mean all currently existing, future and successor co-branding, partnering or similar agreements related to or entered into in connection with the Mileage Plan Program including each Material Mileage Plan Agreement, but excluding (i) agreements used to operate the airline business of Parent and its Subsidiaries that, even if used in connection with the Mileage Plan Program, would be used to operate the airline business of Parent and its Subsidiaries in the absence of a Loyalty Program (it being agreed that the agreements set forth in clause (i) shall not include any credit card co-branding, partnering or similar agreements) (“Alaska Airline Business Agreements”) and (ii) any Retained Agreements.
“Mileage Plan Customer Data” shall mean all data owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by Alaska or the Borrower and used, generated or produced as part of the Mileage Plan Program, including all of the following: (a) a list of all members of the Mileage Plan Program; and (b) the Mileage Plan Member Profile Data for each member of the Mileage Plan Program, but excluding Alaska Traveler Related Data.
“Mileage Plan Customer Database” shall have the meaning given to such term in Section 4.03(b).
“Mileage Plan Intellectual Property” shall mean (a) Mileage Plan Customer Data, (b) the proprietary source code set forth on Schedule 1.01(c), (c) the registered trademarks and trademark applications set forth on Schedule 1.01(c), (d) the issued patents and patent applications set forth on Schedule 1.01(c), (e) the registered copyrights set forth on Schedule 1.01(c), and (f) other data, proprietary source code, registered trademarks, issued patents, registered copyrights and applications for the foregoing, in each case, that are owned or purported to be owned by Alaska or its Subsidiaries and are used in the Mileage Plan Program and which are required to be contributed to the Borrower from time to time as set forth in Section 5.06 of this Agreement. For the avoidance of doubt, the Mileage Plan Intellectual Property shall exclude all Airlines Business Intellectual Property.
“Mileage Plan Member Profile Data” shall mean, with respect to each member of the Mileage Plan Program, such member’s (a) name, mailing address, email address, and phone numbers, (b) communication and promotion opt-ins, (c) total miles balance, (d) third party engagement history, (e) accrual and redemption activity, (f) Mileage Plan Program account number, and (g) annual member status (e.g., MVP, etc.); provided, that clauses (b) through (e) shall exclude Alaska Traveler Related Data.
“Mileage Plan Program” shall mean any Loyalty Program which is operated, owned or controlled, directly or indirectly by the Borrower, Alaska or any of its subsidiaries, or principally associated with the Borrower, Alaska or any of its subsidiaries, as in effect from time to time, whether under the “Mileage Plan” name or otherwise, in each case including any successor program but excluding any Permitted Acquisition Loyalty Program and any Specified Minority Owned Program.
“Mileage Plan Revenues” shall mean, with respect to any period, the aggregate amount of payments in cash paid to Parent or any of its Subsidiaries that is attributable to the

Mileage Plan Program during such period (including any cash revenue attributable to the Retained Agreements and the Intercompany Agreements).
“Miles” shall mean the Currency under the Mileage Plan Program.
“Minimum Extension Condition” shall have the meaning given such term in Section 2.28(c).
“Moody’s” shall mean Moody’s Investors Service, Inc., together with its successors.
“Net Proceeds” means (a) with respect to any Collateral Sale, Recovery Event or Contingent Payment Event, the aggregate cash proceeds and Cash Equivalents received by Alaska or any of its Subsidiaries in respect thereof, net of: (i) the direct costs and expenses relating to such Collateral Sale, Recovery Event or Contingent Payment Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Collateral Sale, Recovery Event or Contingent Payment Event, taxes paid or payable as a result of the Collateral Sale, Recovery Event or Contingent Payment Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; and (ii) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP; and (b) with respect to any issuance or incurrence of Indebtedness (including Qualifying Note Debt or Permitted Pre-paid Miles Purchases), the cash proceeds thereof, net of (i) any fees, underwriting discounts and commissions, premiums, and other costs and expenses incurred in connection with such issuance and (ii) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses, and brokerage, consultant, accountant, and other customary fees.
“Non-Consenting Lender” shall have the meaning set forth in Section 10.08.
“Non-Control Investment” means an investment in an airline in which Alaska does not possess, directly or indirectly, (a) more than 50% of the voting power of the ownership interests of such airline or the entity that operates any Loyalty Program thereof or (b) the ability to appoint a majority of the members of the Board of Directors (or equivalent governing body) of such airline or the entity that operates the loyalty program thereof.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Non-Extending Lender” shall have the meaning set forth in Section 10.08.
“Non-Finance Lease Obligations” shall mean a lease obligation that is not required to be accounted for as a finance or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. An operating lease shall be considered a Non-Finance Lease Obligation.
“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loans and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization, restructuring, liquidation (including provisional liquidation), winding up or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the Term Loans, and all other obligations and liabilities of the Borrower to any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to any Agent or any Lender that are required to be paid by the Borrower pursuant hereto or under any other Loan Document) or otherwise.
“Officer” shall mean, (i) with respect to any Loan Party other than Alaska, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Director, any Manager, any Managing Member or any Vice-President of such Person and (ii) with respect to Alaska or Parent, its respective chief executive officer, president, chief financial officer, treasurer, assistant treasurer, vice president, controller, chief accounting officer, secretary or assistant secretary, but in any event, with respect to financial matters, its respective chief financial officer, treasurer, assistant treasurer, controller or chief accounting officer.
“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower (or such other applicable Person) by an Officer of the Borrower (or such other applicable Person), respectively.
“On-line Tracking Data” shall mean any information or data collected in relation to on-line activities that can reasonably be associated with a particular user or computer or other device.
“ordinary course of business” shall mean with respect to Parent or any of its Subsidiaries, (a) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of, Parent and its Subsidiaries, as applicable, (b) customary and usual in the commercial airline industry in the United States or (c) consistent with the past or current practice of one or more commercial air carriers in the United States.
“Other Taxes” shall mean any and all present or future stamp, mortgage, intangible, recording, filing or documentary taxes or any other similar taxes, similar charges or similar levies arising from any payment made under this Agreement or any Loan Document or from the execution, performance, delivery, registration of or enforcement of this Agreement or any other Loan Document excluding, in each case, (a) any such Tax resulting from an

Assignment and Acceptance or transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Loan Document (an “Assignment Tax”) but only if (i) such Assignment Tax is imposed as a result of a present or former connection of the assignor or assignee with the jurisdiction imposing such Assignment Tax (other than any connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Loan Documents or sold or assigned an interest in any Term Loan or Loan Documents or any transactions contemplated thereby) and (ii) such Assignment Tax does not arise as a result of an assignment (or designation of a new applicable lending office) pursuant to a request by the Borrower under Section 2.18 and (b) any Excluded Taxes.
“Parent Change of Control” shall mean the occurrence of any of the following:
(a)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries, taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) (other than Parent or any of its Subsidiaries;
(b)    the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (measured by voting power rather than number of shares), other than, in the case of clause (a) above or this clause (b),
(i)    any such transaction where the Voting Stock of Parent (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such Person or Beneficial Owner (measured by voting power rather than number of shares) or
(ii)    any sale, transfer, conveyance or other disposition to, or any merger or consolidation of Parent with or into any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case under this clause (B), if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares).
For the avoidance of doubt, neither any Airline/Parent Merger nor any Airlines Merger will be a Parent Change of Control under this Agreement.

“Parent Change of Control Triggering Event” means the occurrence of both a Parent Change of Control and a Rating Decline.
“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning given to such term in Section 10.02(d).
“Participant Register” shall have the meaning given to such term in Section 10.02(d).
“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 and any subsequent legislation that amends or supplements such Act or any subsequent legislation that supersedes such Act.
“Payment Date” shall mean (a) the 20th calendar day of January, April, July and October of each year, or if such day is not a Business Day, the next succeeding Business Day, commencing January 20, 2025 and (b) the Termination Date.
“Payment Date Statement” shall mean a written statement substantially in the form attached hereto as Exhibit B, setting forth (i) in reasonable detail, compliance with the Debt Service Coverage Ratio Test as of the last day of the most recently completed Quarterly Reporting Period and (ii) the amounts to be paid pursuant to Section 2.10(b) on the related Payment Date.
“Payment Material Adverse Effect” shall mean a material adverse effect on (a)  the ability of the Borrower to pay the Obligations, (b) the validity or enforceability of the Loan Documents or the rights or remedies of the Secured Parties, or (c) the validity, enforceability or collectability of the Mileage Plan Agreements, the IP Licenses or the Contribution Agreements generally or any material portion of the Mileage Plan Agreements, the IP Licenses or the Contribution Agreements, taken as a whole; provided that no condition or event that has been disclosed in the public filings for Parent or its Subsidiaries on or prior to the Closing Date shall be considered a “Payment Material Adverse Effect” hereunder.
“Payroll Accounts” shall mean depository accounts used only for payroll.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.
“Permitted Acquisition Loyalty Program” shall mean a Loyalty Program owned, operated or controlled, directly or indirectly by a Specified Acquisition Entity or any of its Subsidiaries, or principally associated with such Specified Acquisition Entity or any of its Subsidiaries so long as: (1) the Specified Acquisition Entity’s Loyalty Program is operated so that it is not more competitive, taken as a whole, than the Mileage Plan Program (as determined by Alaska in good faith), (2) Alaska does not take any action that would reasonably be expected to materially disadvantage the Mileage Plan Program relative to the Specified Acquisition Entity’s Loyalty Program, (3) no members of the Mileage Plan Program are targeted for membership in the Specified Acquisition Entity’s Loyalty Program; provided that this clause (3) shall not prohibit general advertisements, promotions or similar general marketing activities related to the Specified Acquisition Entity, (4) except as attributable to market or business conditions as determined in good faith by Alaska, Alaska will devote substantially similar resources to the Mileage Plan Program, including to Alaska distribution and marketing channels, as were applicable immediately prior to the consummation of the acquisition of the Specified Acquisition Entity; and (5) Alaska does not announce to the public, the members of the Mileage Plan Program or the members of the Specified Acquisition Entity’s Loyalty Program that the Specified Acquisition Entity’s Loyalty Program is the primary Loyalty Program for Alaska.
“Permitted Business” shall mean, (a) with respect to Parent and its Subsidiaries, any business that is similar, or reasonably related, ancillary, supportive or complementary to, or any reasonable extension of the businesses in which Parent and its Subsidiaries are engaged on the Closing Date, and (b) with respect to the SPV Parties, any business that is similar, or reasonably related, ancillary, supportive or complementary to, or any reasonable extension of the businesses in which the SPV Parties are engaged (including the operation of the Mileage Plan Program) on the Closing Date.
“Permitted Deposit Amounts” has the meaning set forth in the Collateral Agency and Accounts Agreement.
“Permitted Disposition” shall mean any of the following:
(a)    the Disposition of Collateral permitted under the applicable Collateral Documents;
(b)    the licensing or sub-licensing or granting of similar rights of Intellectual Property or other general intangibles pursuant to any Mileage Plan Agreement or as otherwise permitted by (or pursuant to) the IP Agreements;
(c)    the abandonment or cancellation of Intellectual Property in the ordinary course of business;
(d)    any transfer, deletion, de-identification or purge of any Personal Data that is required or permitted under applicable privacy laws, under any of the Loan Parties’ public-facing privacy policies or in the ordinary course of business (including in connection with terminating inactive Mileage Plan Program member accounts) pursuant to the applicable Loan Party’s privacy and data retention policies consistent with past practice;

(e)    the Disposition of cash or Cash Equivalents constituting Collateral in exchange for other cash or Cash Equivalents constituting Collateral and having reasonably equivalent value therefor;
(f)    to the extent constituting a Disposition, (i) the incurrence of Liens that are permitted to be incurred pursuant to Section 6.06, (ii) the making of (x) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 6.01 or (y) any Permitted Investment or (iii) to the extent permitted by Section 5.16(i), the re-designation of any Mileage Plan Agreement as a Retained Agreement (and the corresponding release thereof from the Collateral);
(g)    Dispositions in connection with any Intercompany Agreement or IP Agreement;
(h)    condemnation, expropriation or any similar action on assets or other dispositions required by a Governmental Authority or casualty or insured damage to assets;
(i)    surrender or waive contractual rights and settle, release, surrender or waive contractual or litigation claims (or other Disposition of assets in connection therewith);
(j)    the expiration of the following registered Intellectual Property:  (A) any copyright, the term of which has expired under applicable law; (B) any patent, the term of which has expired under applicable law, taking into account all patent term adjustments and extensions, and provided that all maintenance fees are paid; and (C) any trademark or service mark, the term of which has expired under applicable law because a declaration or statement of use to maintain the registration cannot be submitted to, or has been rejected by, the relevant governmental authority because such trademark or service mark is no longer in use; in each case, subject to the terms and conditions of the IP Management Agreement;
(k)    [Reserved];
(l)    the sale of Miles in the ordinary course of business under the terms of the Mileage Plan Agreements;
(m) the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable, in each case other than in respect of (A) any Intercompany Agreement and (B) the Mileage Plan Agreements;
(n) contributions of Collateral (i) from HoldCo to the Borrower and (ii) solely with respect the assets of a Permitted Acquisition Loyalty Program, from Loyalty Co to a Permitted Loyalty Subsidiary; and
(o) the sale, lease or other transfer of any Currency in the ordinary course of business or in accordance with any Mileage Plan Agreement as in existence on the Closing Date (or any (i) permitted successor agreement thereto or (ii) new Mileage Plan Agreement permitted under this Agreement, in each case that is included in the Collateral), or subsequently approved by the Administrative Agent.
“Permitted Disposition Amount” shall have the meaning set forth in Section 2.12(c)
“Permitted HoldCo Equity Minority Stake Sale” shall have the meaning set forth in Section 6.04(b).
“Permitted Investments” shall mean:
1.to the extent constituting an Investment, Investments in any SPV Party arising from the transactions contemplated in any Loan Document;
2.any Investment in cash, Cash Equivalents and any foreign equivalents;
3.any Investments received in a good faith compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes;
4.prepayment of any Term Loans in accordance with the terms and conditions of this Agreement;
5.any guarantee of Indebtedness of the SPV Parties to the extent otherwise permitted under this Agreement;
6.accounts receivable arising in the ordinary course of business; and
7.Investments in connection with outsourcing initiatives in the ordinary course of business.
“Permitted Liens” shall mean:
(1) Liens securing the Priority Lien Debt, including pursuant to the Loan Documents, so long as such Indebtedness and such Liens are subject to the Collateral Agency and Accounts Agreement;
(2) Liens securing Junior Lien Debt; provided that such Liens secured by the Collateral shall (i) rank junior to the Liens secured by the Collateral securing the Obligations and (ii) be subject to a Junior Lien Intercreditor Agreement;
(3) Liens of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or any comparable or successor provision on items in the course of collection;

(4) (i) any overdrafts and related liabilities arising from treasury, netting, depository and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, (ii) Liens in favor of depositary banks or a securities intermediary arising as a matter of law or that are contractual rights of set off encumbering deposits and that are within the general parameters customary in the banking or finance industry and (iii) other than with respect to the SPV Parties, attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;
(5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(6) Liens imposed by law, including as carriers’, vendors’, materialmen’s, warehousemen’s, landlord’s, mechanics’, repairmen’s, employees’ or other like Liens, in each case, incurred in the ordinary course of business;
(7) Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default hereunder;
(8) to the extent constituting Liens, the rights granted by any Loan Party to another Loan Party or the Master Collateral Agent pursuant to any Intercompany Agreement or IP Agreement (other than any rights granted thereunder following any amendment or modification thereof that is not permitted by the terms of such agreement or this Agreement);
(9) (i) leases and subleases by any Grantor as they relate to any Collateral and to the extent such leases or subleases (A) do not interfere in any material respect with the business of such Grantor and (B) do not relate to Intellectual Property or Mileage Plan Agreements or (ii) to the extent constituting Liens, licenses, sub-licenses and similar rights as they relate to any Mileage Plan Intellectual Property (A) granted to any third-party counterparty of any Mileage Plan Agreements pursuant to the terms of such agreement or (B) as otherwise expressly permitted by the IP Licenses and the Collateral Documents to be granted to any Person (other than any sub-license or similar right granted thereunder following any amendment or modification thereof that is not permitted by the terms of such agreement or this Agreement);
(10) Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Priority Lien Debt or Junior Lien Debt in connection with a permitted repayment thereof and in favor of the Master Collateral Agent (in the case of Priority Lien Debt) or the collateral agent, administrative agent or trustee in respect of such Junior Lien Debt; provided that (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;
(11) Liens consisting of an agreement to dispose of any property pursuant to a Disposition permitted hereunder;
(12) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by any Grantor or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof, in each case so long as such rights (A) do not interfere in any material respect with the business of such Grantor and (B) do not relate to Intellectual Property or Mileage Plan Agreements except as provided in the Collateral Documents;
(13) (i) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements in connection therewith or (ii) letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;
(14) Liens in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract encumbering deposits, including deposits in “pooled deposit” or “sweep” accounts (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
(15) Liens existing on the Closing Date set forth on Schedule 1.01(b); and
(16) any extension, modification, renewal, refinancing or replacement of the Liens described in clauses (1) through (15) above, provided that such extension, modification, renewal or replacement does not increase the amount of Indebtedness associated therewith.
“Permitted Loyalty Subsidiary” shall mean, at any time, a Subsidiary of an SPV Party (x) formed in connection with the transactions contemplated under Sections 5.16(e) and/or (h) and designated as a Permitted Loyalty Subsidiary by the Borrower in accordance with Section 5.16(k) and such Subsidiary is an exempted company incorporated with limited liability under the laws of the Cayman Islands or such other jurisdiction agreed between the Borrower and the Administrative Agent or (y) that is any of Hawaiian Brand Intellectual Property, Ltd., Hawaiian Miles Loyalty, Ltd., Hawaiian Finance 1, Ltd. and/or Hawaiian Finance 2, Ltd. and becomes such a Subsidiary after the Closing Date; provided in each case that any such Subsidiary shall only be a Permitted Loyalty Subsidiary so long as (1) such Subsidiary satisfies each of the requirements set forth in Section 5.08, (2) such Subsidiary is a wholly-owned Subsidiary of Loyalty Co (or another SPV Party, so long as the Administrative Agent has consented thereto), (3) 100% of the Equity Interests in such Subsidiary and all of its assets are pledged as Collateral (except to the extent such assets constitute Excluded Property, and subject to Permitted Liens), (4) such Subsidiary is a “Grantor” (as defined in the Security Agreement)

under and in accordance with the Security Agreement and (5) such Subsidiary is a Guarantor hereunder and guarantees the Guaranteed Obligations in accordance with Section 9.01.
“Permitted Pre-paid Miles Purchases” shall mean Pre-paid Miles Purchases permitted by Section 6.02(b).
“Permitted Replacement Mileage Plan Agreement” shall mean any Mileage Plan Agreement entered into by Alaska or any SPV Party (including any amendment or other modification to an existing Mileage Plan Agreement) to replace another Mileage Plan Agreement that is a Material Mileage Plan Agreement (other than an Intercompany Agreement) that has been (or will be) terminated, cancelled or expired; provided that:
(a)    [Reserved;]
(b)    the counterparty to such Permitted Replacement Mileage Plan Agreement shall have a corporate rating from at least two of S&P, Moody’s and Fitch of not lower than BBB, Baa2 and BBB (or in each case, the equivalent thereof), respectively;
(c)    the projected cash payments (as determined in good faith by Alaska and/or the SPV Parties) under such Permitted Replacement Mileage Plan Agreement for the immediately succeeding 24 months shall equal no less than 75% of the actual cash revenues of the Material Mileage Plan Agreement that it is replacing determined on an annualized basis using the 12 months preceding the termination of such Material Mileage Plan Agreement;
(d)    such Permitted Replacement Mileage Plan Agreement (if not an existing Mileage Plan Agreement) shall expressly permit the Alaska or the applicable SPV Party to pledge its rights thereunder to the Master Collateral Agent;
(e)    such Permitted Replacement Mileage Plan Agreement (if not an existing Mileage Plan Agreement) shall have confidentiality obligations that are not materially more restrictive (taken as a whole) than the confidentiality obligations in the Material Mileage Plan Agreements in existence on the date hereof (as determined in good faith by Alaska and the SPV Parties);
(f)    such Permitted Replacement Mileage Plan Agreement shall not have a scheduled termination date prior to the Latest Maturity Date (or, in the case of a Permitted Replacement Mileage Plan Agreement that is also an existing Mileage Plan Agreement, not prior to the scheduled termination date in effect prior to the related amendment or other modification); provided that any such Permitted Replacement Mileage Plan Agreement that automatically renews at periodic intervals shall be deemed to have satisfied this clause (f); and
(g)    no Early Amortization Event or Event of Default would result therefrom.
It being acknowledged and agreed that so long as the conditions in clauses (a) through (g) of this definition are satisfied, an amendment and restatement, amendment and/or extension of a then existing Material Mileage Plan Agreement with an existing counterparty shall constitute a Permitted Replacement Mileage Plan Agreement.
“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, exempted company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.
“Personal Data” shall mean (i) any information or data that alone or together with any other data or information can be used to identify, directly or indirectly, a natural person or otherwise relates to an identified or identifiable natural person and (ii) any other information or data considered to be personally identifiable information or data under applicable law.
“Petition Date” shall have the meaning given to such term in the definition of “Alaska Case Milestones”.
“Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.
“Portfolio Interest Exemption” shall have the meaning set forth in Section 2.16(g)(iv).
“Pre-paid Miles Purchases” shall mean the sale by the Loan Parties of pre-paid Miles to a counterparty of a Mileage Plan Agreement or any similar transaction involving a counterparty of a Mileage Plan Agreement advancing funds to Alaska or any of its Subsidiaries against future payments to Alaska or any of its Subsidiaries by such counterparty under such Mileage Plan Agreement.
“Premium” shall mean any amounts under clauses (a), (b), (c) or (d) of Section 2.21.
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Priority Lien Debt” shall mean (i) the Term Loans; (ii) any Qualifying Note Debt; and (iii) any incremental Term Loans or other Indebtedness incurred under one or more other indenture(s) and/or one or more other loan or credit agreements, in each case, incurred or issued after the Closing Date, pursuant to and in accordance with Section 6.02(c).

“Priority Lien Debt Documents” shall mean any documents, instruments, notes, credit agreements, purchase agreements or other agreements entered into in connection with the incurrence or issuance of any Priority Lien Debt.
“Pro Rata Share” means, on any date, a proportion equal to (a) the aggregate principal amount of Term Loans outstanding on such date divided by (b) the aggregate principal amount of Priority Lien Debt outstanding on such date.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning set forth in Section 10.21.
“Qualified Professional Asset Manager” shall have the meaning set forth in Section 10.20(a)(iii)(A).
“Qualified Replacement Assets” shall mean assets used or useful in the business of the Loan Parties that shall be pledged as Collateral on a first lien basis.
“Qualifying Note Debt” shall mean Indebtedness issued in a Capital Markets Offering by the Borrower on or around the Closing Date or in connection with the primary syndication of the Term Loans.
“Quarterly Reporting Period” means (a) initially, the period commencing on the Closing Date and ending on December 31, 2024 and (b) thereafter, each successive period of three consecutive months.
“Rating Agency” shall mean (1) each of Fitch and Moody’s and (2) if either of Fitch or Moody’s ceases to rate the Term Loans or fails to make a rating of the Term Loans publicly available for reasons outside of Alaska’s control, a “nationally recognized statistical rating organization” as defined in Section 3 (a)(62) of the Exchange Act, selected by Alaska (as certified by a Responsible Officer of Alaska) as a replacement agency for Fitch or Moody’s, or both of them, as the case may be.
“Rating Decline” shall mean with respect to the Term Loans, if, within sixty (60) days after public notice of the occurrence of a Parent Change of Control (which period shall be extended so long as the rating of the Term Loans is under publicly announced consideration for possible downgrade by any Rating Agency providing a rating for the Facility pursuant to Section 5.15), the rating of the Term Loans by each Rating Agency that has at such time provided a rating for the Term Loans pursuant to Section 5.15 shall be decreased by one or more gradations and in each case below Investment Grade; provided that a Rating Decline shall not be deemed to have occurred if such Rating Agencies have not expressly indicated that such downgrade is a result of such Parent Change of Control.
“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral.
“Refinanced Term Loans” shall have the meaning set forth in Section 10.08(a).
“Register” shall have the meaning set forth in Section 10.02(b)(iv).
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” shall have the meaning specified in Section 101(22) of the Comprehensive Environmental Response Compensation and Liability Act.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Replacement Term Loans” shall have the meaning set forth in Section 10.08(a).
“Rescindable Amount” means any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment.
“Required Class Lenders” shall mean, at any time, Lenders holding more than 50% of the Term Loans (or Term Loan Commitments) of any Class.
“Required Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the funding of the Initial Term Loans, the Term Loan Commitments then in effect and (b) thereafter, the aggregate principal amount of all Term Loans outstanding. The outstanding Term Loans and Term Loan Commitments of any Defaulting Lender shall be disregarded in determining the “Required Lenders” at any time.
“Required Number of Independent Directors” means, with respect to the Borrower, two (2) Independent Directors, and, with respect to all other SPV Parties, one (1) Independent Director.

“Requirement of Law” shall mean, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, or requirements of, any Governmental Authority, in each case having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Resignation Effective Date” shall have the meaning given to such term in Section 8.05.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean an Officer.
“Restricted Investment” shall mean an Investment other than a Permitted Investment.
“Restricted Payments” shall have the meaning set forth in Section 6.01(a).
“Retained Agreements” shall mean, as of any date of determination, all currently existing co-branding, partnering or similar agreements related to or entered into in connection with the Mileage Plan Program and with respect to which the rights therein have not been transferred to the Borrower to the extent permitted under Section 5.16(i), but excluding the Alaska Airline Business Agreements.
“S&P” shall mean S&P Global Ratings Services, together with its successors.
“Sale of a Grantor” shall mean, with respect to any Collateral, an issuance, sale, lease, conveyance, transfer or other disposition of the Equity Interests of the applicable Grantor that owns such Collateral.
“Sanctioned Country” shall mean, at any time, a country, territory or region which is itself the subject or target of any Sanctions, which as of the Closing Date include Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria.
“Sanctioned Person” shall mean, at any time, (a) a Person which is subject or target of any Sanctions or (b) any Person owned or controlled by any such Person or Persons.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“Scheduled Principal Amortization Amount” shall mean, with respect to each Payment Date, the sum of (a) $1,875,000 as such amount may be adjusted with respect to any prepayments applied to reduce Scheduled Principal Amortization Amounts in accordance with Section 2.12 or Section 2.13 prior to such Payment Date and as may be adjusted in connection with the incurrence of any Incremental Term Loans, Extended Term Loans or Replacement Term Loans plus (b) any unpaid Scheduled Principal Amortization Amounts from prior Payment Dates.
“SEC” shall mean the United States Securities and Exchange Commission.
“Secured Parties” shall mean the Agents and the Lenders.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Agreement” shall mean that certain Security Agreement, dated as of the Closing Date, among the Borrower, HoldCo, certain other grantors party thereto from time to time, and the Master Collateral Agent.
“Semi-Annual Debt Service (Senior Debt)” means, for any Determination Date, an amount equal to the sum of:
(a)An amount equal to (i) the Senior Secured Amortization Amount for the related Payment Date plus (ii) the Senior Secured Amortization Amount for the immediately preceding Payment Date;
(b)an amount equal to (i) the Interest Distribution Amount that is or will be due on the related Payment Date plus (ii) the Interest Distribution Amount that was due on the Payment Date immediately preceding such Payment Date; and
(c)an amount equal to (i) the sum of the “Interest Distribution Amounts” (as such term, or such similar or analogous term, is defined in the other applicable Senior Secured Debt Documents) that are or will be due on the related Payment Date for each Series of Senior Secured Debt (other than the Term Loans) plus (ii) the sum of the “Interest Distribution Amounts” (as such term, or such similar or analogous term, is defined in the other applicable Senior Secured Debt Documents) that was due on the Payment Date immediately preceding such Payment Date for each Series of Senior Secured Debt (other than the Term Loans).
“Semi-Annual Debt Service (Senior Debt and Junior Debt)” means, for any Determination Date, an amount equal to the sum of:
(a)An amount equal to (i) the Senior Secured Amortization Amount for the related Payment Date plus (ii) the Senior Secured Amortization Amount for the immediately preceding Payment Date;

(b)An amount equal to (i) the Junior Lien Secured Amortization Amount for the related Payment Date plus (ii) the Junior Lien Secured Amortization Amount for the immediately preceding Payment Date;
(c)an amount equal to (i) the Interest Distribution Amount that is or will be due on the related Payment Date plus (ii) the Interest Distribution Amount that was due on the Payment Date immediately preceding such Payment Date;
(d)an amount equal to (i) the sum of the “Interest Distribution Amounts” (as such term, or such similar or analogous term, is defined in the other applicable Senior Secured Debt Documents) that are or will be due on the related Payment Date for each Series of Senior Secured Debt (other than the Term Loans) plus (ii) the sum of the “Interest Distribution Amounts” (as such term, or such similar or analogous term, is defined in the other applicable Senior Secured Debt Documents) that was due on the Payment Date immediately preceding such Payment Date for each Series of Senior Secured Debt (other than the Term Loans); and
(e)an amount equal to (i) the sum of the “Interest Distribution Amounts” (as such term, or such similar or analogous term, is defined in the other applicable Junior Lien Debt Documents) that are or will be due on the related Payment Date for each series of Junior Lien Debt plus (ii) the sum of the “Interest Distribution Amounts” (as such term, or such similar or analogous term, is defined in the other applicable Junior Lien Debt Documents) that was due on the Payment Date immediately preceding such Payment Date for each series of Junior Lien Debt.
“Senior Secured Amortization Amount” means, with respect to any Payment Date, the sum of:
(a)the Scheduled Principal Amortization Amount that will be due on such Payment Date for the Term Loans; and
(a)the sum of the “Scheduled Principal Amortization Amounts” (as such term, or such similar or analogous term, is defined in the other applicable Senior Secured Debt Documents) that will be due on such Payment Date for each Series of Senior Secured Debt (other than the Term Loans) (but excluding, for the avoidance of doubt, any balloon or bullet payments of the principal amount thereof at final maturity thereof), if any.
“Senior Secured Debt” shall have the meaning set forth in the Collateral Agency and Accounts Agreement.
“Senior Secured Debt Documents” shall have the meaning set forth in the Collateral Agency and Accounts Agreement.
“Senior Secured Debt Obligations” shall have the meaning set forth in the Collateral Agency and Accounts Agreement.
“Senior Secured Debt Representative” shall have the meaning set forth in the Collateral Agency and Accounts Agreement.

“Shortfall Period” shall have the meaning set forth in Section 2.24.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Term Loan” means a Term Loan that bears interest at a rate based on Term SOFR.
“Solvent” shall mean, for any Person, that (a) the fair market value of its assets (on a going concern basis) exceeds its liabilities, (b) it has and will have sufficient cash flow to pay its debts as they mature in the ordinary course of business and (c) it does not and will not have unreasonably small capital to engage in the business in which it is engaged and proposes to engage.
“Specified Acquisition Entity” shall mean (1) Hawaiian Airlines, Inc. and (2) any entity that is (x) acquired by Parent or any of its Subsidiaries (other than any SPV Party) after the Closing Date (whether such entity becomes wholly or less than 100% owned by Parent or any of its Subsidiaries (other than any SPV Party)) or (y) another commercial airline (including any business lines or divisions thereof) with which Alaska or such a Subsidiary of Parent merges or enters into an acquisition transaction.
“Specified Intellectual Property” means the Intellectual Property and data listed in any Contribution Agreement as being Specified Intellectual Property and any trademarks developed or acquired after the Closing Date, in each case, which cannot be transferred or contributed due to applicable law or regulation in any applicable jurisdictions, applicable privacy policy restrictions, domain registrar restrictions or existing contractual restrictions.
“Specified Minority Owned Program” means the primary Loyalty Program operated by any airlines in which Parent and its Subsidiaries have a Non-Control Investment, in each case only so long as such entity remains a Non-Control Investment of Parent and its Subsidiaries.
“Specified Organization Documents” shall mean (i) the Amended and Restated Memorandum of Association of the Borrower, adopted on the date hereof, (ii) the Amended and Restated Memorandum of Association of HoldCo, adopted on the date hereof and (iii) the Amended and Restated Memorandum of Association of each Permitted Loyalty Subsidiary (if any).
“SPV Parties” shall mean the Borrower and HoldCo and any Permitted Loyalty Subsidiaries.
“SPV Party Change of Control” shall mean the occurrence of any of the following:

(1)    (x) the failure of Alaska to directly own more than 50% of the Equity Interests in HoldCo (excluding any special share(s) issued to Walkers Fiduciary Limited (or its successors)) or (y) the failure of Alaska to directly own any of the Equity Interests in HoldCo (excluding any special share(s) issued to Walkers Fiduciary Limited (or its successors)) unless such Equity Interest were sold or transferred pursuant to a Permitted HoldCo Equity Minority Stake Sale; or
(2)    the failure of HoldCo to directly own 100% of the Equity Interests in the Borrower (excluding any special share(s) issued to Walkers Fiduciary Limited (or its successors)).
“SPV Provisions” shall mean the definitions and articles specified in the definition of “Prohibited Resolutions” in the Specified Organization Documents of each SPV Party.
“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” shall mean, with respect to any Person (in this definition referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership or membership interests having ordinary voting power for the election of directors (or equivalent governing body) is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary Guarantor” shall mean, with respect to any Person, any Subsidiary of such Person that is a Guarantor.
“Successor Company” shall have the meaning set forth in Section 6.10(a).
“Supported QFC” shall have the meaning set forth in Section 10.21.
“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Lender” shall mean each Lender having a Term Loan Commitment or, as the case may be, an outstanding Term Loan.
“Term Loans” shall mean the Initial Term Loans, any Incremental Term Loans, any Extended Term Loans, any Refinanced Term Loans and any Replacement Term Loans, as applicable.
“Term Loan Commitment” shall mean the commitment of each Term Lender to make a Class of Term Loans hereunder and, in the case of the Initial Term Loans in an aggregate principal amount equal to the amount set forth under the heading “Initial Term Loan Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Lender became a party hereto. The aggregate amount of the Initial Term Loan Commitments is $750,000,000.
“Term Loan Maturity Date” shall mean, (a) with respect to the Initial Term Loans that have not been extended pursuant to Section 2.28, October 15, 2031 and (b) with respect to the Extended Term Loans, the final maturity date therefor as specified in the Extension Offer accepted by the respective Term Loans (as the same may be further extended pursuant to Section 2.28).
“Term Loan Payment Account” shall have the meaning set forth in Section 5.18(a).
“Term Loan Reserve Account” shall have the meaning given such term in Section 5.17(a).
“Term Loan Reserve Account Required Balance” shall mean, with respect to any date, an amount equal to the Interest Distribution Amount due with respect to the Term Loans on the most recent Payment Date; provided that (a) at any time prior to the second Payment Date following the Closing Date, the Term Loan Reserve Account Required Balance shall be an amount equal to the Interest Distribution Amount that would be payable on the next occurring Payment Date assuming the Day Count Fraction is determined using an elapsed period of ninety (90) days and (b) for the avoidance of doubt, on each Payment Date (other than the first

Payment Date following the Closing Date) the Term Loan Reserve Account Required Balance shall be the Interest Distribution Amount that is due on such Payment Date.
“Term SOFR” means:
(a)    for any Interest Period with respect to a SOFR Term Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto for which the Term SOFR Screen Rate for such term was published, in each case; and
(b)    for any interest calculation with respect to a ABR Term Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto for which the Term SOFR Screen Rate for such term was published, in each case;
provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator selected by the Administrative Agent after consultation with Alaska) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time after consultation with Alaska).
“Termination Date” shall mean the earlier to occur of (a) the Term Loan Maturity Date and (b) the date of acceleration of the Term Loans in accordance with the terms hereof.
“Third Party Processor” shall mean a third party provider or other third party that accesses, collects, stores, transmits, transfers, processes, discloses or uses Personal Data on behalf of the Borrower.
“Threshold Amount” shall have the meaning set forth in Section 2.12(b).
“Title 14” shall mean Title 14 of the U.S. Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.

“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto, and any subsequent legislation that amends, supplements or supersedes such provisions.
“Trade Secrets” shall mean confidential and proprietary information, including trade secrets (as defined under the Uniform Trade Secrets Act or the federal Defend Trade Secrets Act of 2016) and proprietary know-how, which may include all inventions (whether or not patentable), invention disclosures, methods, processes, designs, algorithms, source code, customer lists and data (including Mileage Plan Customer Data), databases, compilations, collections of data, practices, processes, specifications, test procedures, flow diagrams, research and development, and formulas.
“Transaction Documents” shall mean the Loan Documents, the IP Agreements the Intercompany Agreements, the Alaska Intercompany Note, the Deeds of Undertaking, each Administration Agreement, and the Specified Organization Documents.
“Transaction Revenue” shall mean, without duplication, (a) all payments in cash paid to any Loan Party under the Mileage Plan Agreements other than the Intercompany Agreements, (b) all payments in cash paid to the Borrower under the Intercompany Agreements and the IP Licenses and (c) all other payments in cash received by the Borrower (in each case, without duplication). For the avoidance of doubt, Transaction Revenues shall not include (i) payments made by any SPV Party to any other SPV Party, (ii) any Permitted Deposit Amounts and (iii) any taxes paid to the Borrower that the Borrower collects for, or on behalf of, any Governmental Authority.
“Transactions” shall mean the execution, delivery and performance by the Loan Parties of this Agreement and the other Transaction Documents to which they may be a party, the creation of the Liens in the Collateral in favor of the Master Collateral Agent and the Collateral Administrator, in each case for the benefit of the Secured Parties, the borrowing of Term Loans and the use of the proceeds thereof.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 10.21.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United

Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States Citizen” shall have the meaning set forth in Section 3.02.
“Voting Stock” of any specified person as of any date shall mean the capital stock of such person that is at the time entitled to vote generally in the election or appointment of the board of directors of such person.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:
1.    the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
2.    the then outstanding principal amount of such Indebtedness.
“Withholding Agent” shall mean each Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless expressly provided otherwise, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrower or the Guarantors, the actual knowledge of any Responsible Officer, and (g) the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”. In the case of any cure or waiver under the Loan Documents, the Borrower, the applicable Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default cured or waived pursuant to the Loan Documents shall be deemed to be cured and not continuing, it being understood that no such cure or waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon and (i) any reference to any Internal Revenue Service form shall be construed to include any successor form.
Section 1.3Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Alaska notifies the Administrative Agent that Alaska requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Alaska that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, Alaska, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating Alaska’s consolidated financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.
Section 1.4Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.5Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.
Section 1.6References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational or constitutional documents, agreements (including the Loan Documents), and other contractual requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, restructurings, replacements, refinancings, renewals, or increases (in each case, where applicable, whether pursuant to one or more agreements or with different lenders or agents and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for other Indebtedness), but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, restructurings, refinancings, renewals, or increases are not prohibited by any Loan Document; (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law; and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.
Section 1.7Exchange Rate.
(a)Any amount specified in this Agreement (other than in Section 2) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, by reference to such publicly available service for displaying exchange rates as the Administrative Agent selects in its reasonable discretion).
(b)[Reserved].

(c)Notwithstanding the foregoing, for purposes of determining compliance with Section 6 or the definitions of “Permitted Dispositions” “Permitted Investments” and “Permitted Liens” (and, in each case, other definitions used therein) with respect to the amount of any Indebtedness, Lien, disposition, Investment, Restricted Payment or other applicable transaction in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Lien is incurred or such disposition, Investment, Restricted Payment or other applicable transaction is made (so long as such Indebtedness, Lien, disposition, Investment, Restricted Payment or other applicable transaction at the time incurred or made was permitted hereunder). No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 7 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made.
(d)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s prior written consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
Section 1.8Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
Section 1.9Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
Section 1.10Certifications. All certifications to be made hereunder by a Responsible Officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as a Responsible Officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.
Section 1.11Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Screen Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Screen Rate, Term SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Screen Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Screen Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 2.

AMOUNT AND TERMS OF CREDIT
Section 2.1Commitments of the Lenders; Term Loans.
(a)Initial Term Loan Commitments. Each Initial Lender severally, and not jointly with the other Initial Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make a term loan denominated in Dollars (each an “Initial Term Loan” and collectively the “Initial Term Loans”) to the Borrower on the Closing Date, in an aggregate principal amount not to exceed Term Loan Commitment for Initial Term Loans of such Initial Lender, which Initial Term Loans, collectively, shall constitute Term Loans for all purposes of the Agreement and shall be repaid in accordance with the provisions of this Agreement. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Each Initial Lender’s Term Loan Commitment for Initial Term Loans shall terminate immediately and without further action on the Closing Date after giving effect to the funding by such Initial Lender of each Initial Term Loan to be made by it on such date.
(b)Type of Borrowing. Each Lender at its option may make any Term Loan by causing any domestic or foreign branch, or Affiliate of, such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement.
Section 2.2[Reserved].
Section 2.3Requests for Loans. Unless otherwise agreed to by the Administrative Agent, to request the Initial Term Loans on the Closing Date, the Borrower shall notify the Administrative Agent of such request in a written Loan Request signed by the Borrower not later than 2:00 p.m. (New York City time), one (1) Business Day before the Closing Date. Such written request shall be irrevocable and shall specify the aggregate amount of such Initial Term Loans.

Section 2.4Funding of Term Loans. Each Initial Lender shall make each Initial Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 p.m. (New York City time), or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by the Administrative Agent for such purpose by notice to the Lenders. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make the proceeds of the Initial Term Loans available to the Borrower, on behalf of the Borrower, by promptly crediting such proceeds so received, in like funds, to one or more accounts designated by, or on behalf of, the Borrower.
Section 2.5[Reserved].
Section 2.6Alternate Rate of Interest. Subject to Section 2.09, in the event, and on each occasion, that on the date that is two (2) Business Days prior to the commencement of any Interest Period for a SOFR Term Loan, the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable Term SOFR, the Administrative Agent shall, promptly thereafter, give written or facsimile notice of such determination to the Borrower, Alaska and the Lenders and, until the circumstances giving rise to such notice no longer exist, (i) the Borrower may revoke any request for a Borrowing of SOFR Term Loans and, failing that, any request by the Borrower for a Borrowing of SOFR Term Loans hereunder (including pursuant to a refinancing with SOFR Term Loans and including any request to continue, or to convert to SOFR Term Loans) shall be deemed a request for a Borrowing of ABR Term Loans and (ii) any outstanding SOFR Term Loans hereunder shall be converted to ABR Term Loans at the end of the then current Interest Period.
Section 2.7Interest on Term Loans.
(a)Subject to the provisions of Section 2.08 and 2.09, each Term Loan shall bear interest (computed using the Day Count Fraction) at a rate per annum equal, during each Interest Period applicable thereto, to Term SOFR for such Interest Period plus the Applicable Margin (or, if the Alternate Base Rate shall apply instead of Term SOFR pursuant to Section 2.09, the Alternate Base Rate plus the Applicable Margin).
(b)Accrued interest on all Term Loans shall be payable in arrears on each Payment Date, on the Termination Date and thereafter on written demand and upon any repayment or prepayment thereof (on the amount repaid or prepaid).
Section 2.8Default Interest. If the Borrower or any Guarantor, as the case may be, shall default in the payment of the principal of or interest on any Term Loan or in the payment of any fee becoming due hereunder, whether at stated maturity, by acceleration or otherwise, the Borrower or such Guarantor, as the case may be, shall on written demand of the Administrative Agent (which written demand shall only be given at the request of the Required Lenders) from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum

(computed using the Day Count Fraction) equal to (a) with respect to the principal amount of any Term Loan, the rate then applicable for such Borrowings plus 2.0%, and (b) in the case of interest and fees, the Alternate Base Rate plus 2.0%.
Section 2.9Benchmark Replacement Setting.
(a)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(b)In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (with the consent of the Borrower) will have the right to make Conforming Changes from time to time (including, without limitation, upon the occurrence of the event described in clause (e) below) and, subject to the parenthetical above but notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)The Administrative Agent will promptly notify the Borrower, Alaska and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.09 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.09.
(d)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may (in consultation with the Borrower) modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may (in consultation with the Borrower) modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (a) the Borrower may revoke any pending request for a SOFR Term Loan of, conversion to or continuation of SOFR Term Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or a conversion to ABR Term Loans and (b) all calculations of interest by reference to the Term SOFR Reference Rate hereunder shall instead be made by reference to the Alternate Base Rate.
(f)The Borrower and the Administrative Agent will reasonably cooperate with each other to effect any adoption of a new or replacement Benchmark (and any other modification of the terms of the Loan Documents) as contemplated by this Section 2.09 in a manner that does not result in a deemed exchange of any indebtedness issued in connection with this Agreement pursuant to Section 1001 of the Code.
Section 2.10Repayment of Term Loans; Evidence of Debt.
(a)The Term Loans, together with all other Obligations (other than contingent obligations not due and owing) shall, in any event, be paid in full in cash no later than the Termination Date.
(b)Subject to Section 7.01, on each Payment Date on which no Event of Default has occurred and is continuing, Available Funds in the Term Loan Payment Account as of such Payment Date (based upon instructions in the Payment Date Statement furnished to the

Collateral Administrator and Collateral Custodian on the related Determination date by the Borrower) shall be distributed by the Collateral Administrator in the following order of priority:
(i)first, (v) to the payment of the Term Loans' Pro Rata Share of any Cayman Islands governmental fees owing by the SPV Parties in an amount not to exceed $200,000 in the aggregate per annum, and then (w) ratably to (i) the Master Collateral Agent, the Term Loans’ Pro Rata Share of any Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Person pursuant to the terms of the Loan Documents and (ii) the Collateral Administrator and the Collateral Custodian, the amount of any fees, costs, expenses, reimbursements and indemnification amounts due and payable to the Collateral Administrator and the Collateral Custodian pursuant to the terms of the Loan Documents, in an amount not to exceed $200,000 in the aggregate per annum, and then (x) to the Depositary the Term Loans’ Pro Rata Share of any Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Person pursuant to the terms of the Loan Documents, and then (y) ratably to the Administrative Agent, the amount of any Fees, costs, expenses, reimbursements and indemnification amounts due and payable to the Administrative Agent pursuant to the terms of the Loan Documents in an amount not to exceed $200,000 in the aggregate per Payment Date and then (z) ratably, the Term Loans’ Pro Rata Share of the amount of any fees, expenses and other amounts due and owing to the Cayman Islands registered office and/or corporate service provider (including the Administrator and Walkers Fiduciary Limited (or its successors)) as share trustee of any SPV Party and any Independent Director of any SPV Party, in an amount not to exceed $200,000 in the aggregate per Payment Date, in the case of each of clause (v), (w) (x), (y) and (z), to the extent not otherwise paid or provided for or to the extent such parties have agreed with the Borrower for payment at a later date;
(ii)second, to the Administrative Agent, on behalf of the Lenders, an amount equal to the Interest Distribution Amount with respect to such Payment Date minus the amount of interest paid by the Borrower on the Term Loans after the immediately preceding Payment Date and prior to such Payment Date;
(iii)third, to the Administrative Agent, on behalf of the Lenders, in an amount equal to the Scheduled Principal Amortization Amount due and payable on such Payment Date;
(iv)fourth, to the Term Loan Reserve Account if the amount on deposit in the Term Loan Reserve Account is less than the Term Loan Reserve Account Required Balance on the Payment Date, the amount of such shortfall;
(v)fifth, to the extent not already paid, to the Administrative Agent, on behalf of the Lenders, the amount of any outstanding mandatory prepayments required pursuant to Section 2.12 (including any related Premium due with respect thereto) to be applied in accordance with the terms thereof;
(vi)sixth, after the fifth anniversary of the Closing Date, any “AHYDO catchup payments” on the Term Loans;
(vii)seventh, without duplication, any Premium due and unpaid as of such Payment Date;
(viii)eighth, to pay (w) ratably to the Collateral Administrator, the Collateral Custodian and the Master Collateral Agent, and then (x) to the Depositary, and then (y) to the Administrative Agent, and then (z) any other Person (other than Parent and any of its Subsidiaries (provided that any payment to the IP Manager pursuant to the IP Management Agreement shall be permitted pursuant to this clause (viii))), including any Independent Director of any SPV Party and the IP Manager, any additional Obligations due and payable to such Person on such Payment Date, in the case of clause (w), (x), (y) and (z), to the extent not otherwise paid or provided for or to the extent such parties have agreed with the Borrower for payment at a later date;
(ix)ninth, if an Early Amortization Period was in effect as of the last day of the most recently completed Quarterly Reporting Period, then, to the Administrative Agent on behalf of the Lenders, as a reduction in the outstanding principal balance of the Term Loans, an amount equal to the Early Amortization Payment for such Payment Date;
(x)tenth, to the extent any amounts are due and owing under any other Priority Lien Debt, to the Master Collateral Agent for further distribution to the appropriate Person pursuant to the Collateral Agency and Accounts Agreement; and
(xi)eleventh, all remaining amounts shall be released to or at the direction of the Borrower.
For the avoidance of doubt, to the extent Available Funds with respect to any Payment Date are insufficient to pay amounts due hereunder to the Agents, Lenders or any other Person on such Payment Date, the Borrower and, to the extent provided in Section 9 hereof, the Guarantors, are fully obligated to timely pay such amounts to the Agents, Lenders or other Persons.
(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, which in all circumstances shall be consistent with the Register maintained pursuant to Section 10.02(c). The Borrower shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.
(e)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.10 shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.
(f)Any Lender may request that Term Loans made by it be evidenced by a promissory note. In such event, the Borrower shall promptly execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in a form furnished by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.
Section 2.11[Reserved].
Section 2.12Mandatory Prepayment of Term Loans.
(a)Within five (5) Business Days of the Borrower or any other SPV Party receiving any Net Proceeds from the issuance or incurrence of any Indebtedness of the Borrower or any other SPV Party (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.02), the Borrower shall prepay the Term Loans in an aggregate amount equal to the Term Loans’ Pro Rata Share of such Net Proceeds.
(b)No later than ten (10) Business Days following the date of receipt by Alaska or any of its Subsidiaries of any Net Proceeds in respect of any Recovery Event (in each case, in respect of Collateral) which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Recovery Events since the Closing Date, are in excess of $10,000,000 (the “Threshold Amount”, and all such Net Proceeds in excess of the Threshold Amount, “Excess Proceeds”), the Borrower shall (i) give written notice to the Administrative Agent of such Recovery Event and (ii) offer to prepay the Term Loans in an aggregate amount equal to the Term Loans’ Pro Rata Share of such Excess Proceeds (other than any such Excess Proceeds withheld for reinvestment pursuant to the proviso in this clause (b)) no later than the tenth (10th) Business Day following the date of receipt of such Net Proceeds; provided that (1)

so long as no Event of Default shall have occurred and be continuing at the time of receipt of such Excess Proceeds, the Borrower shall have the option to (x) invest such Excess Proceeds within 365 days of receipt thereof in Qualified Replacement Assets (or, if a binding commitment for any such investment has been entered into within such 365-day period, within 180 days after the end of such 365-day period) or (y) repair, replace or restore the assets which are the subject of such Recovery Event; and (2) within ten (10) Business Days of the end of such permitted reinvestment period (or earlier if the Borrower so elects), the Borrower shall offer to prepay the Term Loans in an aggregate amount equal to the Term Loans’ Pro Rata Share of the aggregate amount of such Excess Proceeds not used in accordance with the preceding subclause (1). Any Lender may elect, by notice to the Administrative Agent at least two Business Days prior to the prepayment date, to decline all (but not less than all) of the prepayment of any Class of its Term Loans pursuant to this Section 2.12(b), in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be retained by the Borrower (or Alaska or such other applicable Subsidiary).
(c)No later than ten (10) Business Days following the date of receipt by Alaska or any of its Subsidiaries of any Net Proceeds in respect of (x) any Collateral Sale of Mileage Plan Intellectual Property (other than with respect to any Permitted Pre-paid Miles Purchase or Permitted Disposition) or (y) any Collateral Sale which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Collateral Sales (other than with respect to any Permitted Pre-paid Miles Purchase or Permitted Disposition) during the fiscal year in which such date occurs, are in excess of $10,000,000 (the “Permitted Disposition Amount”, and all such Net Proceeds in excess of the Permitted Disposition Amount together with all Net Proceeds of any Collateral Sale of Mileage Plan Intellectual Property (other than with respect to any Permitted Pre-paid Miles Purchase or Permitted Disposition), “Excess Disposition Proceeds”), the Borrower shall offer to prepay the Term Loans in an aggregate amount equal to Term Loans’ Pro Rata Share of such Excess Disposition Proceeds no later than the tenth (10th) Business Day following the date of receipt of such Excess Disposition Proceeds. Any Lender may elect, by notice to the Administrative Agent at least two Business Days prior to the prepayment date, to decline all (but not less than all) of the prepayment of any Class of its Term Loans pursuant to this Section 2.12(c), in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be retained by the Borrower (or Alaska or such other applicable Subsidiary). Notwithstanding anything herein to the contrary, no sales of Collateral shall be permitted during the continuance of any Early Amortization Period or Event of Default or if an Early Amortization Event or Event of Default would result therefrom.
(d)Within ten (10) Business Days of Alaska or any of its Subsidiaries receiving any Net Proceeds as a result of any Contingent Payment Event which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Contingent Payment Events since the Closing Date, are in excess of $50,000,000, the Borrower shall offer to prepay the Term Loans in an aggregate amount equal to the Term Loans’ Pro Rata Share of such excess Net Proceeds. Any Lender may elect, by notice to the Administrative Agent at least two Business Days prior to the prepayment date, to decline all (but not less than all) of the prepayment of any Class of its Term Loans pursuant to this Section 2.12(d), in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be retained by the Borrower (or Alaska or such other applicable Subsidiary).
(e)Within ten (10) Business Days of Alaska or any of its Subsidiaries receiving any Net Proceeds of a Pre-paid Miles Purchase which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Pre-paid Miles Purchases since the Closing Date, are in excess of $500,000,000, the Borrower shall prepay the Term Loans in an aggregate amount equal to the Term Loans’ Pro Rata Share of such excess Net Proceeds; provided that the Borrower shall not be required to make such prepayment so long as the aggregate amount of Net Proceeds received from Pre-Paid Miles Purchases since the Closing Date is less than $550,000,000.
(f)Within five (5) Business Days following the occurrence of a Parent Change of Control Triggering Event, the Borrower shall offer to prepay all of each Lender’s Term Loans at a purchase price in cash equal to 100% of the aggregate principal amount of the Term Loans prepaid. The repayment date shall be no later than thirty (30) days from the date such offer is made. Any Lender may elect, by notice to the Administrative Agent at least two (2) Business Days prior to the prepayment date, to decline all (but not less than all) of the prepayment of any Class of its Term Loans pursuant to this Section 2.12(f).
(g)Amounts required to be applied to the prepayment of Term Loans pursuant to Section 2.12(a) through (f) shall be applied to prepay on a pro rata basis the remaining Scheduled Principal Amortization Amounts of the Term Loans. To the extent that such amounts are not applied on a Payment Date pursuant to Section 2.10(b), the Borrower shall provide the Collateral Administrator and the Administrative Agent with written payment instructions setting forth the applicable amounts, and the Collateral Administrator shall distribute funds from the Term Loan Payment Account to the Administrative Agent (on behalf of the Lenders) as specified therein and the Collateral Administrator shall be entitled to conclusively rely on such instructions. All prepayments under Section 2.12 shall be accompanied (inclusive of all Premiums (if any) owed on account of any such prepayment) by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees (if any) included in, and any losses, costs and expenses, as more fully described in Section 2.15. Term Loans prepaid pursuant to Section 2.12 may not be reborrowed. On any Payment Date, to the extent that any amounts required to be applied as a prepayment pursuant to this Section 2.12 are on deposit in the Term Loan Payment Account on such Payment Date and no Event of Default has occurred and is then continuing, such amounts shall be applied as Available Funds on such Payment Date pursuant to Section 2.10(b).
Section 2.13Optional Prepayment of Term Loans.
(a)The Borrower shall have the right, at any time and from time to time, to prepay any Term Loans, in whole or in part, upon (i) upon delivery of a written notice of prepayment, which notice may be conditional, by facsimile or electronic mail to the

Administrative Agent, in any case received by 1:00 p.m., on the date that is three (3) Business Days prior to the proposed date of prepayment; provided that each such partial prepayment, if any, shall be in an amount not less than $1,000,000 and in integral multiples of $1,000,000 in excess thereof.
(b)Any prepayments under Section 2.13 shall be applied to prepay on a pro rata basis the remaining Scheduled Principal Amortization Amounts of the Term Loans. To the extent that such amounts are not applied on a Payment Date pursuant to Section 2.10(b), the Borrower shall provide the Collateral Administrator and the Administrative Agent with written payment instructions setting forth the applicable amounts, and the Collateral Administrator shall distribute funds from the Term Loan Payment Account to the Administrative Agent (on behalf of the Lenders) as specified therein and the Collateral Administrator shall be entitled to conclusively rely on such instructions. All prepayments under Section 2.13 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees (if any), Premiums (if any), and any losses, costs and expenses, as more fully described in Sections 2.15 hereof. Term Loans prepaid pursuant to Section 2.13 may not be reborrowed.
(c)Each notice of prepayment shall specify the prepayment date, the principal amount of the Term Loans to be prepaid and shall be irrevocable (except as provided in the following proviso) and commit the Borrower to prepay such Term Loan in the amount and on the date stated therein; provided that the Borrower may revoke any notice of prepayment under this Section 2.13 if such prepayment would have resulted from a refinancing of any or all of the Obligations hereunder or the occurrence of another event or condition and such refinancing or event or condition shall not be consummated or shall otherwise be delayed or (y) in accordance with Section 2.13(a), if the notice of prepayment was a conditional notice. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Term Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.
Section 2.14Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement subject to Section 2.14(c)); or
(ii)impose on any Lender any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or SOFR Term Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into, continuing or maintaining any SOFR Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder with respect to any SOFR Term Loan (whether of principal, interest or otherwise), then, upon the request of such Lender, the Borrower will pay to the Administrative Agent for the account of such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)If any Lender reasonably determines in good faith that any Change in Law affecting such Lender or such Lender’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the SOFR Term Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Administrative Agent for the account of such Lender such additional amount or amounts, in each case as documented by such Lender to the Borrower as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)[Reserved.]
(d)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 and the basis for calculating such amount or amounts shall be delivered to the Borrower and shall be prima facie evidence of the amount due (absent manifest error). The Borrower shall pay to the Administrative Agent for the account of such Lender the amount due within fifteen (15) days after receipt of such certificate.
(e)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
(f)The Borrower shall not be required to make payments under this Section 2.14 to or for the account of any Lender if (A) a claim hereunder arises solely through circumstances peculiar to such Lender and which do not affect commercial banks in the jurisdiction of organization of such Lender generally, (B) the claim arises out of a voluntary relocation by such Lender of its applicable lending office (it being understood that any such relocation effected pursuant to Section 2.18 is not “voluntary”), or (C) such Lender is not seeking similar compensation for such costs to which it is entitled from its borrowers generally in commercial loans of a similar size.
(g)Notwithstanding anything herein to the contrary, regulations, requests, rules, guidelines or directives implemented after the Closing Date pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law; provided that any determination by a Lender of amounts owed pursuant to this Section 2.14 to such Lender due to any such Change in Law shall be made in good faith in a manner generally consistent with such Lender’s standard practice.
Section 2.15Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Term Loan other than on a Payment Date (including as a result of the occurrence and continuance of an Event of Default), (b) the failure to borrow, convert, continue or prepay any SOFR Term Loan on the date specified in any notice delivered pursuant hereto (other than with respect to a conditional notice that is revoked in accordance with the terms of this Agreement), or (c) the assignment (or reallocation) of any SOFR Term Loan other than on a Payment Date as a result of a request by the Borrower pursuant to Section 2.18 or Section 10.08(d), then, in any such event, at the request of such Lender, the Borrower shall compensate such Lender for the loss, cost and expense sustained by such Lender attributable to such event (if any); provided that in no case shall this Section 2.15 apply to any payment pursuant to Section 2.10(b). Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the applicable rate of interest for such Term Loan (excluding, however the Applicable Margin included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue for the period that would have been the Interest Period for such Term Loan), over (ii) the amount of interest (as reasonably determined by such Lender) which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts (and the basis for requesting such amount or amounts) that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be prima facie evidence of the amount due (absent manifest error). The Borrower shall pay to the Administrative Agent for the account of such Lender the amount due within fifteen (15) days after receipt of such certificate.
Section 2.16Taxes.
(a)Any and all payments by or on account of any Obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any

Indemnified Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to any Agent or any Lender, as determined in good faith by the applicable Withholding Agent, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings for any Indemnified Taxes or Other Taxes (including deductions or withholdings for any Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.16), the applicable Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
(b)In addition (and without duplication of any payments with respect to Other Taxes pursuant to Section 2.16(a)), the Borrower, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Without duplication of amounts payable pursuant to Section 2.16(a) or 2.16(b), the Borrower shall indemnify each Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by or on behalf of or withheld or deducted from payments owing to such Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. After an Agent or a Lender, as the case may be, learns of the imposition of Indemnified Taxes or Other Taxes, such party will act in good faith to notify the Borrower promptly of its obligation thereunder. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, by the Administrative Agent on its own behalf or on behalf of a Lender, or by the Collateral Administrator or the Master Collateral Agent on its own behalf, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Each Lender shall, within ten (10) days after written demand therefor, indemnify the Administrative Agent, the Collateral Administrator and the Master Collateral Agent (to the extent the Administrative Agent, the Collateral Administrator or the Master Collateral Agent has not been reimbursed by the Borrower) for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, the Collateral Administrator or the Master Collateral Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent, the Collateral Administrator or the

Master Collateral Agent, respectively in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent, the Collateral Administrator or the Master Collateral Agent, as applicable, shall be conclusive absent manifest error.
(f)Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, the Administrative Agent and any Lender shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested by the Administrative Agent or the Borrower, such properly completed and executed documentation prescribed by applicable law or requested by the Administrative Agent or the Borrower as will enable the Administrative Agent or the Borrower to determine whether the Administrative Agent or such Lender is subject to backup withholding or information reporting requirements; provided that such Lender shall not be required to deliver any documentation pursuant to this Section 2.16(f) that such Lender is not legally able to deliver.
(g)(1) Without limiting the generality of the foregoing, each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(i)two (2) properly completed and duly executed originals of the applicable Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(ii)two (2) properly completed and duly executed originals of Internal Revenue Service Form W-8ECI (or any successor form),
(iii)two (2) properly completed and duly executed originals of Internal Revenue Service Form W-8IMY (or any successor form), accompanied by Internal Revenue Service Form W-8ECI (or any successor form), the applicable Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), Internal Revenue Service Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable,
(iv)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code (the “Portfolio Interest Exemption”), (x) a certificate in customary form to the effect that such

Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower or Parent within the meaning of Section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected (such certificate, a “Certificate Re: Non-Bank Status”), or if such Foreign Lender is an entity treated as a partnership, an Internal Revenue Service Form W-8IMY (or any successor form), together with a Certificate Re: Non-Bank Status on behalf of any beneficial owners claiming the Portfolio Interest Exemption, and (y) two (2) properly completed and duly executed originals of the applicable Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor form), or in the case of a Foreign Lender that is treated as a partnership, two (2) properly completed and duly executed originals of Internal Revenue Service Form W-8IMY (or any successor form), together with the appropriate Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor form) on behalf of each beneficial owner claiming the Portfolio Interest Exemption, or
(v)any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, properly completed and duly executed together with such supplementary documentation as may be prescribed by applicable law and reasonably requested by the Borrower or the Administrative Agent to permit the Borrower to determine the withholding or deduction required to be made.
(h)Any Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent and the Borrower, on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrower or the Administrative Agent), two (2) copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such Lender is entitled to an exemption from United States backup withholding tax.
(i)If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(j)If an Agent or a Lender determines, in its sole discretion, reasonably exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by one or more Loan Parties or with respect to which one or more Loan Parties have paid additional amounts pursuant to this Section 2.16, it shall pay over an amount equal to such refund to the applicable Loan Parties (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Parties under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender incurred in obtaining such refund (including Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Parties, upon the request of such Agent or such Lender, agree to repay the amount paid over to such Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will any Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (j) if, and then only to the extent, the payment of such amount would place such Agent or such Lender in a less favorable net after-Tax position than such Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(j) shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(k)Each of the Administrative Agent and the Collateral Administrator shall provide the Borrower with two (2) properly completed and duly executed originals of, if it is a “United States person” (as defined in Section 7701(a)(30) of the Code), Internal Revenue Service Form W-9 certifying that it is exempt from U.S. federal backup withholding tax, and, if it is not a United States person, (1) Internal Revenue Service Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) Internal Revenue Service Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent or the Collateral Administrator, as the case may be, agree to so treat the Administrative Agent or the Collateral Administrator, as the case may be, as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations), and shall update such forms periodically upon the reasonable request of the Borrower.
Section 2.17Payments Generally; Pro Rata Treatment.
(a)The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15, 10.04 or otherwise) prior to 3:00 p.m., on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at One Bryant Park, New York, New York 10036, pursuant to wire instructions to be provided by the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments hereunder shall be made in U.S. Dollars.
(b)[Reserved].
(c)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 8.04, 8.07 or 10.04(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(e)Pro Rata Treatment.
(i)Each payment by the Borrower in respect of the Term Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
(ii)Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made to the applicable Class or Classes of Term Loans pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Lenders.
Section 2.18Mitigation Obligations; Replacement of Lenders.
(a)If the Borrower is required to pay any additional amount or indemnification payment to any Lender under Section 2.14 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates, to file any certificate or document reasonably requested by the Borrower or to take other reasonable measures, if, in the judgment of such Lender, such designation, assignment, filing or other measures (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense (other than immaterial costs and expenses) and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Furthermore, in the event a Lender exercises an option described in Section 2.01(b), and as a result the Borrower incurs any additional cost or obligation that would not have occurred but for the exercise of such option, such Lender shall cooperate with the Borrower in good faith to reduce or eliminate such cost or obligation.
(b)If, after the date hereof, any Lender requests compensation under Section 2.14 or if the Borrower is required to pay any additional amount or indemnification payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, Non-Extending Lender or Non-Consenting Lender then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) prepay such Lender’s outstanding Term Loans (on a non-pro rata basis), or (ii) require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), in any case as of a Business Day specified in such notice from the Borrower; provided that (i) such terminated or assigning Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at the time of such termination or assignment, from the assignee (to the extent of such outstanding principal and accrued interest and fees in the case of an assignment) or the Borrower (in the case of all other amounts) and (ii) in the case of an assignment due to payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.
Section 2.19Certain Fees. The Borrower shall pay (i) to the Administrative Agent and the Lead Arrangers, the fees to which each is respectively entitled as set forth in the Fee Letter, among the Lead Arrangers and the Borrower, and the Administrative Agent Fee Letter, among the Administrative Agent and the Borrower, each dated as of the Closing Date (together, the “Fee Letter”), and (ii) to the Collateral Administrator, Collateral Custodian and the Master Collateral Agent the fees set forth in the Collateral Administrator and Master Collateral Agent Fee Letter, dated as of the date hereof (the “Collateral Administrator and Master Collateral Agent Fee Letter”), among the Collateral Administrator, the Collateral Custodian, the Master Collateral Agent and the Borrower dated as of the date hereof, in each case at the times set forth therein. Other than the amounts to be paid on the Closing Date, all amounts due and owing pursuant to the Fee Letter shall be subject to the payment priorities set forth in Section 2.10(b).

Section 2.20[Reserved].

Section 2.21Premium. Upon the occurrence of an Applicable Trigger Event, the Borrower agrees to pay to the Administrative Agent for the benefit of each Lender that holds an applicable Term Loan:
(a)If such Applicable Trigger Event occurs prior to the six month anniversary of the Closing Date, 1.0% of the amount prepaid or repaid (or deemed prepaid or repaid).
(b)If such Applicable Trigger Event occurs on or after the six month anniversary of the Closing Date, 0.0% of the amount prepaid or repaid (or deemed prepaid or repaid).
Any amounts payable in accordance with this Section 2.21 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Trigger Event, and the Borrower agrees that it is reasonable under the circumstances currently existing. The Loan Parties expressly agree that (i) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders and the Borrower giving specific consideration in the transaction for such agreement to pay the premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.21, Section 2.12 and Section 2.13, (v) the agreement to pay the premium is a material inducement to the Lenders to make the Term Loans, and (vi) the premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Applicable Trigger Event.
THE PREMIUM IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, AND THE PARTIES HERETO (OTHER THAN THE COLLATERAL ADMINISTRATOR AND THE COLLATERAL CUSTODIAN) EACH ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT THE SETTLEMENT AMOUNT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.
Section 2.22Nature of Fees. Except as otherwise specified in the Fee Letter or the Collateral Administrator and Master Collateral Agent Fee Letter, as applicable, all Fees shall be paid on the dates due, in immediately available funds, (a) to the Administrative Agent, as provided herein and in the Fee Letter or (b) the Collateral Administrator, Collateral Custodian or Master Collateral Agent, as applicable, as provided in the Collateral Administrator and Master Collateral Agent Fee Letter, as applicable. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.23Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b), the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and each Lender (and their respective banking Affiliates) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding the Escrow Accounts) at any time held and other indebtedness at any time owing by the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and each Lender (or any of such banking Affiliates) to or for the credit or the account of any Loan Party against any and all of any such overdue amounts owing to such Person under the Loan Documents, irrespective of whether or not the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian or such Lender shall have made any demand under any Loan Document; provided that in the event that any Defaulting Lender exercises any such right of setoff, (a) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(d) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Administrative Agent agree promptly to notify the Loan Parties after any such set-off and application made by such Lender, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian or the Administrative Agent (or any of such banking Affiliates), as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Administrative Agent under this Section 2.23 are in addition to other rights and remedies which such Lender, the Administrative Agent, the Master Collateral Agent, the Collateral Custodian and the Collateral Administrator may have upon the occurrence and during the continuance of any Event of Default.
Section 2.24Debt Service Coverage Cure. As of any Determination date, to the extent that Collections received in the Collection Account for the related DSCR Measurement Period are insufficient to satisfy the Debt Service Coverage Ratio Test for such DSCR Measurement Period (the “Shortfall Period”), at any time prior to such Determination Date the Borrower may deposit, or cause to be deposited into the Collection Account, funds in an amount necessary to satisfy the Debt Service Coverage Ratio Test for such Shortfall Period (determined as if such deposited funds constitute Collections attributable to such Shortfall Period); provided that (x) deposits made pursuant to this Section 2.24 shall not occur more than five times in the aggregate prior to the Term Loan Maturity Date and no more than two times in any 12 month period, (y) any such amounts received in the Collection Account on or prior to the applicable Determination Date in accordance with this Section 2.24 will be treated as Collections for the Shortfall Period for purposes of the Debt Service Coverage Ratio Test and all other purposes and (z) amounts deposited in the Collection Account after such Determination Date and designated as Cure Amounts by the Borrower shall be treated as Collections for the Quarterly Reporting Period in which such funds were deposited and shall not be included in the Debt Service Coverage Ratio Test for the Shortfall Period (amounts deposited pursuant to this paragraph being, “Cure Amounts”).
Section 2.25Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Loan Parties, the Lenders shall be entitled to immediate payment of such Obligations.
Section 2.26Defaulting Lenders.
(a)If at any time any Lender becomes a Defaulting Lender, then the Borrower may replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.02(b) (with the assignment fee to be waived in such instance and subject to any consents required by such Section) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender.
(b)Any Lender being replaced pursuant to Section 2.26(a) shall (i) execute and deliver to the Administrative Agent, an Assignment and Acceptance with respect to such Lender’s outstanding Term Loan Commitments and Term Loans, and (ii) deliver any documentation evidencing such Term Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as specified by the Borrower and such assignee, of the assigning Lender’s outstanding Term Loan Commitments and Term Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Term Loan Commitments and Term Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance (including, without limitation, any amounts owed under Section 2.15 due to such replacement occurring on a day other than a Payment Date), and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate documentation executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Term Loan Commitments and Term Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender; provided that an assignment contemplated by this Section 2.26(b) shall become effective notwithstanding the failure by the assigning Lender to deliver the Assignment and Acceptance contemplated by this Section 2.26(b), so long as the other actions specified in this Section 2.26(b) shall have been taken.
(c)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.08.

(d)Any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.26(f)) the termination of the Term Loan Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Collateral Administrator, to the fullest extent permitted by law, to the making of payments from time to time, as set forth in a written instruction from the Administrative Agent, in the following order of priority:
first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent;
second, to the payment of the Default Interest and then current interest due and payable to the Lenders which are Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, third, to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth, to pay principal then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, fifth, to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and sixth, after the termination of the Term Loan Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
(e)The Borrower may terminate the unused amount of the Term Loan Commitment of any Lender that is a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Non-Defaulting Lenders thereof), and in such event the provisions of Section 2.26(d) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, or any Lender may have against such Defaulting Lender.
(f)If the Borrower and the Administrative Agent agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the Non-Defaulting Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.26(d)), such Lender shall purchase at par such portions of outstanding Term Loans of the other Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Lenders to hold Term Loans on a pro rata basis in accordance with their respective ratable shares, whereupon such Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments shall be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(g)Notwithstanding anything to the contrary herein, the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.05.
Section 2.27Incremental Term Loans.
(a)Borrower Request. The Borrower may, by written notice to the Administrative Agent from time to time, request an increase to the existing Facility or one or more new term loan facilities (the commitments thereunder, the “Incremental Commitments” and the Term Loans thereunder, the “Incremental Term Loans”) in an amount not less than $25,000,000 individually from one or more Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Commitments in their sole discretion; provided that each Incremental Lender (which is not an existing Lender) shall be subject to the approval requirements of Section 10.02. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower propose that the proposed Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter notice as agreed to by the Administrative Agent) and (ii) the identity of each Eligible Assignee to whom the Borrower propose any portion of such Incremental Commitments be allocated and the amounts of such allocations (each provider of the Incremental Commitments referred to herein as an “Incremental Lender”); provided that any existing Lender approached to provide all or a portion of the proposed Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.
(b)Conditions. Any new Incremental Commitments shall become effective as of such Increase Effective Date provided that:
(i)each of the conditions set forth in Section 4.02 shall be satisfied or waived by the Incremental Lenders on or prior to such Increase Effective Date;
(ii)no Event of Default or Early Amortization Event shall have occurred and be continuing or would result from giving effect to the Incremental Commitments on, or the making of any Incremental Term Loans on, such Increase Effective Date; and

(iii)the pro forma LTV Ratio (Senior Debt) immediately after giving effect to the making of the Incremental Term Loans shall not exceed 55.0%.
(c)Terms of Incremental Commitments. The terms and provisions of Term Loans made pursuant to any Incremental Commitments shall be as follows:
(i)terms and provisions with respect to interest rates, maturity date and amortization schedule of Incremental Term Loans made pursuant to any Incremental Commitments shall be as agreed upon between the Borrower and the applicable Lenders providing such Incremental Term Loans (it being understood that the Incremental Term Loans may be part of the Initial Term Loans or any other Class of Term Loans);
(ii)the Weighted Average Life to Maturity of any Term Loans made pursuant to Incremental Commitments shall be no shorter than the remaining Weighted Average Life to Maturity of the then-outstanding Term Loans;
(iii)the maturity date for such Incremental Term Loans shall be on or after the Latest Maturity Date;
(iv)to the extent that the terms and provisions of Incremental Term Loans are not identical to an outstanding Class of Term Loans (except to the extent permitted by clauses (i), (ii) and (iii) above or clause (vi) below), such terms and conditions shall (A) be reasonably acceptable to the Administrative Agent or (B) not be materially more restrictive to the Borrower (as determined in good faith by the Borrower) than the terms of the then-outstanding Term Loans (except for (1) covenants, events of default and guarantees applicable only to periods after the Latest Maturity Date (as of the date of the incurrence of such Incremental Term Loans) and (2) subject to clause (vi), pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Lenders under the then-outstanding Term Loans, receive the benefit of such more restrictive terms; provided that in no event shall such Incremental Term Loans be subject to events of default resulting (either directly or through a cross-default or cross-acceleration provision) from the occurrence of any event described in the definition of “Alaska Bankruptcy Event” (or the occurrence of any such event with respect to any Subsidiary of Alaska other than any SPV Party) except on the same terms as the then-outstanding Term Loans;
(v)such Incremental Term Loans shall not be subject to any Guarantee by any Person other than a Loan Party and shall not be secured by a Lien on any asset other than any asset constituting Collateral (except to the extent that any additional collateral security is added to the Collateral to secure, and additional guarantees are added for the benefit of, the then-outstanding Term Loans); and

(vi)the All-In Yield applicable to any Incremental Term Loans shall be determined by the Borrower and the applicable Lenders providing such Incremental Term Loans; provided that, if the All-In Yield of any such Incremental Term Loans incurred within six months of the Closing Date exceeds the All-In Yield on any then-outstanding Term Loans (calculated in the same manner and after giving effect to any amendment to interest rate margins applicable to such outstanding Term Loans after the Closing Date but immediately prior to the time of the making of such Incremental Term Loans) by more than 0.50%, the applicable margins applicable to such outstanding Term Loans shall be increased to the extent necessary so that the yield on such Incremental Term Loans is no more than 0.50% greater than the All-In Yield on such then-outstanding Term Loans (it being agreed that any increase in yield to such outstanding Term Loans required due to the application of a SOFR or Alternate Base Rate floor on any Incremental Term Loans shall be effected solely through an increase in (or implementation of, as applicable) any SOFR or Alternate Base Rate floor applicable to such outstanding Term Loans).
The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Incremental Lender making such Incremental Commitment, in form and substance satisfactory to each of them; provided that if the terms of such Increase Joinder do not require the approval of the Administrative Agent pursuant to any other provision of this Agreement, then the Administrative Agent’s consent to the execution of such Increase Joinder will not be unreasonably withheld, conditioned or delayed. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.27. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to any Term Loans made pursuant to Incremental Commitments and this Agreement.
(d)Making of New Term Loans. On any Increase Effective Date on which one or more Incremental Commitments becomes effective, subject to the satisfaction of the foregoing terms and conditions, each Incremental Lender holding such Incremental Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Commitment.
(e)Equal and Ratable Benefit. The Incremental Term Loans and Incremental Commitments established pursuant to this Section 2.27 shall constitute Term Loans and Term Loan Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Collateral Documents.
Section 2.28Extension of Term Loans.

(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Extension Offer”), made from time to time by the Borrower to all Lenders holding Term Loans with like maturity date, on a pro rata basis (based on the aggregate Term Loan Commitments with like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in any such Extension Offers to extend the scheduled maturity date with respect to all or a portion of any outstanding principal amount of such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by changing the interest rate or fees payable in respect of such Term Loan Commitments) (each, an “Extension”, and subject to the last sentence of the definition of “Class”, each group of Term Loans, as so extended, as well as the original Term Loans not so extended, being a “tranche of Term Loans”, and any Extended Term Loan shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied or waived:
(i)no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the applicable Lenders (the “Extension Offer Date”);
(ii)except as to interest rates, fees, scheduled amortization payments of principal and final maturity (which shall be as set forth in the relevant Extension Offer), the Term Loan of any Lender that agrees to an Extension with respect to such Term Loan extended pursuant to an Extension Amendment (an “Extended Term Loan”), shall be a Term Loan with the same terms as the original Term Loans; provided that (1) the permanent repayment of Extended Term Loans after the applicable Extension shall be made on a pro rata basis with all other Term Loans, except that the Borrower shall be permitted to permanently repay any such tranche of Term Loans on a better than a pro rata basis as compared to any other tranche of Term Loans with a later maturity date than such tranche of Term Loans, (2) assignments and participations of Extended Term Loans shall be governed by the same assignment and participation provisions applicable to Term Loans, (3) the relevant Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of such Extension Amendment (immediately prior to the establishment of such Extended Term Loans), (4) Extended Term Loans may have call protection as may be agreed by the Borrower and the applicable Lenders of such Extended Term Loans, (5) no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier Term Loan Maturity Date are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans and (6) at no time shall there be Term Loans hereunder (including Extended Term Loans and any original Term Loans) which have more than five different maturity dates;

(iii)all documentation in respect of such Extension shall be consistent with the foregoing;
(i)the Borrower may amend, revoke or replace an Extension Offer at any time prior to the date on which Lenders under the tranche of Term Loans are requested to respond to the offer; and
(iv)any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.
For the avoidance of doubt, no Lender shall be obligated to accept any Extension Offer.
(b)[Reserved].
(c)With respect to all Extensions consummated by the Borrower pursuant to this Section 2.28, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 or Section 2.13 and (ii) each Extension Offer shall specify the minimum amount of Term Loans to be tendered, which shall be a minimum amount reasonably approved by the Administrative Agent (a “Minimum Extension Condition”). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.28 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.12, 2.17 and 8.08) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.28.
(d)The consent of the Administrative Agent shall not be required to effectuate any Extension. No consent of any Lender shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof), as applicable. All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches or Classes in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches or Classes, in each case on terms consistent with this Section 2.28.
(e)In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.28.
Section 3.

REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to make Term Loans hereunder, each Loan Party jointly and severally represents and warrants as follows:
Section 3.1Organization and Authority. Each of the Loan Parties (a) is duly organized or incorporated, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization or incorporation and is duly qualified and in good standing in each other jurisdiction in which the failure to so qualify would have a Material Adverse Effect and (b) has the requisite corporate or limited liability company power and authority to effect the Transactions and (c) has the requisite power and authority and the legal right to own or lease and operate their properties, pledge or grant other security interests over the Collateral and to conduct their business as now or currently proposed to be conducted.
Section 3.2Air Carrier Status. As of the date hereof, Alaska is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. Alaska holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. Alaska is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”). Alaska possesses or co-possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.
Section 3.3Due Execution. The execution, delivery and performance by the Loan Parties of each of the Transaction Documents to which it is a party:
(a)are within the respective corporate or limited liability company powers of such Loan Party, have been duly authorized by all necessary corporate or limited liability company action, including the consent of shareholders or members where required, and do not (i) contravene the charter, memorandum and articles of association, by-laws or limited liability company agreement (or equivalent documentation) of such Loan Party, (ii) violate any applicable law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, other than violations by a Loan Party which would not reasonably be expected to have a Material Adverse Effect or (iii) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on a Loan Party or any of their properties, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect; and
(b)do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person, other than (i) the filing of financing statements under the UCC, (ii) such as may be required in order to perfect and register the security interests and liens purported to be created by the Collateral Documents (including appropriate filings with the U.S. Patent and Trademark Office), (iii) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and remain in full force and effect, (iv) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect and (v) routine reporting obligations. Each Transaction Document to which a Loan Party is a party has been duly executed and delivered by the Loan Parties party thereto. This Agreement and the other Transaction Documents to which any Loan Party is a party, when delivered hereunder or thereunder, will be a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.4[Reserved].
Section 3.5Financial Statements; Material Adverse Change.
(a)The audited consolidated financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2023, included in Parent’s Annual Report on Form 10-K for 2023 filed with the SEC, as amended, present fairly, in all material respects, in accordance with GAAP, the financial condition, results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis as of such date and for such period.
(b)Except as disclosed in Parent’s Annual Report on Form 10-K for 2023 or any subsequent report filed by Parent on Form 10-Q or Form 8-K with the SEC, since December 31, 2023, there has been no Material Adverse Change.
Section 3.6[Reserved].
Section 3.7Liens. There are no Liens of any nature whatsoever on any Collateral other than Permitted Liens.
Section 3.8Use of Proceeds. The proceeds of the Term Loans received on the Closing Date shall be used (a) to fund the Term Loan Reserve Account and (b) in turn, to use a portion of such proceeds to make the Alaska Intercompany Loan and (c) to pay transaction costs, fees and expenses as contemplated hereby and as referred to in Section 2.19.
Section 3.9Litigation and Compliance with Laws.

(a)Except as disclosed in Parent’s Annual Report on Form 10-K for 2023 or any subsequent report filed by Parent on Form 10-Q or Form 8-K with the SEC since December 31, 2023, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any of their respective properties (including any properties or assets that constitute Collateral under the terms of the Loan Documents), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that (i) are likely to have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity, binding effect or enforceability of the Loan Documents, the IP Agreements, the Intercompany Agreements or the Mileage Plan Agreements or, in any material respect, the rights and remedies of the Secured Parties under the Loan Documents or in connection with the Transactions.
(b)Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party to its knowledge is currently in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and ownership of its property.
Section 3.10[Reserved].
Section 3.11[Reserved].
Section 3.12[Reserved].
Section 3.13Margin Regulations; Investment Company Act. No Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board, “Margin Stock”), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Term Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U. No Loan Party is, or is required to be, registered as an “investment company” under the 40 Act.
Section 3.14Ownership of Collateral.
(b)Each Grantor has good title, leasehold, license or rights to use, all Collateral (other than Intellectual Property and data, which is addressed below in clause (b)) owned or purported to be owned by it that is material to the conduct of the business of such Grantor, in each case free and clear of all Liens other than Permitted Liens.
(a)Except for Intellectual Property and data that is not material, individually or in the aggregate, to the conduct of the business of the Borrower, the Borrower has good title to all Intellectual Property and data that is Collateral owned or purported to be owned by it, in each case free and clear of all Liens other than Permitted Liens, subject to the filing of assignments at the applicable intellectual property office for Intellectual Property contributed directly or indirectly to the Borrower pursuant to the Contribution Agreements.
Section 3.15Perfected Security Interests. The Collateral Documents, taken as a whole, are effective to create in favor of the Master Collateral Agent or the Collateral Administrator, as applicable, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Collateral to the extent purported to be created thereby, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. With respect to the Collateral as of the Closing Date, at such time as (a) financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid), (b) the execution of Account Control Agreements (if applicable), and (c) the appropriate filings with the United States Patent and Trademark Office are made, the Master Collateral Agent, for the benefit of the Secured Parties, shall have a first priority perfected security interest and/or mortgage (or comparable Lien) in all of such Collateral to the extent that the Liens on such Collateral may be perfected upon the filings, registrations or recordations or upon the taking of the actions described in clauses (a), (b) and (c) above, subject in each case only to Permitted Liens, and such security interest is entitled to the benefits, rights and protections afforded under the Collateral Documents applicable thereto (subject to the qualification set forth in the first sentence of this Section 3.15).
Section 3.16Payment of Taxes. Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid when due all Taxes required to have been paid by it, except and solely to the extent that, in each case (a) such Taxes are being contested in good faith by appropriate proceedings or (b) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 3.17Anti-Corruption Laws and Sanctions. Alaska has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Alaska, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Alaska and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Alaska, any of its Subsidiaries or to the knowledge of Alaska any of their respective directors or officers is a Sanctioned Person. No Loan Party will directly or knowingly indirectly use the proceeds of any Borrowing hereunder, or lend, contribute or otherwise make available such proceeds to any of its Subsidiaries or any other person or entity, for the purpose of financing the activities of any person currently the subject of any Sanctions in a manner that would constitute or give rise to a violation of any Sanctions by any party hereto.
Section 3.18Schedule of the Mileage Plan Agreements; Sole Intercompany Agreement. Schedule 3.18 sets forth the name of each Mileage Plan Agreement and each Material Mileage Plan Agreement as of the Closing Date. After giving effect to any agreements, licenses or sublicenses terminated or cancelled on the Closing Date, other than the Intercompany

Agreements, the Alaska Intercompany Note, the Deeds of Undertaking, the Management Agreement and the IP Agreements provided to the Administrative Agent prior to the Closing Date, no Loan Party is party to any material agreement, license or sublicense with any other Loan Party governing the Mileage Plan Program.
Section 3.19Representations Regarding the Mileage Plan Agreements. With respect to each Mileage Plan Agreement as of the Closing Date and on the initial date that an agreement is designated as a “Mileage Plan Agreement” on Schedule 3.18 (solely in respect of such Mileage Plan Agreement) pursuant to Section 5.16(i):
(a)(i) each Loan Party that is a party to such Mileage Plan Agreement had full legal capacity to execute and deliver such Mileage Plan Agreement and (ii) (x) such Mileage Plan Agreement is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Loan Party enforceable against such Loan Party in accordance with its terms, subject to usual and customary bankruptcy, insolvency and equity limitations and (y) such Mileage Plan Agreement is not subject to, or the subject of any assertions in respect of, any material litigation, dispute or offset of the applicable Loan Party or its Subsidiaries;
(b)to the knowledge of the Loan Parties, (i) no default by any party thereto exists and (ii) no party thereto is delinquent in payment of any other amounts required to be paid thereunder, in each case, that would reasonably be expected to result in a Material Adverse Effect;
(c)such Mileage Plan Agreement complies with, and will not violate, any applicable law except as would not reasonably be expected to result in a Material Adverse Effect;
(d)except as disclosed to the Administrative Agent, the Mileage Plan Agreements permit the Loan Parties to grant a security interest therein granted to the Master Collateral Agent pursuant to the Collateral Documents; and
(e)as of the Closing Date, the Collateral includes all of the rights under the contracts that generate at least 85.0% of the Mileage Plan Revenues for the preceding twelve (12) calendar months.
Section 3.20Compliance with IP Agreements. Each Loan Party is in compliance in all material respects with the terms and conditions of each IP Agreement to which it is a party as of the Closing Date.
Section 3.21Fraudulent Conveyance. No Grantor is transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.
Section 3.22Intellectual Property.
(a)Except as would not be reasonably expected to result in a Material Adverse Effect, Alaska and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the Mileage Plan Customer Data and all Trade Secrets of Alaska

and its Subsidiaries included in the Mileage Plan Intellectual Property (and any material Trade Secrets owned by any Person to whom any Loan Party or any of its Subsidiaries has a confidentiality obligation with respect to the Mileage Plan Program), as determined in their commercially reasonable business judgment. No material portion of the Mileage Plan Customer Data, and no such material Trade Secrets have been disclosed by Alaska and its Subsidiaries to any Person other than (i) pursuant to a written agreement restricting the disclosure and use thereof or (ii) Mileage Plan Customer Data disclosed to members in the ordinary course of operating the Mileage Plan Program. Except as would not be reasonably expected to result in a Material Adverse Effect, no current or former employee, contractor or consultant of Alaska or its Subsidiaries or their Affiliates has any right, title or interest in or to any Mileage Plan Intellectual Property. All Persons (including any current or former employees, contractors or consultants) who have developed, created, conceived or reduced to practice any material Mileage Plan Intellectual Property for Alaska or any of its Subsidiaries have assigned all right, title and interest in and to all such Mileage Plan Intellectual Property pursuant to a valid and enforceable written contract or by operation of law.
(b)Following the contribution on the Closing Date of the Mileage Plan Intellectual Property by Alaska, directly or indirectly, to the Borrower pursuant to the Contribution Agreements, Alaska and each of its subsidiaries (other than the Borrower) would not be able to operate the Mileage Plan Program in a manner materially consistent with the operation of the Mileage Plan Program on the Closing Date, or any other similar airline loyalty program (other than a Permitted Acquisition Loyalty Program or Specified Minority Owned Program) in a similar manner, without the rights granted to Alaska with respect to such Mileage Plan Intellectual Property under the IP Licenses.
Section 3.23Privacy and Data Security.
(a)Except as would not be reasonably expected to result in a Material Adverse Effect, each applicable Loan Party maintains commercially reasonable privacy and data security policies. Except as would not be reasonably expected to result in a Material Adverse Effect, during the five (5) year period preceding the date hereof, each applicable Loan Party and each of its Subsidiaries and each of its Third Party Processors have been and, as of the date hereof, is in compliance with (i) all applicable internal privacy policies and privacy policies contained on any websites maintained by or on behalf of each such Loan Party or such Subsidiary, and such policies are consistent with the actual practices of such entity, (ii) all applicable Data Protection Laws with respect to Personal Data, including Data Protection Laws anywhere in the United States, the State of California, the Cayman Islands, the United Kingdom and the European Union and (iii) its contractual commitments and obligations regarding Personal Data.
(b)Except as would not be reasonably expected to result in a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not cause any Loan Party to be in violation or breach of any policy of any Loan Party, law of the United States or European Union or contractual agreement to which any Loan Party is a party, in each case with respect to Personal Data.

Section 4.

CONDITIONS OF LENDING
Section 4.1Conditions Precedent to Closing. This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied (or waived by the Lenders in accordance with Section 10.08 and by the Administrative Agent), subject in all respects to Section 4.03:
(a)Supporting Documents. The Administrative Agent shall have received with respect to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent:
(i)to the extent available in the applicable jurisdiction, a certificate of the Secretary of State of the state of such entity’s incorporation or formation (other than in respect of any entity incorporated in the Cayman Islands), dated as of a recent date, as to the good standing of that entity and a certificate of good standing issued by the Registrar of Companies dated as of a recent date in respect of each Loan Party incorporated, registered or formed in the Cayman Islands;
(ii)a certificate of the Secretary or an Assistant Secretary (or similar officer), of such entity dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation, registration or formation and the memorandum and articles of association, by-laws or limited liability company or other operating agreement (as the case may be) (or equivalent constitutional documents) of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors, board of managers or members (or similar managing body) of that entity authorizing the Borrowings hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the other Loan Documents and any other documents required or contemplated hereunder or thereunder, and the granting of the Liens contemplated hereby or the other Loan Documents (in each case to the extent applicable to such entity), (C) that the certificate of incorporation, registration or formation (or equivalent constitutional documents ) of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above (if applicable), and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer or similar authorized person of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii)); and

(iii)an Officer’s Certificate from the Borrower certifying (A) as to the accuracy in all material respects of the representations and warranties of all of the Loan Parties set forth in the Loan Documents as though made on the Closing Date, except to the extent that any such representation or warranty by its terms is made as of a different specified date, in which case as of such date (provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the applicable date, before and after giving effect to the Transactions) and (B) as to the absence of any Early Amortization Event or an Event of Default occurring and continuing on the Closing Date after giving effect to the Transactions.
(b)Term Loan Credit Agreement. Each party hereto (including the Borrower and each Guarantor) shall have duly executed and delivered to the Administrative Agent this Agreement.
(c)Security Agreements. The Loan Parties shall have duly executed and delivered to the Administrative Agent the Security Agreement, the Alaska Security Agreement, the Cayman Share Mortgages and each of the IP Security Agreements, in each case in form and substance reasonably acceptable to the Administrative Agent and shall have delivered all financing statements reasonably requested by the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, and required to grant an enforceable security interest in the applicable Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the UCC as enacted in all relevant jurisdictions, together with certificates, if any, representing the pledged Equity Interests accompanied by undated stock powers executed in blank to the extent required by the Security Agreement or the Alaska Security Agreement.
(d)Collateral Agency and Accounts Agreement. The Borrower, the Collateral Administrator, the Depositary and the Master Collateral Agent shall have executed the Collateral Agency and Accounts Agreement.
(e)Opinions of Counsel. The Administrative Agent, the Collateral Administrator and the Master Collateral Agent shall have received each of the following, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent:
(i)a customary written opinion of Alaska’s Legal Department, including a non-conflict with certain contractual obligations opinion;
(ii)a customary written opinion of Debevoise & Plimpton LLP, special New York counsel to the Loan Parties, including a true contribution opinion;

(iii)a customary written opinion of Walkers, special Cayman Islands counsel, including as to non-consolidation of the SPV Parties, Parent and Alaska, a true contribution opinion and customary Cayman transaction opinions;
(iv)a customary written opinion of Davis Wright Tremaine LLP, special Alaska counsel to the Loan Parties;
(v)a customary written opinion of Davis Wright Tremaine LLP, special Delaware counsel to the Loan Parties;
(f)[Reserved].
(g)Payment of Fees and Expenses. The Borrower shall have paid to the Agents, the Lead Arrangers and the Lenders the then unpaid balance of all accrued and unpaid Fees due, owing and payable under and pursuant to this Agreement, as referred to in Sections 2.19, and all reasonable and documented out-of-pocket expenses of the Administrative Agent (including reasonable attorneys’ fees of Milbank LLP and Walkers) and the Collateral Administrator, the Master Collateral Agent (including reasonable attorneys’ fees of Shipman & Goodwin LLP) and the Depositary for which invoices have been presented at least two (2) Business Days prior to the Closing Date, or the Borrower shall have authorized that such fees and expenses be deducted from the proceeds of the initial funding under the Term Loans.
(h)Lien Searches. The Administrative Agent shall have received copies of (i) UCC, tax and judgment lien searches, in each case as of a recent date that name the Borrower and the other SPV Parties (under their current and any previous names used within the last five years) and in such offices and the states (or other jurisdictions) of formation of such Persons or in which the chief executive office of each such Person is located together with copies of the financing statements (or similar documents) disclosed by such search, and (ii) lien searches of the United States Patent and Trademark Office and United States Copyright Office in respect of the Mileage Plan Intellectual Property transferred by Alaska pursuant to the Contribution Agreements on the Closing Date, in each case of (i) and (ii) accompanied by evidence reasonably satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) are in respect of a Permitted Lien.
(i)[Reserved].
(j)Representations and Warranties. All representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents executed and delivered on the date hereof or on the Closing Date shall be true and correct in all material respects on and as of the Closing Date, before and after giving effect to the Transactions, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the Transactions.

(k)No Early Amortization Event or Event of Default. Before and after giving effect to the Transactions, no Early Amortization Event or Event of Default shall have occurred and be continuing on the Closing Date.
(l)Patriot Act. The Lenders shall have received at least three (3) days prior to the Closing Date all documentation and other information, including a Beneficial Ownership Certification, required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that such Lenders shall have requested from any Loan Party at least ten (10) days prior to the Closing Date.
(m)[Reserved.]
(n)Direction of Payment. Alaska shall provide confirmation that a Direction of Payment has been delivered to a sufficient number of counterparties under Mileage Plan Agreements to cause at least 85% of the Mileage Plan Revenues to be directly deposited into the Collection Account.
(o)Contribution Agreements. The Borrower shall provide copies of executed agreements evidencing the transfer of (i) all of Alaska’s and HoldCo’s respective rights, title and interest in and to the Mileage Plan Intellectual Property that it owns or purports to own (excluding the Specified Intellectual Property) to the Borrower, (ii) all of Alaska’s and HoldCo’s respective rights to establish, create, organize, initiate, participate, operate, assist, benefit from, promote or otherwise be involved in or associated with, in any capacity, the Mileage Plan Program or any other customer loyalty miles program or any similar customer loyalty program to the Borrower (other than with respect to a Specified Minority Owned Program or a Permitted Acquisition Loyalty Program), and (iii) all of the Assigned Mileage Plan Agreement Rights, in each case, pursuant to Contribution Agreements in form and substance reasonably satisfactory to the Administrative Agent.
(p)Other Transaction Documents. The Administrative Agent shall have received a copy of each other Transaction Document required to be delivered on the Closing Date duly executed and delivered by each of the parties thereto.
(q)Ratings. The Loan Parties shall have obtained ratings for the Initial Term Loans from two (2) Rating Agencies (which Rating Agencies are acceptable to the Lead Arrangers in their reasonable discretion).
The execution by each Lender of this Agreement shall be deemed to be confirmation by such Lender that any condition relating to such Lender’s satisfaction or reasonable satisfaction with any documentation set forth in this Section 4.01 has been satisfied as to such Lender.
Section 4.2Conditions Precedent to Each Loan. The obligation of the Lenders to make any Term Loans, including the Term Loans to be made on the Closing Date, is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:

(a)Notice. The Administrative Agent shall have received a Loan Request pursuant to Section 2.03 with respect to such Borrowing.
(b)Representations and Warranties. All representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents to which it is a party shall be true and correct in all material respects on and as of the date such Term Loan is made, before and after giving effect to Borrowing of such Term Loan, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to Borrowing of such Term Loan.
(c)No Early Amortization Event or Event of Default. Before and after giving effect to the Borrowing of such Term Loan on a pro forma basis, no Early Amortization Event or Event of Default shall have occurred and be continuing on the date such Term Loan is made.
The acceptance by the Borrower of each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Section 4.02 have been satisfied at that time.
Section 4.3Conditions Subsequent.
(a)Any assignment, pursuant to a Contribution Agreement, of Mileage Plan Intellectual Property registered in the United States shall be filed in the applicable intellectual property office on or before the date that is sixty (60) days after the Closing Date; provided that such period may be extended to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree in its reasonable discretion. Any assignment, pursuant to a Contribution Agreement, of Mileage Plan Intellectual Property registered outside the United States shall be filed in the applicable intellectual property office on or before the date that is one hundred and eighty (180) days after the Closing Date (as extended automatically without further consent to the extent the Borrower is diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of applicable law or a pandemic or other similar events and conditions (e.g., natural disaster), which are outside the control of the Borrower); provided that such period may be extended to a later date as the Master Collateral Agent (acting at the direction of the Collateral Controlling Party) may agree.
(b)Within 270 days of the Closing Date, Alaska shall segregate, compile and host, and thereafter Alaska shall maintain, current and future Mileage Plan Customer Data in a database (the “Mileage Plan Customer Database”) separate from the database containing any data owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by Parent or any of its Subsidiaries (other than the Mileage Plan Customer Data); provided that Dated Mileage Plan Member Profile Data may be commingled with other data owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by Parent or any of its Subsidiaries that is held in an archival format (such commingled Dated Mileage Plan Member Profile Data, “Archived Mileage Plan Member Profile Data”); and further provided that Alaska shall not be required to remove or segregate any Alaska Traveler Related Data contained in the Mileage Plan Customer Database. Any copies of Archived Mileage Plan Member Profile Data contained in the Mileage Plan Customer Database shall continue to be subject to the security interest granted under the Collateral Documents. The Mileage Plan Customer Database shall be property of the Borrower and subject to the lien granted under the Collateral Documents.
Section 5.

AFFIRMATIVE COVENANTS
From the date hereof and for so long as the Term Loan Commitments remain in effect, the principal of or interest on any Term Loan is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:
Section 5.1Financial Statements, Reports, Etc. The Borrower shall deliver to the Administrative Agent on behalf of the Lenders:
(a)Within (i) thirty (30) days after Parent files them with the SEC, copies of annual report, quarterly reports, current reports and the other information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Parent is required to file with the SEC pursuant to Sections 13 and 15(d) of the Exchange Act; provided that reports, information and documents filed by the Parent with the SEC via the EDGAR system (or any similar successor system) will be deemed to have been furnished to the Trustee as of the time such documents are so filed and (ii) one hundred eighty (180) days after the end of the fiscal year ending December 31, 2024, and within one hundred twenty (120) days after the end of each fiscal year thereafter, the unaudited financial statements of HoldCo and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year;
(b)Within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year beginning on March 31, 2025, unaudited financial statements (including cash flows) of HoldCo and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year;
(c)Within the time period under Section 5.01(a) above with respect to Parent, a certificate of a Responsible Officer of Parent certifying that, to the knowledge of such Responsible Officer, no Early Amortization Event or Event of Default has occurred and is continuing, or, if, to the knowledge of such Responsible Officer, such an Early Amortization

Event or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
(d)On or prior to each Determination Date, a certificate of a Responsible Officer demonstrating in reasonable detail compliance with (i) Section 5.20 as of the last day of the most recently completed Quarterly Reporting Period and (ii) the Debt Service Coverage Ratio Test as of the last day of the most recently completed Quarterly Reporting Period;
(e)On each Determination Date, deliver a Payment Date Statement to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent.  The Administrative Agent may, prior to the related Payment Date, provide notice to the Borrower, the Collateral Administrator and the Master Collateral Agent of any information contained in the Payment Date Statement that the Administrative Agent believes to be incorrect.  If the Administrative Agent provides such a notice, the Borrower shall use its reasonable efforts to resolve the discrepancy and provide an updated Payment Date Statement on or prior to the related Payment Date. If the discrepancy is not resolved and a replacement Payment Date Statement is not received by the Collateral Administrator prior to the payment of Available Funds on the related Payment Date pursuant to Section 2.10(b), and it is later determined that the information identified by the Administrative Agent as incorrect was in fact incorrect and such error resulted in a party receiving a smaller distribution on the Payment Date than they would have received had there not been such an error, then the Borrower shall remit payment to such party for such shortfall;
(f)[Reserved];
(g)Promptly upon knowledge thereof by a Responsible Officer of the Borrower, give to the Administrative Agent notice in writing of any Early Amortization Event or Event of Default;
(h)[Reserved]; and
(i)Subject to any confidentiality restrictions under binding agreements or limitations imposed by applicable law, a notice posted on a password protected website to which the Administrative Agent will have access (or otherwise deliver to the Administrative Agent, including, without limitation, by electronic mail) of (i) any material amendment, restatement, supplement, waiver or other material modification to any Material Mileage Plan Agreement promptly (but in no case within thirty (30) days) upon the effectiveness of such material amendment, restatement, supplement, waiver or other material modification and (ii) any termination, cancellation or expiration received or delivered by a Loan Party with respect to a Material Mileage Plan Agreement (with such notice posted as soon as reasonably practicable after such termination, cancellation or expiration).
In no event shall the Administrative Agent be entitled to inspect, receive and make copies of materials, (i) except in connection with any enforcement or exercise of remedies, (A) that constitute non-registered Mileage Plan Intellectual Property, non-financial Trade Secrets

(including the Mileage Plan Customer Data) or non-financial proprietary information, or (B) in respect of which disclosure to the Administrative Agent, any Collateral Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder) or (ii) that are subject to attorney client or similar privilege or constitute attorney work product or constitute Excluded Intellectual Property. The Borrower agrees to provide copies of any notices or any deliverables given or received under the Collateral Agency and Accounts Agreement to the Administrative Agent, including any notice or deliverable required to be provided to the Senior Secured Debt Representatives.
Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the Syndtrak website on the Internet at http://syndtrak.com or on Intralinks, ClearPar or a substantially similar electronic transmission system (the “Platform”). Information required to be delivered pursuant to this Section 5.01 by any Loan Party shall be delivered pursuant to Section 10.01 hereto. Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on Alaska’s general commercial website on the Internet (to the extent such information has been posted or is available as described in such notice), as such website may be specified by the Borrower to the Administrative Agent from time to time. Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.
Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (i) expressly marked by a Loan Party as “PUBLIC”, (ii) such notice or communication consists of copies of any Loan Party’s public filings with the SEC or (iii) such notice or communication has been posted on Alaska’s general commercial website on the Internet, as such website may be specified by the Borrower to the Administrative Agent from time to time.
Delivery of reports, information and documents to the Collateral Administrator is for informational purposes only, and its receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including any Loan Party’s or any other Person’s compliance with any of its covenants under this Agreement or any other Loan Document. The Collateral Administrator shall have no liability or responsibility for the content, filing or timeliness of any report or other information delivered, filed or posted under or in connection with this Agreement, the other Loan Documents or the transactions contemplated hereunder or thereunder. For the avoidance of doubt, the Collateral Administrator shall have no duty to monitor or access any website of a Loan Party or any other Person referenced herein, shall not have any duty to monitor, determine or inquire as to compliance or performance by any Loan Party or any other Person of its obligations under this Section 5.01 or otherwise and the Collateral Administrator shall not be responsible or liable for any Loan Party’s or any other Person’s non-performance or non-compliance with such obligations.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE INFORMATION TO BE PROVIDED PURSUANT TO THIS SECTION 5.01 OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM SUCH INFORMATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH SUCH INFORMATION OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Alaska, Parent, the Borrower, the SPV Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of such information or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
Section 5.2Taxes. Each Loan Party shall pay and discharge promptly all taxes, assessments, governmental charges, levies or claims imposed upon it or upon its income or profits or in respect of its property, before the same shall become more than ninety (90) days delinquent, except in each case where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that each Loan Party shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings.
Section 5.3[Reserved].
Section 5.4Corporate Existence. Each Loan Party shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its corporate existence in accordance with its respective Specified Organization Documents and all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except (a) if such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) as otherwise permitted in connection with (i) sales of assets not restricted by Section 6.04 or (ii) mergers, liquidations and dissolutions permitted by Section 6.10.
Section 5.5Compliance with Laws. Each Loan Party shall comply, and cause each of its Subsidiary Guarantors to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse

Effect. AAG will maintain in effect policies and procedures reasonably designed to promote compliance by it, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.6Contribution of Mileage Plan Intellectual Property. Alaska shall contribute Intellectual Property and data to the Borrower pursuant to the Contribution Agreements from time to time so that at all times Alaska and its Subsidiaries (other than the Borrower) would not be able to operate the Mileage Plan Program in a manner materially consistent with the operation of the Mileage Plan Program at such time, or any other similar airline loyalty program (other than a Permitted Acquisition Loyalty Program or Specified Minority Owned Program) in a similar manner, without the rights granted to Alaska with respect to such Mileage Plan Intellectual Property under the IP Licenses; provided that, for the avoidance of doubt, neither Parent not any of its Subsidiaries shall be required to so contribute any Airlines Business Intellectual Property or sublicense any Intellectual Property owned by any non-Affiliate third party.
Section 5.7Special Purpose Entity. Other than as required or permitted by the Transaction Documents or the Mileage Plan Agreements, the SPV Parties have not and shall not:
(a)engage in any business or activity other than (i) the purchase, receipt, management and sale of Collateral and Excluded Property; provided that in no event shall any SPV Party purchase, receive, manage or sell real property, (ii) the transfer and pledge of Collateral pursuant to the terms of the Collateral Documents and the Priority Lien Debt Documents and the Junior Lien Debt Documents, (iii) the entry into and the performance under the Transaction Documents and Mileage Plan Agreements to which it is a party and (iv) such other activities as are incidental to any of the foregoing;
(b)acquire or own any material assets other than (i) the Collateral and Excluded Property; provided that in no event shall any SPV Party acquire or own real property, or (ii) incidental property as may be necessary or desirable for the operation of any SPV Party and the performance of its obligations under the Transaction Documents and Mileage Plan Agreements to which it is a party and the Priority Lien Debt Documents and the Junior Lien Debt Documents;
(c)except as permitted by this Agreement (i) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, or (ii) change its legal structure, or jurisdiction of incorporation, unless, in connection with any of the foregoing, such action shall result in the substantially contemporaneous occurrence of the Discharge of Senior Secured Debt Obligations;
(d)except as otherwise permitted under Section 5.07(c), fail to preserve its existence as an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(e)form, acquire or own any Subsidiary, own any Equity Interests in any other entity, or make any Investment in any Person other than to the extent permitted in its memorandum and articles of association and the Loan Documents (it being understood that each SPV Party shall only be permitted to form and thereafter own one or more Subsidiaries that are each SPV Parties or will become SPV Parties upon satisfaction of the requirements set forth in clauses (4), (5) and (6) of the proviso in the definition of “Permitted Loyalty Subsidiary” within the time periods set forth in Section 5.16(k));
(f)except as contemplated in the Senior Secured Debt Documents, commingle its assets with the assets of any of its Affiliates, or of any other Person;
(g)incur any Indebtedness other than (i) Indebtedness to the Secured Parties hereunder (including Incremental Term Loans) or in conjunction with a repayment of all or a portion of the Term Loans owed to the Lenders and a termination of all the Term Loan Commitments, (ii) any other Priority Lien Debt, (iii) any Junior Lien Debt and (iv) ordinary course contingent obligations under or any terms thereof related to the Mileage Plan Agreements (such as customary indemnities to fronting banks, administrative agents, collateral agents, depository banks, escrow agents, etc.);
(h)become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due in the ordinary course of business;
(i)fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;
(j)enter into any contract or agreement with any Person, except (i) the Transaction Documents to which it is a party and the Priority Lien Debt Documents and the Junior Lien Debt Documents, (ii) organizational documents, (iii) Mileage Plan Agreements or other co-branding, partnering or similar agreements, (iv) agreements between any SPV Party and Alaska and/or its Subsidiaries substantially consistent with Alaska’s arrangements with its other Subsidiaries that (I) terminate upon such SPV Party ceasing to be a Subsidiary of Alaska, (II) do not involve the payment of cash to or from such SPV Party, (III) are entered into for the primary purpose of managing the transfer and processing of data among the parties thereto and (IV) contain non-petition and nonrecourse covenants with respect to such SPV Party consistent with the provisions set forth in this Agreement, (v) intercompany agreements for loans from the Borrower to Alaska permitted under Section 6.01, (vi) other contracts or agreements that (x) are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s length basis with third parties other than such Person, (y) contain non-petition covenants with respect to such SPV Party consistent with the provisions set forth in this Agreement and (z) contain nonrecourse covenants with respect to such SPV Party consistent with the provisions set forth in this Agreement;
(k)seek its dissolution or winding up in whole or in part;

(l)fail to use commercially reasonable efforts to correct promptly any material known misunderstandings regarding the separate identities of any SPV Party, on the one hand, and any Affiliate or any principal thereof or any other Person, on the other hand;
(m)except pursuant to the Transaction Documents and Mileage Plan Agreements, the Priority Lien Debt Documents and the Junior Lien Debt Documents guarantee, become obligated for, or hold itself out to be responsible for the Indebtedness of another Person;
(n)fail, in any material respect, either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business, solely in its own name in order not (i) to mislead others as to the identity of the Person with which such other party is transacting business, or (ii) to suggest that it is responsible for the Indebtedness of any third party (including any of its principals or Affiliates (other than as contemplated or required pursuant to the Transaction Documents or Mileage Plan Agreements));
(o)fail, to the extent of its own funds (taking into account the requirements in the Transaction Documents and Mileage Plan Agreements), to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(p)[Reserved];
(q)fail to maintain separate financial statements, which may be unaudited, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided that the SPV Parties’ assets may be included in a consolidated financial statement of its Affiliates so long as (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the SPV Parties from such Person and to indicate that the SPV Parties’ assets and credit are not available to satisfy the Indebtedness and other obligations of such Person or any other Person except for Indebtedness incurred and other obligations pursuant to the Loan Documents, the Priority Lien Debt Documents and the Junior Lien Debt Documents and (ii) such assets shall also be listed on the SPV Parties’ own separate balance sheet (in each case, subject to clause (y) below);
(r)fail to pay its own separate liabilities and expenses only out of its own funds (other than as contemplated under any Director Services Agreement);
(s)maintain, hire or employ any individuals as employees; provided that the SPV Parties are not prohibited or limited in any manner from having directors and officers;
(t)acquire the obligations or securities issued by its Affiliates or members (other than (i) any equity interests of another SPV Party that is a Subsidiary of such SPV Party or (ii) intercompany loans permitted under Section 6.01);

(u)fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
(v)pledge its assets to secure the obligations of any other Person other than pursuant to the Loan Documents, the Priority Lien Debt Documents and the Junior Lien Debt Documents;
(w)fail to have such Independent Directors as are required pursuant Section 5.08;
(x)(i) institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization, restructuring, liquidation (including provisional liquidation), winding up or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, restructuring officer, liquidator, provisional liquidator, assignee, trustee, sequestrator, collateral agent or any similar official for any SPV Party, (v) make any general assignment for the benefit of any SPV Party’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any corporate action to approve any of the foregoing; or
(y)fail to file its own tax returns separate from those of any other Person, except to the extent that any SPV Party is treated as a disregarded entity for U.S. federal and applicable state and local income tax purposes.
Section 5.8SPV Party Independent Directors. No SPV Party shall fail for five (5) consecutive Business Days to have the Required Number of Independent Directors (or 30 days in the case of such Independent Director’s death, disability or resignation, provided that in the case of the Borrower, one Independent Director remains at the Borrower during such period). Each SPV Party agrees that no vote for a “Material Action” (as defined in the Specified Organization Documents of such SPV Party) shall be held unless such SPV Party has the Required Number of Independent Directors at such time, all Required Number of Independent Directors are present for such vote and the affirmative vote of all Independent Directors is required for such SPV Party to take such “Material Action.”
Section 5.9Regulatory Matters; Citizenship; Air Carrier Status. Alaska will:
(a)maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49; and
(b)maintain at all times its status at the FAA as an “air carrier” and hold an air carrier operating certificate under Section 44705 of Title 49 and operations specifications issued by the FAA pursuant to Parts 119 and 121 of Title 14 as currently in effect or as may be amended or recodified from time to time.

Section 5.10Collateral Ownership. Subject to the provisions described (including the actions permitted) under Section 6 hereof, each Grantor will continue to maintain its interest in and right to use all property and assets so long as such property and assets constitute Collateral, except as would not reasonably be expected to result in a Material Adverse Effect.
Section 5.11[Reserved].
Section 5.12Guarantors; Grantors; Collateral.
(a)Alaska shall take, and cause each Guarantor to take, such actions as are necessary in order to ensure that the obligations of the Loan Parties hereunder and under the other Loan Documents are guaranteed by all Guarantors. If Alaska or any of its Subsidiaries acquires, creates or designates a Permitted Loyalty Subsidiary after the Closing Date, then Alaska will promptly cause such Permitted Loyalty Subsidiary to guarantee the Guaranteed Obligations and become a Guarantor by executing an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit B.
(b)Alaska and the Borrower shall, in each case at their own expense, (A) cause each Permitted Loyalty Subsidiary to become a Grantor and to become a party to each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create and perfect a first priority Lien (subject to Permitted Liens) in favor of the Master Collateral Agent for the benefit of the Secured Parties in substantially all of its assets (other than Excluded Property), subject to and in accordance with the terms, conditions and provisions of the Loan Documents (it being understood that only the Borrower and HoldCo shall be required to become Grantors and pledge their respective Collateral on the Closing Date), (B) promptly execute and deliver (or cause such Grantor to execute and deliver) to the Administrative Agent and the Collateral Administrator such documents and take such actions to create, grant, establish, preserve and perfect the applicable priority Liens (subject to Permitted Liens) (including to obtain any release or termination of Liens not permitted under Section 6.06 and the filing of UCC financing statements, as applicable) in favor of the Master Collateral Agent for the benefit of the Secured Parties on such assets of any Grantor to secure the Obligations to the extent required under the applicable Collateral Documents or reasonably requested by the Administrative Agent or the Master Collateral Agent, and to ensure that such Collateral shall be subject to no other Liens other than Permitted Liens and (C) if reasonably requested by the Administrative Agent or the Collateral Administrator, deliver to the Administrative Agent, for the benefit of the Secured Parties, the Master Collateral Agent, the Collateral Administrator and the Depositary, a customary written opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) to such Grantor, as applicable, with respect to the matters described in clauses (A) and (B) hereof, in each case within twenty (20) Business Days after the addition of such Collateral.
Section 5.13Access to Books and Records.

(a)The Borrower shall maintain or cause to be maintained at all times true and complete books and records in all material respects in a manner consistent with GAAP in all material respects of the financial operations of the Borrower and provide the Administrative Agent, Master Collateral Agent and their respective representatives and advisors reasonable access to all such books and records (subject to requirements under any confidentiality agreements, if applicable, and excluding the Mileage Plan Agreements), as well as any appraisals of the Collateral, during regular business hours, in order that the Administrative Agent and the Master Collateral Agent may upon reasonable prior notice and with reasonable frequency, but in any event, so long as no Event of Default has occurred and is continuing, no more than one (1) time per year, examine and make abstracts from such books, accounts, records, appraisals and other papers, and permit the Administrative Agent, the Master Collateral Agent and their respective representatives and advisors to confer with the officers of Alaska and representatives (provided that Alaska shall be given the right to participate in such discussions with such representatives) of Alaska, all for the purpose of verifying the accuracy of the various reports delivered by the Borrower to the Administrative Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement. All confidential or proprietary information obtained in connection with any such visit, inspection or discussion shall be held confidential by the Administrative Agent, the Master Collateral Agent and each agent or representative thereof and shall not be furnished or disclosed by any of them to anyone other than their respective bank examiners, auditors, accountants, agents and legal counsel, and except as may be required by any court or administrative agency or by any statute, rule, regulation or order of any Governmental Authority. None of Alaska or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter pursuant to this Section 5.13, (i) except in connection with any enforcement or exercise of remedies, (A) that constitutes non-registered Mileage Plan Intellectual Property, non-financial Trade Secrets (including the Mileage Plan Customer Data) or non-financial proprietary information, including the Mileage Plan Agreements, or (B) in respect of which disclosure to Administrative Agent or any Lender (or their respective designees or representatives) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder), or (ii) that is subject to attorney-client or similar privilege or constitutes attorney work product or constitutes Excluded Intellectual Property.
Section 5.14Further Assurances.
(a)In each case, subject to the terms, conditions and limitations in the Loan Documents, each Loan Party shall execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law or that the Master Collateral Agent or Collateral Administrator may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, in each case to the extent required under this Agreement or the Collateral Documents. For the avoidance of doubt, the requirements of this Section 5.14(a) shall not create any obligation of the Loan Party to provide any Mileage Plan Agreements (or copies thereof), or disclose any information therein that is not otherwise disclosed on the Closing Date.

(b)[Reserved.]
(c)Promptly after the date upon which it is permissible to transfer and assign any Specified Intellectual Property, the Loan Parties shall, if such Specified Intellectual Property is not transferred and assigned pursuant to an existing Contribution Agreement or an amendment thereto, execute and deliver one or more Contribution Agreements together with all further documents and instruments that may be required and advisable, and take all further actions that may be required or advisable under applicable law or that the Master Collateral Agent may reasonably request, to transfer and assign all of the Loan Parties’ right, title and interest in and to such Specified Intellectual Property to the Borrower, and shall promptly provide the Administrative Agent and the Master Collateral Agent copies of any such documents.
Section 5.15Maintenance of Rating. The Loan Parties shall use commercially reasonable efforts to cause the Term Loans to be continuously rated (but not any specific rating) by the two (2) Rating Agencies that initially rated the Term Loans; provided that the Loan Parties’ failure to obtain such a rating after using commercially reasonable efforts shall not constitute an Event of Default. The Loan Parties shall make commercially reasonable efforts to provide such Rating Agencies (at Alaska’s sole expense) such reports, records and documents as each shall reasonably request to monitor or affirm such ratings, except to the extent the disclosure of any such document or any such discussion would result in the violation of any Loan Party’s contractual (including all confidentiality obligations set forth in the Mileage Plan Agreements) or legal obligations.
Section 5.16Mileage Plan Program; Mileage Plan Agreements.
(a)The Loan Parties (as applicable) agree to honor Miles according to the policies and procedures of the Mileage Plan Program except to the extent that would not reasonably be expected to cause a Payment Material Adverse Effect.
(b)Each Loan Party shall take any action permitted under the Mileage Plan Agreements and applicable law that it, in its reasonable business judgment, determines is advisable, in order to diligently and promptly (i) enforce its rights and any remedies available to it under the Mileage Plan Agreements, (ii) perform its obligations under the Mileage Plan Agreements and (iii) cause the applicable counterparties to perform their obligations under the related Mileage Plan Agreements, including such counterparties’ obligations to make payments to and indemnify the applicable Loan Parties in accordance with the terms thereof in each case except to the extent that would not reasonably be expected to cause a Payment Material Adverse Effect.
(c)Neither Alaska nor the Borrower shall substantially reduce the Mileage Plan Program business or modify the terms of the Mileage Plan Program in any manner that would reasonably be expected to cause a Payment Material Adverse Effect.
(d)Alaska shall not and shall not permit any of its Subsidiaries to change the policies and procedures of the Mileage Plan Program in any manner that would reasonably be expected to cause a Payment Material Adverse Effect.

(e)No Loan Party shall, and each Loan Party shall not permit any of its Subsidiaries to, establish, create, or operate any Loyalty Program, other than a Permitted Acquisition Loyalty Program or a Specified Minority Owned Program, unless substantially all such Loyalty Program cash payments (which excludes, for the avoidance of doubt, airline revenues such as ticket sales and baggage fees), accounts in which such cash payments are deposited, Intellectual Property and member data (but solely to the extent that such Intellectual Property and member data would be included in the definition of Mileage Plan Intellectual Property, substituting references to the Mileage Plan Program with references to such other Loyalty Program), and material third-party co-branding, partnering or similar agreements (but solely to the extent that such agreements would be included in the definition of Mileage Plan Agreements (e.g., Retained Agreements are excluded from all of the foregoing so long as such agreements remain Retained Agreements or later again become Retained Agreements), substituting references to the Mileage Plan Program with references to such other Loyalty Program) related to such Loyalty Program and intercompany agreements concerning the operation of such Loyalty Program are transferred and held at the Borrower or a Permitted Loyalty Subsidiary and pledged as Collateral on a first lien basis (except to the extent such revenues and assets constitute Excluded Property), subject to third party rights and Permitted Liens; provided that, for the avoidance of doubt, nothing shall prohibit Parent or any of its Subsidiaries from offering and providing discounts or other incentives (other than any Currency) for travel or carriage on Alaska or any of its affiliates, or on any of its airline alliance or code-share partners.
(f)The Loan Parties agree that, with respect to each Mileage Plan Agreement entered into after the Closing Date that would not be a Retained Agreement at such time, (i) the Borrower shall either be party to such Mileage Plan Agreement or an express third party beneficiary of such Mileage Plan Agreement and (ii) such Mileage Plan Agreement shall (x) provide that payment made by the counterparty thereunder shall be made to the Borrower and deposited directly into the Collection Account and (y) permit the Borrower to grant a Lien on such Mileage Plan Agreement to secure the Obligations; provided, that the foregoing shall not apply to any renewals, extensions or modifications of Mileage Plan Agreements in effect on the Closing Date (each, a “Closing Date Mileage Plan Agreement”) as long as commercially reasonable efforts (as determined by Alaska) have first been made to have the Borrower be a party to (or an express third party beneficiary of) such renewed, extended or modified agreement; provided further that in no event shall Alaska be required to pay or provide concessions to a counterparty of such a renewed, extended or modified Closing Date Mileage Plan Agreement in order to have the Borrower added as a party to such agreement (or an express third party beneficiary thereof).
(g)Notwithstanding anything to the contrary, with respect to any Permitted Acquisition Loyalty Program, each Loan Party shall be permitted to undertake any of the following actions at any time after such actions are permitted under the Material Mileage Plan Agreements and applicable law:
(i)terminate the Permitted Acquisition Loyalty Program;

(ii)merge and consolidate the Permitted Acquisition Loyalty Program with the Mileage Plan Program; or
(iii)cause all or part of the Permitted Acquisition Loyalty Program’s payments in cash (which excludes airline revenues such as ticket sales and baggage fees) to be pledged as Collateral.
(h)For the avoidance of doubt, (i) until it is merged into or consolidated with the Mileage Plan Program or substantially all of the payments in cash and Intellectual Property of such Permitted Acquisition Loyalty Program, all material third-party co-branding, partnering and similar agreements related to or entered into in connection with such Permitted Acquisition Loyalty Program (but solely to the extent that such agreements would be included in the definition of Mileage Plan Agreements (e.g., Retained Agreements are excluded from all of the foregoing so long as such agreements remain Retained Agreements or again become Retained Agreements), substituting references to the Mileage Plan Program with references to such other Permitted Acquisition Loyalty Program) and intercompany agreements concerning the operation of such Permitted Acquisition Loyalty Program are transferred and held at the Borrower or a Permitted Loyalty Subsidiary and pledged as Collateral, any Permitted Acquisition Loyalty Program shall not be deemed part of the Mileage Plan Program, its co-branding, partnering or similar agreements shall not constitute Mileage Plan Agreements, and its customer data shall not constitute Mileage Plan Customer Data, (ii) following a merger or consolidation of the Permitted Acquisition Loyalty Program with the Mileage Plan Program or substantially all of the payments in cash and Intellectual Property of such Permitted Acquisition Loyalty Program, all material third-party co-branding, partnering and similar agreements related to or entered into in connection with such Permitted Acquisition Loyalty Program (but solely to the extent that such agreements would be included in the definition of Mileage Plan Agreements (e.g., Retained Agreements are excluded from all of the foregoing so long as such agreements remain Retained Agreements or again become Retained Agreements), substituting references to the Mileage Plan Program with references to such other Permitted Acquisition Loyalty Program) and intercompany agreements concerning the operation of such Permitted Acquisition Loyalty Program are transferred and held at the Borrower or a Permitted Loyalty Subsidiary and pledged as Collateral, (A) none of the restrictions described in the definition of “Permitted Acquisition Loyalty Program” will continue to apply to the merged program, (B) the co-branding, partnering or similar agreements related to or entered into in connection with the Permitted Acquisition Loyalty Program shall become Mileage Plan Agreements (but solely to the extent that such agreements would be included in the definition of Mileage Plan Agreements (e.g., Retained Agreements are excluded from all of the foregoing so long as such agreements remain Retained Agreements or again become Retained Agreements), substituting references to the Mileage Plan Program with references to such other Permitted Acquisition Loyalty Program) and (C) all rights, title and interest therein and the Permitted Acquisition Loyalty Program’s payments in cash (which excludes airline revenues such as ticket sales and baggage fees) must be promptly pledged as Collateral (except to the extent constituting Excluded Property), and (iii) customers of the Mileage Plan program and customers of the HawaiianMiles program will be permitted to exchange Miles under the Mileage Plan program with the applicable Currency under the

HawaiianMiles program (and vice versa), in each case so long as the HawaiianMiles program is a Permitted Acquisition Loyalty Program.
(i)The Loan Parties agree that if, as of any Determination Date, the aggregate amount of payments in cash attributable to the Retained Agreements for the preceding four Quarterly Reporting Periods (or, in the case of the first three Quarterly Reporting Periods, since the Closing Date) are greater than or equal to 15.0% of the Mileage Plan Revenues for such period, (i) Alaska shall promptly transfer (or cause to be transferred) its Assigned Mileage Plan Agreement rights with respect to one or more Retained Agreements to the Borrower such that the aggregate amount of payments in cash produced by the Retained Agreements not so transferred is less than 15.0% of the Mileage Plan Revenues in such period (on a pro forma basis) and shall deliver updates to Schedule 3.18 to list such transferred agreement(s) as Mileage Plan Agreement(s) and (ii) upon the effectiveness of such transfer, such Retained Agreement(s) shall become Mileage Plan Agreement(s); provided that, in the case of any airline-to-airline frequent flyer program agreement that was previously a Retained Agreement and subsequently becomes a Mileage Plan Agreement, such airline-to-airline frequent flyer program may be re-designated as a Retained Agreement and released from the Collateral so long as after giving effect to such release and re-designation, the aggregate amount of payments in cash attributable to the Retained Agreements is less than 15.0% (on a pro forma basis) for the preceding four Quarterly Reporting Periods (or, in the case of the first three Quarterly Reporting Periods, since the Closing Date).
(j)The Borrower shall have the exclusive right to issue Miles (other than those attributable to any arrangement or transaction with any non-airline third parties) in connection with the Mileage Plan Program, including any Miles purchased by Alaska, Mileage Plan members or any other third parties pursuant to Mileage Plan Agreements, Retained Agreements, Alaska Airline Business Agreements or otherwise from the Borrower, Parent or any of its Affiliates, and neither Parent nor any of its Subsidiaries (other than the Borrower) shall engage in such activities; provided that nothing in this Section 5.16(j) shall limit the ability of Alaska in its capacity as manager of the Mileage Plan Program (or Parent and any of its Subsidiaries or any third party, in each case designated by Alaska in such capacity) to enter into any agreements with respect to Excluded Miles on behalf of the Borrower. Alaska shall purchase Miles from the Borrower in order to comply with its obligations under the Mileage Plan Agreements, the Retained Agreements and the Alaska Airline Business Agreements (which payments shall be deemed to satisfy any payments owed by Alaska with respect to License Fees (as defined in the HoldCo-to-Alaska Data IP Sublicense)). The Borrower shall issue Miles purchased by Alaska in accordance with the Intercompany Agreements.
(k)In connection with the transactions contemplated by clauses (e) and/or (h) of this Section 5.16, any SPV Party may form a Permitted Loyalty Subsidiary; provided that such Permitted Loyalty Subsidiary satisfies the requirements set forth in the definition of “Permitted Loyalty Subsidiary” within thirty (30) days after the formation of such Subsidiary (or such longer period as the Administrative Agent may agree in its sole discretion) and Loyalty Co provides written notice to the Administrative Agent designating such Subsidiary as a “Permitted Loyalty Subsidiary” and an “SPV Party”.
Section 5.17Term Loan Reserve Account.

(a)Borrower shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account in the name of Borrower with the account name: “Term Loan Reserve Account” and account number: 270993003, for the purpose of holding a minimum balance of not less than the Term Loan Reserve Account Required Balance (such account, the “Term Loan Reserve Account”). The Term Loan Reserve Account shall be subject at all times to the control of the Collateral Administrator. So long as the Collateral Custodian has not been notified by the Administrative Agent or the Borrower that an Event of Default exists and is continuing, then the Collateral Custodian shall, at the written direction of the Borrower from time to time cause the funds held in the Term Loan Reserve Account, from time to time, to be invested in one or more Cash Equivalents selected by the Borrower (which Cash Equivalents shall at all times be subject to the Lien created hereunder); provided that in no event shall the Collateral Custodian: (i) have any responsibility whatsoever as to the validity or quality of any Cash Equivalent (or for determining whether any investment made qualifies under the definition of “Cash Equivalent”), (ii) be liable for the selection of Cash Equivalents or for investment losses incurred thereon or in respect of losses incurred as a result of the liquidation of any Cash Equivalent before its stated maturity pursuant to this Section 5.17 or the failure of the Borrower to provide timely written investment direction or (iii) have any obligation to invest or reinvest any such amounts in the absence of such investment direction. Following the Collateral Custodian’s receipt of written notice from the Administrative Agent or from the Borrower that an Event of Default has occurred and is continuing, the Collateral Custodian shall, unless directed by the Administrative Agent, cease making or renewing such Investments, and the funds held in the Term Loan Reserve Account shall remain uninvested for so long as such Event of Default is continuing. The Collateral Custodian shall not have any obligation to invest or reinvest the funds held in the Term Loan Reserve Account on any day to the extent that the Collateral Custodian has not received investment instruction on or prior to 11:00 a.m. (New York City time) on such day. Notwithstanding anything else in this Agreement to the contrary, in no event shall the Borrower direct any investment in any such Cash Equivalent that will mature later than the Business Day before the next occurring Payment Date. It is agreed and understood that the entity serving as the Collateral Administrator or the Collateral Custodian may earn fees associated with the investments outlined above in accordance with the terms of such investments. In no event shall the Collateral Administrator or the Collateral Custodian be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Collateral Administrator, the Collateral Custodian or their respective affiliates are permitted to receive additional compensation that could be deemed to be in the Collateral Administrator’s or the Collateral Custodian’s economic self-interest for (A) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub custodian with respect to certain of the investments, (B) using affiliates to effect transactions in certain investments and (C) effecting transactions in investments. All income from such Cash Equivalents shall be retained in the Term Loan Reserve Account, subject to release as permitted by this Agreement. All investments in such Cash Equivalents shall be at the risk of the Borrower. All income from Cash Equivalents in the Term Loan Reserve Account shall be taxable to the Borrower (or its regarded parent entity), and the Collateral Custodian shall prepare and timely distribute to each of the Borrower, as required, Form 1099 or other appropriate U.S. federal tax forms with respect to such income. Alaska shall provide the Collateral Custodian with certified tax identification numbers by furnishing an appropriate IRS Form W-9 and such other forms and documents that the Collateral Custodian may reasonably request (and the Collateral Custodian’s obligation to invest amounts in the Term Loan Reserve Account is conditioned upon receipt thereof by Collateral Custodian from Alaska). Such forms shall, to the extent necessary, be updated as required by the IRS, and provided to the Collateral Custodian. The Collateral Custodian shall be entitled to rely on an opinion of legal counsel (which may be counsel to Alaska) in connection with the reporting of any earnings with respect hereto; provided, however, it is understood that the Collateral Custodian shall only be responsible for U.S. federal and state income reporting with respect to income earned on the Term Loan Reserve Account. In no event shall the Collateral Custodian be liable or responsible for the payment of taxes on any income earned on the Term Loan Reserve Account. Alaska shall pay or reimburse the Collateral Custodian upon request for any transfer taxes or other similar taxes relating to the Term Loan Reserve Account actually incurred in connection herewith and shall indemnify and hold harmless the Collateral Custodian in respect of any amounts that the Collateral Custodian has paid in the way of such taxes. The Collateral Custodian does not have any interest in the funds held in the Term Loan Reserve Account deposited hereunder but is serving as bank and securities intermediary only and having only possession thereof. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Collateral Custodian.
(b)As security for the prompt payment or performance in full when due, whether at Stated Maturity, by acceleration or otherwise, of all Obligations, the Borrower hereby grants to the Collateral Administrator for the benefit of the Secured Parties a security interest in and lien upon, all of the Borrower’s right, title and interest in and to the Term Loan Reserve Account, (i) all funds held in the Term Loan Reserve Account, and all certificates and instruments, if any, from time to time representing or evidencing any account or such funds, (ii) all Investments from time to time of amounts in the Term Loan Reserve Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iii) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Collateral Administrator or any Secured Party or any assignee or agent on behalf of the Collateral Administrator or any Secured Party in substitution for or in addition to any of the then existing Collateral in the Term Loan Reserve Account, and (iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the Term Loan Reserve Account.
(c)The Borrower hereby acknowledges and agrees that: (i) the Collateral Administrator shall be the only Person that has a right to withdraw funds from the Term Loan Reserve Account and (ii) the funds on deposit in the Term Loan Reserve Account shall at all times continue to be Collateral security for the benefit of the Secured Parties and shall not be subject to any Lien other than a Lien benefiting the Collateral Administrator on behalf of the Secured Parties.

(d)If, on any Determination Date, the amount on deposit in the Term Loan Reserve Account would exceed the then applicable Term Loan Reserve Account Required Balance for the related Payment Date, the Borrower shall be entitled to request the Collateral Administrator by notice in writing (which may be the Payment Date Statement) to direct the Collateral Custodian to transfer such excess amounts in the Term Loan Reserve Account to the Term Loan Payment Account as soon as practicable. In such circumstances, the Collateral Administrator shall promptly direct the Collateral Custodian to wire such excess amounts from the Term Loan Reserve Account to the Term Loan Payment Account.
(e)If, on any Determination Date, Available Funds for the related Payment Date will not be sufficient to pay in full the amounts due pursuant to clauses (i), (ii) and (iii) of Section 2.10(b) on the related Payment Date, the Borrower shall request by notice in writing (which may be the Payment Date Statement) to the Collateral Administrator that the Collateral Administrator, on or prior to the related Payment Date, direct the Collateral Custodian to transfer amounts in the Term Loan Reserve Account to the Term Loan Payment Account to the extent necessary so that Available Funds on the related Payment Date will be sufficient to pay such amounts on the related Payment Date. In such circumstances, the Collateral Administrator shall promptly direct the Collateral Custodian to wire such amounts from the Term Loan Reserve Account to the Term Loan Payment Account.
(f)The Borrower will at all times maintain a minimum balance of not less than the Term Loan Reserve Account Required Balance in the Term Loan Reserve Account (for the avoidance of doubt, except to the extent a lesser balance is maintained during the period from (and including) any Allocation Date to the time at which funds are distributed in accordance with Section 2.10(b) on the related Payment Date as a result of funds being remitted from the Term Loan Reserve Account to the Term Loan Payment Account in accordance with the Loan Documents).
(g)If, at any time, the Term Loan Reserve Account shall no longer be an Eligible Deposit Account, the Borrower shall provide prompt written notice to the Collateral Administrator and the Administrative Agent and, if requested by the Administrative Agent, within sixty (60) days (as may be extended by the Administrative Agent), move the Term Loan Reserve Account to a new depository institution in accordance with Section 8.05(d).
Section 5.18Term Loan Payment Account.
(a)The Borrower shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account in the name of the Borrower with the account name: “Term Loan Payment Account” and account number: 270993002, for the purpose of holding amounts allocated to the Term Loans pursuant to the Collateral Agency and Accounts Agreement and the terms hereof (such account, the “Term Loan Payment Account”). The Term Loan Payment Account shall be subject at all times to the control of the Collateral Administrator. Amounts on deposit in the Term Loan Payment Account shall be uninvested.

(b)As security for the prompt payment or performance in full when due, whether at Stated Maturity, by acceleration or otherwise, of all Obligations, the Borrower hereby grants to the Collateral Administrator for the benefit of the Secured Parties a security interest in and lien upon, all of the Borrower’s right, title and interest in and to (i) the Term Loan Payment Account, (ii) all funds held in the Term Loan Payment Account, and all certificates and instruments, if any, from time to time representing or evidencing any account or such funds, (iii) all Investments from time to time of amounts in the Term Loan Payment Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iv) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Collateral Administrator or any Secured Party or any assignee or agent on behalf of the Collateral Administrator or any Secured Party in substitution for or in addition to any of the then existing Collateral in the Term Loan Payment Account, and (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the Term Loan Payment Account.
(c)Each Loan Party hereby acknowledges and agrees that: (i) at all times, the Collateral Administrator (or the Collateral Custodian at the direction of the Collateral Administrator) shall be the only Person that has a right to withdraw funds from the Term Loan Payment Account and (ii) the funds on deposit in the Term Loan Payment Account shall at all times continue to be Collateral security for all of the Obligations and shall not be subject to any Lien other than a Lien benefiting the Collateral Administrator on behalf of the Secured Parties.
(d)If, at any time, the Term Loan Payment Account shall no longer be an Eligible Deposit Account, the Borrower shall provide prompt written notice to the Collateral Administrator and the Administrative Agent and, if requested by the Administrative Agent, within sixty (60) days (as may be extended by the Administrative Agent), move the Term Loan Payment Account to a new depository institution pursuant to Section 8.05(d).
Section 5.19Collections; Releases from Collection Account.
(a)Alaska and the Borrower shall instruct and use commercially reasonable efforts to cause sufficient counterparties to Mileage Plan Agreements to direct payments of Transaction Revenue into the Collection Account such that in any Quarterly Reporting Period, at least 85% of Mileage Plan Revenues are deposited directly into the Collection Account.
(b)To the extent any Loan Party or any of their controlled Affiliates receives any payments of Transaction Revenues to an account other than the Collection Account, such Person shall cause such amounts to be deposited into the Collection Account within three (3) Business Days after receipt and identification thereof.
(c)Alaska and HoldCo shall make, and the Borrower shall ensure that, all payments payable to the Borrower pursuant to the Intercompany Agreements and the IP Licenses are made directly into the Collection Account. Any amount released to the Borrower from the Term Loan Payment Account in accordance with this Agreement or the Collection Account in accordance with the Collateral Agency and Accounts Agreement may be transferred by the Borrower to Alaska in any manner without restriction.
Section 5.20Minimum Liquidity. Alaska shall not permit total amount of unrestricted cash and Cash Equivalents and any marketable securities (determined in accordance with GAAP) maintained by Parent and its Subsidiaries to be less than $500,000,000 in the aggregate at the close of any Business Day.
Section 5.21Mandatory Prepayments. To the extent not applied in accordance with Section 2.12, the Borrower shall cause an amount equal to the Net Proceeds from all transactions that result in mandatory prepayments pursuant to the terms of Section 2.12 to be deposited promptly into the Collection Account, which amounts shall be applied in accordance with the terms of Section 2.12.
Section 5.22Privacy and Data Security.  Except as would not reasonably be expected to result in a Material Adverse Effect, each applicable Loan Party shall maintain in effect commercially reasonable privacy and data security policies. Without limiting the generality of the foregoing, except as would not reasonably be expected to result in a Material Adverse Effect, each applicable Loan Party shall comply in all material respects, and shall cause each of its Subsidiaries to be, and shall use commercially reasonably efforts to cause each of its Third Party Processors to be, in compliance in all material respects, with (i) all applicable internal privacy policies and privacy policies contained on any websites maintained by or on behalf of each such Loan Party or such Subsidiary and such policies are consistent with the actual practices of such entity, (ii) all applicable Data Protection Laws with respect to Personal Data, including applicable Data Protection Laws anywhere in the United States, the State of California, the Cayman Islands, the United Kingdom and the European Union and (iii) its contractual commitments and obligations regarding Personal Data.
Section 5.23Appraisals.  The Borrower shall be required to deliver an Appraisal of the value of the Collateral to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent in order to test the applicable LTV Ratio for the incurrence of any Senior Secured Debt or Junior Lien Debt. Any such Appraisal shall be dated no earlier than three (3) calendar months prior to the date of incurrence of the applicable Senior Secured Debt or Junior Lien Debt. All Appraisals delivered to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent must be performed by an Approved Appraisal Firm.
Section 6.

NEGATIVE COVENANTS
From the date hereof and for so long as the Term Loan Commitments remain in effect or principal of or interest on any Term Loan is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:

Section 6.1Restricted Payments.
(a)The SPV Parties shall not, directly or indirectly:
(i)declare or pay any dividend or make any other payment or distribution on account of any SPV Party’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation) or to the direct or indirect holders of any SPV Party’s Equity Interests in their capacity as such;
(ii)purchase, redeem or otherwise acquire or retire for value any Equity Interests of any SPV Party; or
(iii)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness other than the Priority Lien Debt; or
(iv)make any Restricted Investment,
(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), other than solely with respect to:
(1)Restricted Payments (including the making of any Intercompany Agreements, intercompany loans, any payments in respect of intercompany debt or Junior Lien Debt or any payments with respect to Indebtedness in the nature of an “AHYDO catch up” payment with respect to any Indebtedness that constitutes an applicable high yield discount obligation) with amounts released to the Borrower under Section 2.10(b)(xi) of this Agreement or pursuant to Section 2.11 of the Collateral Agency and Accounts Agreement; and
(2)(i) the making of the Alaska Intercompany Loan on the Closing Date from the proceeds of the Term Loans and any Qualifying Note Debt;
provided that notwithstanding anything to the contrary in this Agreement, other than funds released to the Borrower pursuant to clause (vi) of the priority of payments in Section 7.01, no SPV Party shall be permitted to make any Restricted Payment at any time when an Event of Default has occurred and is continuing.
Section 6.2Incurrence of Indebtedness and Issuance of Preferred Stock. The SPV Parties shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect any Indebtedness other than the following (and Alaska shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect any Indebtedness with respect to any Pre-paid Miles Purchase other than as set forth in clause (b) below):
(a)Junior Lien Debt; provided that (i) no Event of Default or Early Amortization Event shall have occurred and be continuing or would result from the issuance of such Junior Lien Debt, (ii) the pro forma Debt Service Coverage Ratio (Senior Debt and Junior Debt) (calculated using the Semi-Annual Debt Service (Senior Debt and Junior Debt) of any other outstanding Indebtedness previously incurred pursuant to this clause (1) and such Junior Lien Debt) as of the immediately preceding Determination Date, immediately after giving effect to the issuance of such Junior Lien Debt shall be at least 1.00 to 1.00, (iii) the pro forma LTV Ratio (Senior Debt and Junior Debt) immediately after giving effect to the issuance or incurrence of such Junior Lien Debt shall not exceed 62.5% (provided that such pro forma LTV Ratio shall be calculated based on an Appraisal delivered by Alaska dated no earlier than three (3) calendar months prior to the proposed date of issuance or incurrence of such Junior Lien Debt) and (iv) such Junior Lien Debt shall not be incurred by or subject to a guarantee by any Subsidiary of Alaska other than any SPV Party;
(b)Pre-paid Miles Purchases, so long as (i) the aggregate amount of Miles purchased in Pre-paid Miles Purchases or other Indebtedness incurred with respect to Pre-paid Miles Purchases does not exceed an amount equal to the quotient of (x) $550,000,000 divided by (y) the rate per Mile by which such Person purchases Miles from Alaska as of the Closing Date, (ii) such sale is non-refundable and non-recourse to the SPV Parties, (iii) the Indebtedness related thereto is unsecured or secured by assets of Alaska or its subsidiaries (other than the SPV Parties) that do not constitute Collateral and (iv) no Early Amortization Period or Event of Default is continuing at the time of such sale or would result therefrom;
(c)Indebtedness under this Agreement and Qualifying Note Debt and any other Indebtedness issued in a Capital Markets Offering by the Borrower or incurred pursuant to another loan or credit agreement; provided that (i) any such Indebtedness (other than with respect to clauses (A) and (B) below, customary bridge loans which, subject only to customary conditions (which shall be limited to no payment or bankruptcy event of default) would either automatically be converted into or required to be exchanged for long-term refinancing in the form of Incremental Term Loans permitted under (and subject to the requirements of) Section 2.27, Replacement Term Loans permitted under (and subject to the requirements of) Section 10.08 or Priority Lien Debt permitted under (and subject to the requirements of) this Section 6.02(c)), (A) other than with respect to any Qualifying Note Debt, shall have a maturity date not earlier than the Latest Maturity Date then in effect, (B) other than with respect to any Qualifying Note Debt, shall have a Weighted Average Life to Maturity thereof no shorter than the remaining Weighted Average Life to Maturity of the existing Term Loans or notes outstanding pursuant to this clause (c), and (C) shall not be subject to or benefit from any Guarantee by any Person other than a Loan Party (unless such other person also becomes a Guarantor under the Guaranty), (ii) in the case of the issuance of any additional Indebtedness after the Closing Date, the terms and conditions governing such Indebtedness shall (x) be reasonably acceptable to the Administrative Agent, (y) be customary in the market as such time for similarly situated borrowers (as reasonably determined by the Borrower), or (z) be substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the investors or holders providing such Indebtedness than those applicable to the then-outstanding Term Loans (except to the extent such terms are (I) conformed (or added) in the Loan Documents for the benefit of the Lenders holding then-outstanding Term Loans pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Borrower and the Administrative Agent, (II) applicable solely to periods after the latest final maturity date of the Term Loans existing at the time of such incurrence) or (III) consist of pricing, fees, rate floors, premiums, optional prepayment or redemption terms) and (D) [reserved]; provided that notwithstanding the foregoing, in no event shall such Indebtedness be subject to events of default or mandatory prepayment or acceleration resulting (either directly or through a cross-default or cross-acceleration provision) from the occurrence of any event described in the definition of “Alaska Bankruptcy Event” (or the occurrence of any such event with respect to any Subsidiary of Parent other than any SPV Party) except on the same terms as the then-outstanding Term Loans, (iii) no Event of Default or Early Amortization Event shall have occurred and be continuing or would result from the issuance of such Indebtedness and (iv) the pro forma LTV Ratio (Senior Debt) immediately after giving effect to the issuance or incurrence of such Indebtedness shall not exceed 55.0% (provided that such pro forma LTV Ratio shall be calculated based on an Appraisal delivered by Alaska dated no earlier than three (3) calendar months prior to the proposed date of issuance or incurrence of such Indebtedness);
(d)Indebtedness arising from customary indemnification or other similar obligations under the Loan Documents and the other agreements entered into on the Closing Date in connection therewith (or replacements or amendments thereto which are permitted under this Agreement); and
    (e) Indebtedness otherwise permitted under Section 6.06.
Section 6.3[Reserved].
Section 6.4Disposition of Collateral.
(a)No Loan Party shall sell or otherwise Dispose of any Collateral (or, in the case of any SPV Party, any of its property or assets (including the Collateral)), including by way of any Sale of a Grantor, except for (i) a Permitted Disposition, (ii) Permitted Pre-paid Miles Purchases in an aggregate amount not to exceed $550,000,000 since the Closing Date, (iii) a Permitted HoldCo Equity Minority Stake Sale and (iv) any other sale or Disposition (other than a Sale of a Grantor) of asset having a Fair Market Value in an aggregate amount not to exceed $25,000,000 in any fiscal year; provided that, for the avoidance of doubt, it is acknowledged and agreed that Alaska is not a Grantor hereunder.
(b)Alaska shall be permitted after the Closing Date to sell or transfer up to 49% in the aggregate of the Equity Interests in HoldCo so long as at the consummation of such sale or transfer (i) all of the Equity Interests in HoldCo (including those that are the subject of such proposed sale or transfer, and any Equity Interests that have been previously sold or transferred) are, prior to or simultaneous with such proposed sale or transfer, pledged as Collateral under the Collateral Documents (pursuant to a Cayman Islands equity share mortgage substantially in the form of the Cayman Share Mortgages) and (ii) the purchaser or transferee of such Equity Interests agrees to be bound by the terms of the Collateral Agency and Accounts Agreement (a “Permitted HoldCo Equity Minority Stake Sale”).
Section 6.5[Reserved].
Section 6.6Liens. No Loan Party will directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any property or asset that constitutes Collateral or any Equity Interests in any SPV Party, in each case other than Permitted Liens; provided that, for the avoidance of doubt, it is acknowledged and agreed that Alaska is not a Grantor hereunder. No SPV Party will directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any of its property or assets (including the Collateral) other than Permitted Liens.
Section 6.7Business Activities. The SPV Parties shall not engage in any business other than Permitted Businesses.
Section 6.8[Reserved].
Section 6.9[Reserved].
Section 6.10Merger, Consolidation, or Sale of Assets.
(a)Alaska shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) unless:
(1)immediately after giving effect thereto no Early Amortization Event, Default or Event of Default shall have occurred and be continuing;
(2)Alaska is the surviving corporation or, if otherwise, (x) such other Person or continuing corporation (the “Successor Company”) shall (A) be an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49 and (B) be an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and
(3)in the case of a Successor Company, the Successor Company (A) assumes all the obligations of Alaska under the Loan Documents by pursuant to customary (as determined by Parent) assumption agreements and (B) shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger, sale, transfer, lease or other disposition complies with this Agreement.
Clause (1) above will not apply to any merger, consolidation or transfer of assets between or among Parent and/or its Subsidiaries that are not SPV Parties.

Upon any consolidation or merger in accordance with this Section 6.10(a) in any case in which Alaska is not the surviving corporation, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, Alaska under this Agreement with the same effect as if such Successor Company had been named as “Alaska” herein. No such consolidation or merger shall have the effect of releasing Alaska or any Successor Company which theretofore shall have become a successor to Alaska in the manner prescribed in this Section 6.10(a) from its liability with respect to any Loan Document to which it is a party.
(b)No SPV Party shall: (i) consolidate or merge with or into another Person, or permit any other Person to merge into or consolidate with it, or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties, in one or more related transactions, to another Person.
Section 6.11[Reserved].
Section 6.12Direction of Payment. No Loan Party shall revoke, or permit to be revoked, any Direction of Payment.
Section 6.13IP Agreements. The Loan Parties shall not terminate, amend, waive, supplement or otherwise modify any IP Agreement or any provision thereof or exercise any right or remedy under or pursuant to or under any IP Agreement, in each case, without the prior written consent of the Required Lenders if such termination, amendment, waiver, supplement or modification or exercise of remedies would reasonably be expected to result in a Material Adverse Effect; provided that (i) termination of any IP Agreement or any amendment to the termination provisions thereof, or (ii) any amendment to an IP Agreement that (A) materially and adversely affects rights to the Mileage Plan Intellectual Property or rights to use Mileage Plan Intellectual Property or in the case of the Contribution Agreements, rights to or rights to use other applicable Collateral, (B) shortens the scheduled term thereof, (C) in the case of any IP License, materially and adversely changes the amount or calculation of the termination payment, or the amount, calculation or rate of fees due and owing thereunder, (D) changes the contractual subordination of payments thereunder in a manner materially adverse to the Lenders, (E) reduces the frequency of payments thereunder to an SPV Party or permits payments due to an SPV Party thereunder to be deposited to an account other than the Collection Account, (F) changes the amendment standards applicable to such IP Agreement (other than changes affecting rights of the Administrative Agent or the Master Collateral Agent to consent to amendments, which is covered by clause (G)) in a manner that would reasonably be expected to result in a Material Adverse Effect or (G) materially impairs the rights of the Administrative Agent or the Master Collateral Agent to enforce or consent to amendments to any provisions thereof in accordance therewith shall, in each case, be deemed to have a Material Adverse Effect.
Section 6.14Specified Organization Documents. No Loan Party shall amend, modify or waive any SPV Provision of any Specified Organization Document. No Loan Party shall amend, modify or waive any other provision of any Specified Organization Document in a manner materially adverse to the Lenders.

Section 7.

EVENTS OF DEFAULT AND EARLY AMORTIZATION EVENTS
Section 7.1Events of Default. In the case of the occurrence of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):
(a)any representation or warranty made by any Loan Party in this Agreement or in any other Loan Document shall prove to have been false or incorrect in any material respect when made, and such representation or warranty, to the extent capable of being corrected, is not corrected within 30 days after the earlier of (A) a Responsible Officer of Alaska or the Borrower obtaining knowledge of such default or (B) receipt by the Borrower of notice from the Administrative Agent of such default; or
(b)default shall be made in the payment of (i) any principal amount or premium of the Term Loans when and as the same shall become due and payable; (ii) any interest on the Term Loans and such default shall continue unremedied for more than 5 Business Days; or (iii) any other amount payable hereunder when due and such default shall continue unremedied for more than 10 Business Days after the earlier of (A) a Responsible Officer of Alaska or the Borrower obtaining knowledge of such default or (B) receipt by the Borrower of notice from the Administrative Agent of such default; it being understood that if any default shall be made by any Loan Party in the due observance or performance of the covenants set in Section 5 shall not constitute a default subject to this Section 7.01(b); or
(c)default shall be made by any Loan Party in the due observance of (i) the covenants in Section 5.19, 5.20 or 5.21 and (ii) the covenant in Section 6.14 and such default shall continue unremedied for more than, in the cause of clause (i), 10 Business Days, and in the case of clause (ii), 20 Business Days, after the earlier of (A) a Responsible Officer of Alaska or the Borrower obtaining knowledge of such default or (B) receipt by Alaska or the Borrower of notice from the Administrative Agent of such default; or
(d)default shall be made by any Loan Party in the due observance or performance of any other covenant, condition or agreement to be observed or performed by it pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied or uncured for more than 30 days (or 135 days in the case of Section 5.16(c) and (d)) after the earlier of (i) a Responsible Officer of Alaska or the Borrower obtaining knowledge of such default or (ii) receipt by Alaska or the Borrower of notice from the Administrative Agent of such default; provided that, if such Person is proceeding with diligence and good faith to cure or remedy such default and such default is susceptible to cure or remedy, such 30 day (or 135 days in the case of Section 5.16(c) and (d)) period shall be extended as may be necessary to cure such failure, such extended period not to exceed 90 days (or 150 days in the case of Section 5.16(c) and (d)) in the aggregate (inclusive of the original 30 day period (or the original 135 day period in the case of Section 5.16(c) and (d)); or

(e)(i) any material provision of any Loan Document to which a Loan Party is a party ceases to be a valid and binding obligation of such Loan Party, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, (ii) the Lien on any material portion of the Collateral intended to be created by the Collateral Documents shall cease to be or shall not be a valid and perfected (to the extent required hereunder or under such Collateral Documents) Lien having the priorities contemplated thereby (subject to Permitted Liens and except as permitted by the terms of this Agreement or the Collateral Documents or as a result of the action, delay or inaction of the Administrative Agent) or (iii) the guaranty in Section 9 hereof shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of such guaranty, or any Guarantor shall deny that it has any further liability under such guaranty; provided that, in each case, unless any Loan Party shall have contested or challenged, other than good faith disputes regarding interpretation of contractual provisions, the validity, perfection or priority of, or attempted to invalidate, such liens or the validity or enforceability of a material provision of any Loan Document or material portion of any Collateral or guaranty document, such breach shall not be an Event of Default unless such breach continues unremedied or uncured for more than 30 Business Days after the earlier of (x) a Responsible Officer of Alaska or the Borrower obtaining knowledge of such default or (y) receipt by the Borrower of written notice from the Administrative Agent of such default; or
(f)any SPV Party:
(i)commences a voluntary case or proceeding,
(ii)consents to the entry of an order for relief against it in an involuntary case,
(iii)consents to the appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property,
(iv)makes a general assignment for the benefit of its creditors,
(v)admits in writing its inability generally to, pay its debts as they become due, or
(vi)proposes or passes a resolution for its voluntary winding up, liquidation, provisional liquidation or restructuring; or
(g)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)is for relief against any SPV Party;

(ii)appoints a receiver, restructuring officer, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of any SPV Party or for all or substantially all of the property of any SPV Party;
(iii)commences proceedings for a compromise or arrangement with any SPV Party's creditors (or class or classes of creditors), or
(iv)orders the winding up, liquidation or provisional liquidation of any SPV Party;
and in each case the order or decree remains unstayed and in effect for 60 consecutive days; or
(h)failure by any Loan Party to pay one or more final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $200,000,000 (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, vacated satisfied or stayed for a period of sixty (60) days; or
(i)(i) Alaska shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused such Material Indebtedness to become due prior to its scheduled final maturity date or (ii) Alaska shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements, any applicable grace periods shall have expired and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding $200,000,000; provided that such payment default or acceleration resulting from any bankruptcy, insolvency or similar events with respect to Parent or Alaska shall not constitute a default under this Section 7.01(i); provided, further, that if any such default shall be waived or cured (as evidenced by a writing from the applicable holder, agent or trustee) then, to the extent of such waiver or cure, the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon waived or cured; or
(j)(i) any SPV Party shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused, or shall be entitled or permit or have the right to cause, such Material Indebtedness to become due prior to its scheduled final maturity date or (ii) any SPV Party shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of such SPV Party, any applicable grace periods shall have expired following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding $200,000,000;

provided, further, that if any such default shall be waived or cured (as evidenced by a writing from the applicable holder, agent or trustee) then, to the extent of such waiver or cure, the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon waived or cured; or
(k)a termination of a Plan of any ERISA Affiliate pursuant to Section 4042 of ERISA that would reasonably be expected to result in a Material Adverse Effect; or
(l)(i) an exit from, or a termination or cancellation of, the Mileage Plan Program or (ii) any termination, expiration or cancellation of (1) an Intercompany Agreement, (2) the Alaska Intercompany Loan, (3) a Material Mileage Plan Agreement for which, solely in the case of clause (3), (other than an Intercompany Agreement) a Permitted Replacement Mileage Plan Agreement is not entered into as of the effective date of such termination, expiration or cancellation; or
(m)any Loan Party makes a Material Modification to a Material Mileage Plan Agreement or the Alaska Intercompany Loan without the prior written consent of the Master Collateral Agent (acting at the direction of the Required Debtholders); or
(n)any termination or cancellation of any IP License; or
(o)after the occurrence of a Alaska Bankruptcy Event, any of the Alaska Case Milestones shall cease to be met or complied with, as applicable; or
(p)a SPV Party Change of Control; or
(q)(i) failure of any SPV Party to maintain at least the Required Number of Independent Directors for more than five (5) consecutive Business Days (or 30 days in the case of such Independent Director’s death, disability or resignation, provided that in the case of the Borrower, one Independent Director remains at the Borrower during such period), (ii) the removal of any Independent Director of any SPV Party without “cause” (as such term is defined in the Specified Organization Documents of such SPV Party) or without giving prior written notice to the Administrative Agent, each as required in the Specified Organization Documents of the related entity, or (iii) an Independent Director of any SPV Party that is not an Approved Independent Director shall be appointed without the consent of the Administrative Agent;
then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by written notice to the Borrower (with a copy to the Master Collateral Agent and the Collateral Administrator), take one or more of the following actions, at the same or different times:
A.    terminate forthwith the Term Loan Commitments;
B.    declare the Term Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Term Loans and other Obligations and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding;
C.     [Reserved];
D.    set-off amounts in any accounts (other than accounts pledged to secure other Indebtedness of any Loan Party, Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary maintained with the Administrative Agent, the Collateral Administrator, the Collateral Custodian, the Master Collateral Agent or the Depositary (or any of their respective affiliates) and apply such amounts to the obligations of the Loan Parties hereunder and in the other Loan Documents; and
E.    subject to the terms of the Loan Documents, exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent, the Collateral Administrator, the Master Collateral Agent and the Lenders.
In case of any event described in clause (f), (g) or (o) of this Section 7.01, the actions and events described in clauses (A), and (B) above shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Subject to the terms of the Collateral Agency and Accounts Agreement, after the occurrence and during the continuance of any Event of Default, any Available Funds and other amounts received, including any amounts realized upon enforcement of any Collateral Documents or any payments, recoveries or distributions received in any proceeding under any Bankruptcy Laws including adequate protection and Chapter 11 plan distributions, to the extent received by the Collateral Administrator from the Master Collateral Agent as the Term Loans’ Pro Rata Share thereof shall be applied by the Collateral Administrator as follows:
(i)    first, (x) to the payment of Cayman Islands governmental fees owing by the SPV Parties, then (y) ratably, to (i) the Master Collateral Agent, the amount of Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Agents pursuant to the terms of the Loan Documents and (ii) the Collateral Administrator and the Collateral Custodian, the amount of Fees, costs, expenses, reimbursements and indemnification amounts due and payable to the Collateral Administrator and the Collateral Custodian pursuant to the term of the Loan Documents, and then (y) to the Administrative Agent, the amount of Fees, costs, expenses, reimbursements and indemnification amounts due and payable to the Administrative Agent pursuant to the terms of the Loan Documents and then (z) ratably, the Term Loans’ Pro Rata Share of fees, expenses and other amounts due and owing to the Cayman Islands registered office and/or corporate service provider (including the Administrator and Walkers Fiduciary Limited (or its successor) as share trustee) of any SPV Party and any Independent Director of any SPV Party (to the extent not otherwise paid);

(ii)    second, to the Administrative Agent, on behalf of the Lenders, any due and unpaid interest on the Term Loans;
(iii)    third, to the Administrative Agent, on behalf of the Lenders in an amount equal to the amount necessary to pay the outstanding principal balance of the Term Loans in full;
(iv)    fourth, to pay to the Administrative Agent on behalf of the Lenders, any additional Obligations then due and payable, including any Premium;
(v)    fifth, until all Priority Lien Debt is paid in full, to the Master Collateral Agent to be maintained in the Collection Account or distributed in accordance with the Collateral Agency and Accounts Agreement; and
(vi)    sixth, all remaining amounts shall be released to or at the direction of the Borrower.
Section 7.2Early Amortization Event. In the case of the happening of any Early Amortization Event, the Administrative Agent may, and at the direction of the Required Lenders shall, by notice to the Borrower, provide written notice to the Borrower that an Early Amortization Event has occurred.
Section 8.

THE AGENTS
Section 8.1Administration by Agents.
(a)Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints the Master Collateral Agent to act on its behalf as the Master Collateral Agent hereunder and under the Collateral Documents and authorizes the Master Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Master Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints the Collateral Administrator to act on its behalf as the Collateral Administrator hereunder and authorizes the Collateral Administrator to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Administrator by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The Collateral Administrator shall be the Senior Secured Debt Representative on behalf of the Lenders and the other Secured Parties. For any Act of Required Debtholders under the Collateral Agency and Accounts Agreement, the Collateral Administrator shall take instruction from the Administrative Agent (on behalf of the Required Lenders) hereunder (which such instruction shall include a certification by the

Administrative Agent as to the aggregate principal amount of the Term Loans represented by such instruction).
(b)Each of the Lenders hereby authorizes the Administrative Agent, the Collateral Administrator and the Master Collateral Agent, as applicable, and in their sole discretion:
(i)to execute (or direct the execution of) any documents or instruments or take any other actions reasonably requested by the Loan Parties to release a Lien granted to the Master Collateral Agent, for the benefit of the Secured Parties, on any asset that is part of the Collateral of the Loan Parties (A) upon the payment in full of all Obligations (except for contingent obligations in respect of which a claim has not yet been made), (B) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted by the terms of this Agreement or under any other Loan Document to a Person that is not a Loan Party, (C) if the property subject to such Lien is owned by a Loan Party, upon the release of such Loan Party from its Guarantee otherwise in accordance with the Loan Documents, (D) as to the extent provided in the Collateral Documents, (E) that constitutes Excluded Property, or (F) if approved, authorized or ratified in writing in accordance with Section 10.08;
(ii)[Reserved];
(iii)to enter into the other Loan Documents on terms acceptable to the Administrative Agent, the Collateral Administrator and the Master Collateral Agent and to perform its respective obligations thereunder;
(iv)[Reserved];
(v)to enter into (or direct the entrance into) any Intercreditor Agreement or intercreditor and/or subordination agreements in accordance herewith, including Section 6.06, on terms reasonably acceptable to the Administrative Agent, and in each case to perform its obligations thereunder and to take such action and to exercise the powers, rights and remedies granted to it thereunder and with respect thereto; and
(vi)to enter into (or direct the entrance into) any other agreements reasonably satisfactory to the Administrative Agent granting Liens to the Master Collateral Agent, for the benefit of the Secured Parties, on any assets of the Borrower or any other Grantor to secure the Obligations.
(c)The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment of Term Loans, or disclosure of confidential information to any Disqualified Lenders.
(d)Concurrently herewith, the Administrative Agent directs the Master Collateral Agent and the Master Collateral Agent is authorized to enter into the Collateral Documents and any other related agreements in the form delivered to the Master Collateral Agent. For the avoidance of doubt, all of the Master Collateral Agent’s rights, protections and immunities provided herein shall apply to the Master Collateral Agent for any actions taken or omitted to be taken under the Collateral Documents and any other related agreements in such capacity.
Section 8.2Rights of Administrative Agent and the Other Agents. Any institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate of Alaska as if it were not an Agent hereunder. The rights, privileges, protections, indemnities, immunities and benefits given to the Collateral Administrator are extended to, and shall be enforceable by, (i) the Collateral Administrator in each Loan Document and each other document related hereto to which it is a party and (ii) the entity acting as the Collateral Administrator in each of its capacities hereunder and under the other Loan Documents and any related document whether or not specifically set forth therein.
Section 8.3Liability of Agents.
(a)No Agent shall have any duties or obligations except those expressly set forth herein and in any other applicable Loan Document. Without limiting the generality of the foregoing, (i) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether an Early Amortization Event or an Event of Default has occurred and is continuing, (ii) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), (iii) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of Alaska’s Subsidiaries that is communicated to or obtained by the institution serving as an Agent or any of its Affiliates in any capacity and (iv) no Agent will be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect. No Agent shall be liable for any action taken or not taken by it with the consent of, or at the request of (i) the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or (ii) in the case of the Collateral Administrator and the Master Collateral Agent, the Administrative Agent, or (B) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent, the Collateral Administrator nor the Master Collateral Agent shall be deemed to have knowledge of any Early Amortization Event, Event of Default or Default unless and until written notice thereof is given to the Administrative Agent, the Collateral Administrator or the Master Collateral Agent, respectively, by, in the case of the Administrative Agent or the Collateral Administrator, the Borrower, Alaska or a Lender or, in the case of the Master Collateral Agent, the Administrative Agent, and neither Administrative Agent, the Collateral Administrator nor the Master Collateral Agent shall be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith or in connection with any other Loan Document, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document or related document, (D) the validity, enforceability, effectiveness, value, sufficiency or genuineness of this Agreement or any other agreement, instrument or document or any Collateral or security interest, or (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(b)Each Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Alaska or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(c)Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities as such Agent. Neither the Master Collateral Agent nor the Collateral Administrator shall be responsible for the acts or omissions of any such sub-agent appointed with due care.
(d)The following additional rights and protections shall be applicable to the Master Collateral Agent and the Collateral Administrator in connection with this Agreement, the other Loan Documents and any related document:

(i)Neither the Master Collateral Agent nor the Collateral Administrator shall have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts.
(ii)Nothing in this Agreement or any other Loan Document shall require the Master Collateral Agent or the Collateral Administrator to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.
(iii)Neither the Master Collateral Agent nor the Collateral Administrator shall be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of the Collateral Controlling Party, Administrative Agent or the Lenders, unless such Person shall have offered to the Master Collateral Agent or the Collateral Administrator, as applicable, security or indemnity (satisfactory to the Master Collateral Agent or the Collateral Administrator, as applicable, in its sole and absolute discretion) against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction. The Master Collateral Agent and the Collateral Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Collateral Controlling Party, the Administrative Agent or the Required Lenders, as applicable (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
(iv)Notwithstanding anything to the contrary herein or in any other Transaction Document, neither the Collateral Administrator nor the Master Collateral Agent shall be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement and any other Loan Document to which it is a party, whether or not an original or a copy of such agreement has been provided to the Collateral Administrator or the Master Collateral Agent, as applicable, and shall not be subject to, or bound by, the terms and provisions of any documents to which it is not a party.
(v)In the event that any Collateral shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Collateral, each of the Master Collateral Agent and the Collateral Administrator is hereby expressly authorized, each in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Master Collateral Agent or the Collateral Administrator obeys or complies with any such writ, order or decree it shall not be liable to any of the Loan Parties or to any other Person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
(vi)The Master Collateral Agent and the Collateral Administrator shall be entitled to request and receive written instructions from the Administrative Agent and shall have no responsibility or liability to the Lenders for any losses or damages of any nature that may arise from any action taken or not taken by the Master Collateral Agent or the Collateral Administrator in accordance with the written direction of the Administrative Agent.
(vii)The Master Collateral Agent and the Collateral Administrator may request, rely on and act in accordance with Officer’s Certificates and/or opinions of counsel, and shall incur no liability and shall be fully protected in acting or refraining from acting in accordance with such Officer’s Certificates and opinions of counsel.
(viii)If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement or any other Loan Document, or the Master Collateral Agent or the Collateral Administrator is in doubt as to the action to be taken hereunder, the Master Collateral Agent or the Collateral Administrator may, at its option, after sending written notice of the same to the Administrative Agent, refuse to act until such time as it (a) receives a final non-appealable order of a court of competent jurisdiction directing delivery of the Collateral or otherwise regarding such matter or (b) receives a written instruction, executed by each of the parties involved in such disagreement or dispute, in a form reasonably acceptable to the Master Collateral Agent or the Collateral Administrator, as applicable, directing delivery of the Collateral or otherwise regarding such matter. The Master Collateral Agent and the Collateral Administrator will be entitled to act on any such written instruction or final, non-appealable order of a court of competent jurisdiction without further question, inquiry or consent. The Master Collateral Agent and the Collateral Administrator may file an interpleader action in a state or federal court, and upon the filing thereof, the Master Collateral Agent or the Collateral Administrator will be relieved of all liability as to the Collateral and will be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.
(ix)Neither the Collateral Administrator nor the Master Collateral Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics, pandemics or similar health crises; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
(x)Neither the Master Collateral Agent nor Collateral Administrator shall have any obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the Master Collateral Agent or the Collateral Administrator pursuant to this Agreement or any other Loan Document or any related document or (ii) enable the Master Collateral Agent or the Collateral Administrator to exercise and enforce its rights under this Agreement or any other Loan Document or any related document with respect to such pledge and security interest.
(xi)For purposes of clarity, but without limiting any rights, protections, immunities or indemnities afforded to the Master Collateral Agent or the Collateral Administrator hereunder (including without limitation in this Section 8) and under the other Loan Documents, phrases such as “satisfactory to the Master Collateral Agent or the Collateral Administrator,” “approved by the Master Collateral Agent or the Collateral Administrator,” “acceptable to the Master Collateral Agent or the Collateral Administrator,” “as determined by the Master Collateral Agent or the Collateral Administrator,” “in the Master Collateral Agent’s or the Collateral Administrator’s discretion,” “selected by the Master Collateral Agent or the Collateral Administrator,” “elected by the Master Collateral Agent or the Collateral Administrator,” “requested by the Master Collateral Agent or the Collateral Administrator,” and phrases of similar import that authorize or permit the Master Collateral Agent or the Collateral Administrator to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Master Collateral Agent or the Collateral Administrator, as applicable, receiving written direction from the Administrative Agent to take such action or to exercise such rights.
(e)Anything herein to the contrary notwithstanding, none of the Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.
Section 8.4Reimbursement and Indemnification. Each Lender agrees (a) to reimburse on demand the Administrative Agent (and the Collateral Administrator, the Collateral Custodian, the Master Collateral Agent and the Depositary) for such Lender’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Loan Parties and (b) to indemnify and hold harmless the Administrative Agent, the Collateral Custodian, the Collateral Administrator and the Master Collateral Agent and any of their Related Parties, on demand, in the amount equal to such Lender’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Loan Parties (except such as shall result from its own gross negligence or willful misconduct).
Section 8.5Successor Agents.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower (with a copy to the Collateral Administrator, the Collateral Custodian and the Master Collateral Agent). Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent (provided no Event of Default has occurred and is continuing) of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders with the consent of the Borrower (such consent not to be unreasonably withheld or delayed)) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), in consultation with the Borrower, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. For the avoidance of doubt, whether or not a successor Administrative Agent has been appointed, the retiring Administrative Agent’s resignation shall nonetheless become effective in accordance with such notice of resignation on the Resignation Effective Date. With effect from the Resignation Effective Date, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 8 and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.
(b)The Collateral Administrator may at any time resign at any time upon at least 30 days’ prior written notice to the Borrower and the Administrative Agent; provided that, no resignation of the Collateral Administrator will be permitted unless a successor Collateral Administrator has been appointed. Promptly after receipt of notice of the Collateral Administrator’s resignation, the Administrative Agent shall promptly appoint a successor Collateral Administrator (which successor Collateral Administrator shall be reasonably acceptable to the Required Lenders and, so long as no Event of Default under Section 7.01(b), (f), (g) or (o) has occurred and is continuing, the Borrower) by written instrument, copies of which instrument shall be delivered to the Borrower, the Master Collateral Agent, the resigning Collateral Administrator and to the successor Collateral Administrator. In the event no successor Collateral Administrator shall have been appointed within 30 days after the giving of notice of such resignation, the Collateral Administrator may petition any court of competent jurisdiction to appoint a successor Collateral Administrator. The Administrative Agent upon at least 30 days’ prior written notice to the Collateral Administrator and the Borrower, may with or without cause remove and discharge the Collateral Administrator or any successor Collateral Administrator thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of the Collateral Administrator, the Administrative Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Administrator (which successor Collateral Administrator shall be reasonably acceptable to the Required Lenders and, so long as no Event of Default under Section 7.01(b), (f), (g) or (o) has occurred and is continuing, the Borrower). Any such appointment shall be accomplished by written instrument and a copy shall be delivered to the Collateral Administrator and the successor Collateral Administrator, the Borrower and the Master Collateral Agent.
(c)The Master Collateral Agent may resign, and in any such event shall be replaced, in accordance with the terms of the Collateral Agency and Accounts Agreement.
(d)In the event that the Collateral Custodian shall no longer have the deposit rating necessary for the Term Loan Payment Account and Term Loan Reserve Account to be Eligible Deposit Accounts, the Borrower shall be permitted to and, if requested by the Administrative Agent, shall promptly, and in any event within 60 days (as such deadline may be extended by the Master Collateral Agent (acting at the direction of the Collateral Controlling Party)) of receipt by the Borrower and Alaska of notice from the Administrative Agent of such ratings change, move the Term Loan Payment Account and the Term Loan Reserve Account, as applicable, to a depository institution (i) selected by the Borrower that that has the deposit rating necessary for the Term Loan Payment Account and Term Loan Reserve Account to be Eligible Deposit Accounts or (ii) that is otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) and will cause such depositary institution to execute an Account Control Agreement as soon as reasonably practicable thereafter.
Section 8.6Independent Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Administrator, the Master Collateral Agent or any Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
Section 8.7Advances and Payments.
(a)On the date of each Term Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Term Loan to be made by it in accordance with its Term Loan Commitment hereunder. In such event, if a Lender has not in fact made its share of the applicable Term Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the Interest Rate otherwise applicable to such Term Loan. If such Lender pays such amount to the Administrative Agent, then (x) such amount shall constitute such Lender’s Term Loan included in such Term Loan and the Borrower shall not be obligated to repay such amount pursuant to the preceding sentence if not previously repaid and (y) if such amount was previously repaid by the Borrower, the Administrative Agent shall promptly make a corresponding amount available to the Borrower.
(b)Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.19, 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.10(b). All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.
Section 8.8Sharing of Setoffs. Each Lender agrees that, except to the extent this Agreement expressly provides for payments to be allocated to a particular Lender, if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against the Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Term Loans as a result of which the unpaid portion of its Term Loans is proportionately less than the unpaid portion of the Term Loans of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Term Loans of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Term Loans and its participation in Term Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans then outstanding as the principal amount of its Term Loans prior to the obtaining of such payment was to the principal amount of all Term Loans outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). Each Loan Party expressly consents to the foregoing arrangements and agrees, to the fullest extent permitted by law, that any Lender holding (or deemed to be holding) a participation in a Term Loan acquired pursuant to this Section or any of its banking Affiliates may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by a Loan Party to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation. The provisions of this Section 8.08 shall not be construed to apply to (a) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it or (c) any payment made by a Loan Party pursuant to the Fee Letter.
Section 8.9Withholding Taxes. The Administrative Agent shall withhold from any payment to any Lender an amount equivalent to any withholding tax required by any applicable law to be deducted or withheld from such payment. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the Internal Revenue Service applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, without duplication of any indemnification obligations set forth in Section 8.04, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.
Section 8.10Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the

Administrative Agent, on behalf of the Secured Parties and all powers, rights, and remedies under the Senior Secured Debt Documents may be exercised solely by the Master Collateral Agent, in each case to the extent permitted by applicable law and in accordance with the terms hereof, the other Loan Documents and the other Senior Secured Debt Documents, and (ii) in the event of a foreclosure by the Master Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Master Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Master Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Master Collateral Agent at such sale or other disposition.
Section 8.11Intercreditor Agreements Govern. The Administrative Agent and each other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Collateral Administrator to enter into each intercreditor agreement (including each Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof and (c) hereby authorizes and instructs the Collateral Administrator to enter into any intercreditor agreement that includes, or to amend any then existing intercreditor agreement to provide for, the terms described in the definition of “Junior Lien Debt”. In the event of any conflict or inconsistency between the provisions of each intercreditor agreement (including any Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement shall control in all respects. With respect to any reference in this Agreement to another intercreditor agreement, subordination agreement or arrangement reasonably acceptable to the Administrative Agent and the Borrower’s (or other similar description), Administrative Agent and the Collateral Administrator hereby agree to, and each Secured Party and each Lender hereby directs the Administrative Agent to, negotiate with the Borrower in good faith and promptly (and in any event not later than ten (10) Business Days following written request by the Borrower) enter into such other intercreditor or subordination agreement that is reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned, delayed or denied) upon request by the Borrower.
Each Lender hereby agrees (i) that all Obligations will be and are secured equally and ratably by all Priority Liens (as defined in the Collateral Agency and Accounts Agreement) at any time granted by any Grantor to the Master Collateral Agent to secure any obligations in respect of any other Series of Senior Secured Debt, whether or not upon property otherwise constituting Collateral, and that all such Priority Liens will be enforceable by the Master Collateral Agent for the benefit of all holders of Senior Secured Debt Obligations equally and ratably; and (ii) that each Lender is bound by the provisions of the Collateral Agency and Accounts Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and each Lender consents to the terms of the Collateral Agency and Accounts Agreement and the Master Collateral Agent’s performance of, and directing the Master Collateral Agent to perform its obligations under, the Collateral Agency and Accounts Agreement and the other Senior Secured Debt Documents.
Section 8.12Master Collateral Agent as Beneficiary. Without limitation of the terms of the Collateral Agency and Accounts Agreement, the parties hereto agree that the Master Collateral Agent is a third party beneficiary of Sections 8.02, 8.03 and 8.04, and any other terms hereof which operate to the benefit of the Master Collateral Agent, with full rights to enforce the same and no such term may be amended, modified or waived in any respect that would be materially adverse to the Master Collateral Agent without its written consent.
Section 8.13Non-Reliance on the Administrative Agent, the Lead Arrangers. Each Lender expressly acknowledges that none of the Administrative Agent nor the Lead Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or the Lead Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Lead Arrangers to any Lender as to any matter, including whether the Administrative Agent or the Lead Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Lead Arrangers that it has, independently and without reliance upon the Administrative Agent, the Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 8.14Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.04) allowed in such judicial proceeding; and(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 8.15Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

    Section 8.16    Collateral Custodian. The Collateral Custodian shall have no other obligations other than to administer the funds in the Term Loan Reserve Account and the Term Loan Payment Account. The Collateral Custodian shall not, by reason of this Agreement, be a trustee for or owe a fiduciary duty to any Secured Party (and no implied duties, covenants, functions or responsibilities shall be read into this Agreement or otherwise claimed to exist by any Person against the Collateral Custodian). Without limiting the generality of the foregoing, the Collateral Custodian shall take all actions as the Borrower, the Administrative Agent or the Collateral Administrator, shall direct it to perform in accordance with the express provisions of this Agreement and the Collateral Custodian shall have no liability for any failure or delay in taking any action hereunder attributable to a failure or delay of the Administrative Agent, Collateral Administrator or the Borrower, as applicable, in providing any such direction. The Collateral Custodian shall exercise the same degree of care in administering the funds held in the Term Loan Reserve Account and the Term Loan Payment Account and the investments purchased with such funds in accordance with the terms of this Agreement as the Collateral Custodian exercises in the ordinary course of its day-to-day business in administering other funds and investments for its own account and as required by applicable Law. The Collateral Custodian shall not be required to invest in any funds held hereunder except as directed in this Agreement or otherwise agreed in writing between the Borrower and the Collateral Custodian (which shall not require the consent of any Lender). The Collateral Custodian shall have no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. The Collateral Custodian shall not be charged with knowledge any Event of Default unless the Collateral Custodian has received written notice from the Administrative Agent or the Borrower that an Event of Default has occurred and is continuing. The Collateral Custodian shall have no obligation to request the deposit of any funds referenced herein into the Term Loan Reserve Account or the Term Loan Payment Account. The Collateral Custodian shall have no obligation to monitor compliance by the Borrower with any requirements of, or obligations under, any Loan Document. The Collateral Custodian shall have no duty to calculate any amounts to be distributed under the of the terms of this Agreement and shall have no liability for the accuracy or compliance with the terms of any Loan Document, or of any such calculation provided to it. The Collateral Custodian shall be entitled to all of the rights, privileges and immunities of the Administrative Agent and the Collateral Administrator under the Loan Documents as though fully set forth herein.
Section 9.

GUARANTY
Section 9.1Guaranty.
(a)Each of the Guarantors unconditionally and irrevocably guarantees on a senior basis the due and punctual payment by the Borrower of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, restructuring, liquidation (including provisional liquidation), winding up or like proceeding of the obligor whether or not post filing interest is allowed in such proceeding) (collectively, the “Guaranteed Obligations”). Each of the Guarantors further agrees that, to the extent permitted by applicable law, the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Obligations. The Obligations of the Guarantors shall be joint and several. Each of the Guarantors further agrees that its guaranty hereunder is a primary obligation of such Guarantor and not merely a contract of surety.
(b)To the extent permitted by applicable law, each of the Guarantors waives presentation to, demand for payment from and protest to the Borrower or any Guarantor, and also waives notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent or a Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Master Collateral Agent or the Collateral Administrator for the Obligations or any of them; (v) the failure of the Administrative Agent or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Collateral or any other Guarantor.
(c)To the extent permitted by applicable law, each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Depositary or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent or a Lender in favor of the Borrower or any other Guarantor, or to any other Person.
(d)To the extent permitted by applicable law, each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrower and of any other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement.
(e)To the extent permitted by applicable law, each Guarantor’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this guaranty (other than payment in full in cash of the Obligations in accordance with the terms of this Agreement (other than those that constitute unasserted contingent indemnification obligations)). None of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent or any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.
(f)Upon the occurrence of the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Administrative Agent.
(g)The Guarantors hereby irrevocably agree that the obligations of each Guarantor hereunder are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the Bankruptcy Code.
Section 9.2No Impairment of Guaranty. To the extent permitted by applicable law, the obligations of the Loan Parties hereunder shall not be subject to any reduction, limitation or impairment for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, other than pursuant to a written agreement in compliance with Section 10.08 and shall not be subject to any defense or set-off, counterclaim, netting, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations. To the extent permitted by applicable law, without limiting the generality of the foregoing, the obligations of any Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, the Collateral Administrator, the Master Collateral Agent or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Loan Party or would otherwise operate as a discharge of such Loan Party as a matter of law.
Section 9.3Continuation and Reinstatement, Etc. Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Lender or any other Secured Party upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise.
Section 9.4Subrogation; Fraudulent Conveyance.
(a)Upon payment by any Guarantor of any sums to the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Depositary or a Lender hereunder, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding). If any amount shall be paid to such Guarantor for the account of the Borrower relating to the Obligations prior to payment in full of the Obligations, such amount shall be held in trust for the benefit of the Administrative Agent, the Collateral Administrator, the

Master Collateral Agent and the Lenders and shall forthwith be paid to the Administrative Agent, the Collateral Administrator, the Master Collateral Agent, the Depositary and the Lenders to be credited and applied to the Obligations, whether matured or unmatured. Alaska hereby agrees that (1) all Indebtedness and other payment obligations owed to Alaska by the Borrower or any other SPV Party shall be subordinate and junior in right of payment to (and not subject to setoff, netting or recoupment prior to) the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding); provided that, in the case of clause (1) above, so long as no Event of Default shall have occurred and be continuing, any payments in respect of such Indebtedness and other payment obligations shall not be prohibited (to the extent not otherwise prohibited under any Loan Document); and (2) all Indebtedness and other payment obligations owed by Alaska or any Guarantor to the Borrower or any other SPV Party shall not be subordinated or junior in right of payment to, and shall rank pari passu with, any other senior unsubordinated indebtedness or payment obligations of Alaska or such Guarantor. Notwithstanding anything in this paragraph to the contrary, in no event will setoff or netting apply with respect to amounts due from Alaska or any Guarantor to the Borrower (or any other SPV Party) pursuant any Intercompany Agreement, the Alaska Intercompany Note or any IP Agreement or with respect to funds such Loan Party has received pursuant to any Mileage Plan Agreement.
(b)Each Guarantor, and by its acceptance of this Agreement, the Master Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranties hereunder and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Master Collateral Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under the guaranties hereunder at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this guaranty not constituting a fraudulent transfer or conveyance.
Section 10.

MISCELLANEOUS
Section 10.1Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile or electronic mail (other than to the Borrower, unless agreed by the Borrower in its sole discretion)), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail or telecopy, as follows:

(i)if to any Loan Party other than the SPV Parties, to it at Alaska Airlines, Inc., 19300 International Boulevard, Seattle, WA 98188, Attention: Chief Financial Officer, Phone: (206) 392-5040, Email: legalcontractnotices@alaskaair.com, with a copy to:
Alaska Air Group, Inc., 19300 International Boulevard, Seattle, WA 98188, Attention: Chief Legal Officer, Phone: (206) 392-5292;
(ii)If to any SPV Party, to it at c/o Alaska Airlines, Inc., 19300 International Boulevard, Seattle, WA 98188, Attention: Chief Financial Officer, Phone: (206) 392-5040, Email: legalcontractnotices@alaskaair.com, with a copy to:
Alaska Air Group, Inc., 19300 International Boulevard, Seattle, WA 98188, Attention: Chief Legal Officer, Phone: (206) 392-5292;
and
c/o Walkers Fiduciary Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands, Attention: Independent Director
(i)if to the Administrative Agent, to it at:
BofA Center - 555 California, 555 California Street, 11th Floor, San Francisco, CA 94101, Attention: Carol Alfonso, Email: carol.alfonso@bofa.com, Phone: (415) 436-2321
(ii)if to the Collateral Administrator, to it at U.S. Bank Trust Company, National Association, 60 Livingston Ave., Saint Paul, MN 55107, Attention: Richard Krupske (AS Mileage Administrator); and
(iii)if to any Lender, to it at its address (or telecopy number) set forth in, (A) in the case of each initial Lender, in its administrative questionnaire in a form as the Administrative Agent may require and (B) in the case of any other Lender, its Assignment and Acceptance.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications; provided further that no such approval shall be required for any notice delivered to the Administrative Agent by electronic mail pursuant to Section 2.13(a).
(c)Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 10.2Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void), provided that the foregoing shall not restrict any transaction permitted by Section 6.10, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.02. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section 10.02) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Depositary and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided further that the Master Collateral Agent and the Depositary shall be express third party beneficiaries of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender, in the ordinary course of business and in accordance with applicable law, may assign to one or more assignees (other than to any Defaulting Lender, Disqualified Lender or natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it), pursuant to an Assignment and Acceptance with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee, and no consent of the Administrative Agent shall be required for an assignment of Term Loans to the Borrower in accordance with Section 10.02(g); and
(B)the Borrower; provided that no consent of the Borrower shall be required for an assignment (I) other than with respect to an assignment to any Defaulting Lender, Disqualified Lender or natural person, if an Event of Default under Section 7.01(b), 7.01(f), 7.01(g) or 7.01(o) has occurred and is continuing, (II) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee, or (III) of Term Loans by any of the Lead Arrangers or any of its Affiliates as part of the primary syndication of the Term Loans (as determined by the Lead Arrangers) as previously consented to in writing (including by email) by the Borrower, in each case so long as such assignee is an Eligible Assignee; provided, further that the Borrower’s consent to any assignment of Term Loans will be deemed given with respect to a proposed assignment if no response is received within ten (10) Business Days after having received a written request from such Lender pursuant to this Section 10.02(b);
(i)Assignments shall be subject to the following additional conditions:
(A)any assignment of any portion of the Term Loan Commitment and Term Loans shall be made to an Eligible Assignee;
(B)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitments or Term Loans, the amount of such Term Loan Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and after giving effect to such assignment, the portion of the Term Loan or Term Loan Commitment held by the assigning Lender of the same tranche as the assigned portion of the Term Loan or Term Loan Commitment shall not be less than $5,000,000, in each case, unless the Borrower and the Administrative Agent otherwise consent; provided, that any such assignment shall be in increments of $500,000 in excess of the minimum amount described above; provided further, that in no case will the Administrative Agent be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the foregoing;
(C)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(D)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case) for the account of the Administrative Agent (except in the case of assignments made by or to Bank of America, N.A., Citigroup Global Markets Inc., or any of their respective affiliates);

(E)the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require; and
(F)notwithstanding anything to the contrary herein, any assignment of any Term Loans to the Borrower shall be subject to the requirements of Section 10.02(g).
For the purposes of this Section 10.02(b), the term “Approved Fund” shall mean with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.
(ii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.02, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.02.
(iii)The Administrative Agent shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (only with respect to such Lender’s Term Loans), at any reasonable time and from time to time upon reasonable prior notice.
(iv)Notwithstanding anything to the contrary contained herein, no assignment may be made hereunder to any Defaulting Lender, Disqualified Lender or natural person or any of their respective Subsidiaries, or any Person, who upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (iv).
(v)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrower, Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans in accordance with its Aggregate Exposure Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire in a form as the Administrative Agent may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 10.02 and any written consent to such assignment required by clause (b) of this Section 10.02, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 8.04 or 10.04(d), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (c).
(d)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations (other than to any Defaulting Lender, Disqualified Lender or natural person) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Term Loan for all purposes under this Agreement and the other Loan Documents, (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (E) such Participant is not a natural person, Defaulting Lender, Disqualified Lender or any Affiliate thereof. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant, to the extent that such Lender participating such interest would be entitled to vote. Subject to Section 10.02(d)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of (and obligations under) Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loan Commitments, Term Loans or its other obligations under this Agreement or any Loan Document) except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Loan Parties and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(ii) The Loan Parties shall not be obligated to make any greater payment under Section 2.14 or 2.16 than they would have been obligated to make in the absence of any participation. A Participant shall be subject to the terms of Section 2.18(a). The Lender selling the participation to such Participant shall be subject to the terms of Section 2.18(b) if such Participant requests compensation, additional amounts or indemnification payments pursuant to Section 2.14 or 2.16. A Participant shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.16(f), 2.16(g), 2.16(h), 2.16(i) and 2.16(j) as though it were a Lender.
(e)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to such Lender by or on behalf of any Loan Party; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant provides to the Administrative Agent its agreement in writing to be bound for the benefit of the Borrower by either the provisions of Section 10.03 or other provisions at least as restrictive as Section 10.03.
(g)Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower and (y) the Borrower may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders in accordance with customary procedures to be mutually agreed between the Borrower, Alaska and the Administrative Agent or (2) open market purchases; provided that:
(i)any Term Loans or Term Loan Commitments acquired by the Borrower shall be immediately and automatically retired and cancelled concurrently with the acquisition thereof;
(ii)no assignment of Term Loans to the Borrower may occur while an Event of Default has occurred and is continuing hereunder;
(iii)in connection with each assignment pursuant to this Section 10.02(g), neither Alaska nor the Borrower shall be required to make a representation that it is not in possession of material nonpublic information with respect to Alaska, the Borrower and their respective Subsidiaries or their respective securities, and all parties to such transaction may render customary “big boy” letters to each other (or to the auction agent, if applicable);
(iv)in the case of any Term Loans (A) acquired by, or contributed to, the Borrower and (B) cancelled and retired in accordance with this Section 10.02(g), (1) the aggregate outstanding principal amount of the Term Loans of the applicable series or Class shall be deemed reduced by the full par value of the aggregate principal amount of such Term Loans acquired by such Person and (2) any scheduled principal repayment installments with respect to the Term Loans of such Class occurring pursuant to Section 2.10 prior to the final maturity date for Term Loans of such Class, shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled and retired), with such reduction being applied solely to the remaining Term Loans of the Lenders which sold or contributed such Term Loans; and

(v)assignment to the Borrower and cancellation of Term Loans in connection with a Dutch auction or open market purchases shall not constitute a mandatory or voluntary payment for purposes of Section 2.12 or 2.13.
(h)Disqualified Lenders.
(i)Without limiting the generality of the foregoing, no participation or assignment, shall be made or sold to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 10.02, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender in respect of the Term Loans it holds or has entered into an agreement to purchase as of such notice and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender.  Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.
(ii)If any assignment is made to any Disqualified Lender without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at their sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest (other than Default Interest), accrued fees and all other amounts (other than principal amounts or premiums) payable to it hereunder and under the other Loan Documents and/or (B) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.02), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.02(b) and (ii) such assignment does not conflict with applicable laws.

(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to the Lenders by the Loan Parties, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Bankruptcy Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.
(i)The Borrower shall be entitled to request and receive from any Lender or any assignee or Participant, and each Lender agrees to promptly provide (and to cause such assignee or Participant to promptly provide) to the Borrower, such information and assurances as the Borrower may reasonably request to determine whether such assignment of participation would require any Loan Party to make any filing with any Governmental Authority or qualify any Term Loan under the laws of any jurisdiction or whether any assignment or participation is otherwise in accordance with applicable law.
(j)In connection with any replacement of a Lender pursuant to Section 2.18, 2.26(a), 10.08(d) or other provision hereof (collectively, a “Replaceable Lender”), if any such Replaceable Lender does not execute and deliver to the Administrative Agent a duly executed

Assignment and Acceptance reflecting such replacement within one (1) Business Day of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Replaceable Lender.
Section 10.3Confidentiality. Each Lender and each Agent agrees to keep any information delivered or made available by (or on behalf of) any Loan Party to it confidential, in accordance with its customary procedures, from anyone other than Persons employed or retained by such Lender, Agent or their respective Affiliates who are or are expected to become engaged in evaluating, approving, structuring, insuring or administering the Term Loans, and who are advised by such Lender or Agent of the confidential nature of such information; provided that nothing herein shall prevent any Lender or Agent from disclosing such information (a) to any of its Affiliates and its and their respective agents, directors, officers, and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or to any other Lender (provided that such Lender shall be responsible for such recipient’s compliance with this Section 10.03), (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority), (d) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender which is not permitted by this Agreement or other confidentiality obligations owed to Alaska or any of its Subsidiaries, (e) in connection with any litigation to which any Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required under applicable rules of discovery, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender’s or Agent’s legal counsel, independent auditors, accountants and other professional advisors, (h) on a confidential basis to (I) any Rating Agency in connection with rating Alaska and its Subsidiaries or any Facility, (II) any direct or indirect provider of credit protection to such Lender or its Affiliates (or its brokers) (other than a Disqualified Lender or any other Person to whom the Borrower has refused to consent to an assignment) (provided that such Lender shall be responsible for such recipient’s compliance with this Section 10.03) and (III) market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders after the Closing Date and in connection with the administration and management of the Facility (provided that such information is limited to the existence of this Agreement and information about the Facility that is customarily shared for facilities of this type), (i) with the prior consent of the Borrower, (j) to any actual or proposed participant or assignee of all or part of its rights hereunder (other than a Disqualified Lender or any other Person to whom the Borrower has refused to consent to an assignment) or to any direct or indirect contractual counterparty (or the legal counsel, independent auditors, accountants and other professional advisors thereto) to any swap or derivative transaction relating to the Borrower and their obligations, in each case, subject to the proviso in Section 10.02(f) (with any reference to any assignee or participant set forth in such proviso being deemed to include a reference to such contractual counterparty for purposes of this Section 10.03(j)), (k) to the extent that such information is received by such Lender or Agent from a third party that is not, to such Lender’s or Agent’s knowledge, subject to confidentiality obligations to the Borrower or any of its Affiliates and (l) to the extent that such information is independently developed by such Lender or Agent. If any Lender or Agent is in any manner requested or required to disclose any of the information delivered or made available to it by any Loan Party under clauses (b) or (e) of this Section 10.03, such Lender or Agent will, to the extent permitted by law, provide the Loan Parties with prompt notice, to the extent reasonable, so that the Loan Parties may seek, at their sole expense, a protective order or other appropriate remedy or may waive compliance with this Section 10.03.
Section 10.4Expenses; Indemnity; Damage Waiver.
(a)(i) The Borrower shall pay or reimburse:
(1)all reasonable fees and reasonable and documented out-of-pocket expenses of the Administrative Agent, the Master Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Depositary and the Lead Arrangers (in the case of legal counsel and other advisors, limited to the reasonable fees, disbursements and other charges of (i) a single special counsel to the Administrative Agent, (ii) a single special counsel to the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian (to the extent any such role is held by U.S. Bank Trust Company, National Association or any of its Affiliates), (iii) a single special counsel to the Depositary, (iv) local counsel in each material jurisdiction and (v) other advisors that are approved by the Borrower so long as no Event of Default has occurred or is continuing, which approval shall not be unreasonably withheld) associated with the syndication of the credit facility provided herein and the preparation, execution, delivery and administration of the Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees and out of pocket, documented expenses of a single special counsel for the Administrative Agent with respect thereto, an additional single special counsel for the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian (to the extent any such role is held by U.S. Bank Trust Company, National Association or any of its Affiliates), collectively, and an additional single special counsel for the Depositary, and with respect to advising the Administrative Agent as to its rights and remedies under this Agreement (and, in the case of an actual or perceived conflict of interest or potential conflict of interest no more than the number of additional law firms as counsel for the various parties as is necessary to avoid any such actual or potential conflict of interest);
(2)in connection with any enforcement of the Loan Documents, all reasonable and documented fees and out-of-pocket expenses of the Administrative Agent, the Master Collateral Agent, the

Collateral Administrator, the Collateral Custodian, the Depositary and the Lenders (limited to the reasonable fees, disbursements and other charges of (x) in the case of legal counsel, one outside counsel for the Administrative Agent, one additional outside counsel for the Lenders, collectively, one additional outside counsel for the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian (to the extent any such role is held by U.S. Bank Trust Company, National Association or any of its Affiliates), and if necessary regulatory and local counsel in each material jurisdiction and, in the case of an actual or perceived conflict of interest or potential conflict of interest no more than the number of additional law firms as counsel for the various parties as is necessary to avoid any such actual or potential conflict of interest and (y) other advisors);
(3)all reasonable, documented, out-of-pocket costs, expenses, taxes, assessments and other charges (including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent, the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian) incurred by the Administrative Agent, the Master Collateral Agent, the Collateral Administrator and the Collateral Custodian in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or incurred in connection with any release or addition of Collateral after the Closing Date; and
(4)all costs and expenses related to acquiring the ratings of the Term Loans from the Rating Agencies, including any monitoring fees of the Rating Agencies in respect of the rating of the Term Loans.
(v)All payments or reimbursements pursuant to the foregoing clause (a)(i) shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.
(b)The Borrower shall indemnify each Agent, each Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Term Loan or the use of the proceeds therefrom, (iii) in connection with clauses (i) and (ii) above, any Release of Hazardous Materials on or from any property owned or operated by Alaska or any of its Subsidiaries, or any Environmental Liability related to or asserted against Alaska or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by Alaska, its equity holders, affiliates or creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee (or any of its Related Parties), be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to (x) have resulted from (1) material breach of the obligations of such Indemnitee (or any of its Related Parties) under the Loan Documents or (2) the gross negligence or willful misconduct of such Indemnitee (or any of its Related Parties), as determined by a court of competent jurisdiction by final and nonappealable judgment and in such case such Indemnitee (and its Related Parties) shall repay to the Borrower the amount of any expenses previously reimbursed by the Borrower in connection with any such loss, claims, damages, expenses or liability to such Indemnitee and such Indemnitee’s Related Parties or (y) result from any proceeding between or among Indemnitees that does not involve an action or omission by Alaska or any of its Subsidiaries (other than claims against any Indemnitee in its capacity as an Agent or similar role under this Agreement); provided that the standard set forth in the foregoing clause (1) shall not apply to the Master Collateral Agent, Collateral Administrator or the Collateral Custodian. For the avoidance of doubt, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems. This Section 10.04(b) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim.
(c)In case any action or proceeding shall be brought or asserted against an Indemnitee in respect of which indemnity may be sought against the Borrower under the provisions of any Loan Document, such Indemnitee shall promptly notify the Borrower in writing and, other than with respect to an action or proceeding brought or asserted against the Administrative Agent or a Related Party of it (but excluding any Lender in its capacity as such), the Borrower shall, if the Borrower desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnitee but only if (i) no Event of Default shall have occurred and be continuing, (ii) such action or proceeding does not involve any risk of criminal liability or material risk of material civil money penalties being imposed on such Indemnitee and (iii) the Indemnitees do not notify the Borrower in writing that they elect to employ separate counsel at the expense of the Borrower in accordance with the below. The Borrower shall not enter into any settlement of any action or proceeding unless such settlement (x) includes an unconditional release of such Indemnitees from all liability or claims that are the subject matter of such action or proceeding and (y) does not include any statement as to fault or culpability. The failure to so notify the Borrower shall not affect any obligations the Borrower may have to such Indemnitee under the Loan Documents or otherwise other than to the extent that the Borrower is materially adversely affected by such failure. The Indemnitees shall have the right to employ separate counsel in such action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitees unless: (i) the Borrower has agreed to pay such fees and expenses, (ii) the Borrower has failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnitees within a reasonable time or (iii) there may be a conflict between the positions of the Borrower and the Indemnitees in conducting the defense of such action or proceeding or that there may be legal defenses available to the Indemnitees different from or in addition to those available to the Borrower, in which case, if the Indemnitees notify the Borrower in writing that they elect to employ separate counsel at the expense of the Borrower, the Borrower shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitees; provided, however, that the Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel for the Master Collateral Agent and the Collateral Administrator (to the extent such role is held by U.S. Bank Trust Company, National Association or any of its Affiliates) on the one hand, and the Administrative Agent and the Lenders, on the other hand, in addition to any regulatory counsel and any local counsel. The Borrower shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Borrower (which shall not be unreasonably withheld or delayed).
(d)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or the Collateral Custodian under paragraph (a) or (b) of this Section 10.04, each Lender severally agrees to pay to the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or the Collateral Custodian such portion of the unpaid amount equal to such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Master Collateral Agent, the Collateral Administrator or the Collateral Custodian in its capacity as such.
(e)To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Term Loan or the use of the proceeds thereof; provided that nothing in this clause (e) shall relieve any party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
Section 10.5Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District

of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.05. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.6No Waiver. No failure on the part of any Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
Section 10.7Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.
Section 10.8Amendments, Etc.
(a)Except as set forth in Section 2.09 and Section 2.27 or as otherwise set forth in this Agreement, no modification, amendment or waiver of any provision of this Agreement or any Collateral Document (other than any Account Control Agreement and the Security Agreement, each of which may be amended in accordance with its terms), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders (or signed by the Administrative Agent or the Collateral Administrator with the consent of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the prior consent of:

(i)each Lender directly and adversely affected thereby (A) increase the Term Loan Commitment of such Lender or extend the termination date of the Term Loan Commitment of such Lender (it being understood that a waiver of any Default, Event of Default or mandatory repayment required under this Agreement shall not constitute an increase in or extension of the termination date of the Term Loan Commitment of a Lender), (B) reduce the principal amount or premium, if any, of any Term Loan, or the rate of interest payable thereon (provided that only the consent of the Required Lenders shall be necessary for a waiver of Default Interest referred to in Section 2.08) or (C) extend any scheduled date for the payment of principal, interest or Fees hereunder or to reduce such percentage of any Fees payable hereunder or extend the scheduled final maturity of the Borrower’s obligations hereunder;
(ii)all of the Lenders (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders to reduce such percentage or (B) release all or substantially all of the Liens granted to the Master Collateral Agent or the Collateral Administrator hereunder or under any other Collateral Document (except to the extent contemplated hereby or by the terms of a Collateral Document), or release all or substantially all of the Guarantors;
(iii)the Lenders holding at least 66.67% of the total Term Loan Commitments and/or applicable Term Loans (A) for the release of liens on Collateral (other than as permitted hereunder or under any Loan Document), (B) to release any guarantees of this Facility (other than as permitted hereunder or under any Loan Document), (C) to amend, waive or otherwise modify Section 6.14, or (D) for any shortening or subordinating of term or reduction in liquidated damages under any IP License;
(iv)in connection with an amendment expressly permitted hereunder that addresses solely a repricing transaction in which any Class of Term Loan Commitments and/or Term Loans is refinanced with a replacement Class of Term Loan Commitments and/or Term Loans bearing (or is modified in such a manner such that the resulting Term Loan Commitments and/or Term Loans bear) a lower effective yield, any Lender holding Term Loan Commitments and/or Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced Class of Term Loan Commitments and/or Term Loans or modified Class of Term Loan Commitments and/or Term Loans;
(v)the applicable Required Class Lenders in connection with an amendment to Section 2.10, Section 2.17 or the last paragraph of Section 7.01 that directly and materially adversely affect the rights of Lenders holding Term Loan Commitments or Term Loans of one Class differently from the rights of Lenders holding Term Loan Commitments or Term Loans of any other Class;

(vi)all Lenders under any Class, change the application of prepayments as among or between Classes under Section 2.12 which is being allocated a lesser repayment or prepayment as a result thereof (it being understood that if additional Classes of Term Loans or additional Term Loans under this Agreement consented to by the Required Lenders or additional Term Loans permitted hereby are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.12); and
(vii)all Lenders, reduce the percentage specified in the definition of “Required Lenders” or “Required Class Lenders” or otherwise amend this Section 10.08 in a manner that has the effect of changing the number or percentage of Lenders that must approve any modification, amendment, waiver or consent;
provided, further, that any Collateral Document may be amended, supplemented or otherwise modified with the consent of the applicable Grantor and the Master Collateral Agent or Collateral Administrator, as applicable, (i) to add assets (or categories of assets) to the Collateral covered by such Collateral Document or (ii) to remove any asset or type or category of asset (including after-acquired assets of that type or category) from the Collateral covered by such Collateral Document to the extent being or having been sold or transferred to the extent the release thereof is permitted by the Loan Documents.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, the other Loan Parties, such Lenders, the Administrative Agent, the Master Collateral Agent, the Collateral Administrator and all future holders of the affected Term Loans. In the case of any waiver, the Borrower, the other Loan Parties, the Lenders, the Administrative Agent, the Master Collateral Agent and the Collateral Administrator shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.
In addition, notwithstanding the foregoing, this Agreement (and, as appropriate, the other Loan Documents) may be amended with the written consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Borrower and the Lenders providing the relevant Replacement Term Loans as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower (x) to permit the refinancing, replacement or modification of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder and (y) to include appropriately the Lenders holding such credit facilities in any determination of Required Lenders; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses incurred in connection therewith (including original issue discount, upfront fees and similar items)) unless otherwise permitted hereunder (including utilization of any other available baskets or incurrence based amounts), (b) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of such Refinanced Term Loans (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) or any other then existing Priority Lien Debt at the time of such refinancing, except in the case of customary bridge loans which, subject only to customary conditions (which shall be limited to no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for long-term refinancing in the form of additional Replacement Term Loans permitted under (and subject to the requirements of) this Section 10.08 or Priority Lien Debt permitted under (and subject to the requirements of) Section 6.02(c), (c) the maturity date for such Replacement Term Loans shall be on or after the Latest Maturity Date, except in the case of customary bridge loans which, subject only to customary conditions (which shall be limited to no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for long-term refinancing in the form of additional Replacement Term Loans permitted under (and subject to the requirements of) this Section 10.08 or Priority Lien Debt permitted under (and subject to the requirements of) Section 6.02(c), (d) after giving effect to the incurrence of such Replacement Term Loans no Event of Default or Early Amortization Event shall have occurred and be continuing and (e) the covenants, events of default and guarantees shall (i) be reasonably acceptable to the Administrative Agent or (ii) be substantially similar to, or (taken as a whole) not be materially more restrictive on the SPV Parties (as reasonably determined by the Borrower) when taken as a whole, than the terms of the Refinanced Term Loans (except for (1) covenants, events of default and guarantees applicable only to periods after the Latest Maturity Date (as of the date of the refinancing) of such Class of Refinanced Term Loans and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Lenders under the other Classes of Term Loans existing on the refinancing date (other than the Refinanced Term Loans), receive the benefit of such more restrictive terms; provided that in no event shall such Replacement Term Loans be subject to events of default resulting (either directly or through a cross-default or cross-acceleration provision) from the occurrence of any event described in the definition of “Alaska Bankruptcy Event” (or the occurrence of any such event with respect to any Subsidiary of Alaska other than any SPV Party) except on the same terms as the then-outstanding Term Loans.
The Lenders hereby irrevocably agree that the Liens granted to the Master Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of the Collateral Documents (and the Master Collateral Agent shall rely conclusively on a certificate and/or opinion of counsel to that effect provided to it by any Loan Party, including upon its reasonable request without further inquiry), (ii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iii) if the release of such Lien is approved, authorized or ratified in writing by Lenders holding at least 66.67% of the total Term Loan Commitments and/or applicable Term Loans, (iv) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Master Collateral Agent pursuant to the Collateral Documents and (v) if such assets become Excluded Property. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. The Lenders hereby authorize the Administrative Agent and the Master Collateral Agent, as applicable, to, and the Administrative Agent and the Master Collateral Agent agree to, promptly execute and deliver any instruments, documents, and agreements reasonably necessary or requested by the Borrower to evidence and confirm the release of any Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.
Notwithstanding anything herein to the contrary, the Loan Documents may be amended to (i) add syndication or documentation agents and make customary changes and references related thereto, and (ii) if applicable, add or modify “parallel debt” language in any jurisdiction in favor of the Master Collateral Agents or add Master Collateral Agents, in each case under (i) and (ii), with the consent of only the Borrower, the Administrative Agent and in the case of clause (ii), the applicable Master Collateral Agent.
Notwithstanding anything in this Agreement (including, without limitation, this Section 10.08) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an incremental facility, refinancing facility or extension facility in accordance with Sections 2.27, this Section 10.08 or Section 2.28, respectively, and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility, refinancing facility or extension facility, including in the case of any such incremental facility to create such facility as a fungible Class of Term Loans (including by increasing (but, for the avoidance of doubt, not be decreasing), the amount of amortization due and payable with regard to any Class of Term Loans); (ii) no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent with the consent of the Borrower, are required to effectuate the foregoing); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent, the Master Collateral Agent or the Collateral Administrator hereunder or under any other Loan Document (which shall include any such amendment or modification to Section 2.10(b)) or under any other Loan Document without its prior written consent; (iii) any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document) may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower), (y) effect administrative changes of a technical or immaterial nature and (z) correct or cure any incorrect cross references or similar inaccuracies and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Loan Party or Loan Parties and the Administrative Agent or the Master Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral or security document or other document to be consistent with this Agreement and the other Loan Documents.
Notwithstanding anything in this Agreement or any Collateral Document to the contrary, (i) the Administrative Agent may, in its sole discretion, direct the Collateral Administrator, in its role as Collateral Controlling Party, to direct the Master Collateral Agent to grant extensions of time for the satisfaction of any of the requirements under Sections 5.12 and 5.14, and/or any Collateral Documents in respect of any particular Collateral or any particular Subsidiary and (ii) the Collateral Administrator, as “Collateral Controlling Party” under the Collateral Agency and Accounts Agreement and each Senior Secured Debt Document, hereby agrees to provide instructions to the Master Collateral Agent when directed in writing to do so by the Administrative Agent or the Required Lenders. The Collateral Administrator shall not be required to exercise any discretionary rights or remedies hereunder or give any consent hereunder unless, subject to the other terms and provisions of this Agreement, it shall have been expressly directed to do so in writing as set forth in the immediately preceding sentence.
(b)Promptly after execution of any amendment or modification to this Agreement, any Collateral Document or any other Loan Document to which the Master Collateral Agent or the Collateral Administrator is a party, the Borrower shall provide a copy of such executed amendment or modification to the Master Collateral Agent and the Collateral Administrator, as applicable.
(c)No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Term Loans held by such Lender. No amendment to this Agreement shall be effective against any Loan Party unless signed by the Borrower.
(d)Notwithstanding anything to the contrary contained in Section 10.08(a) or elsewhere, (i) in the event that the Borrower requests that (A) this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders or all Lenders of a Class or the consent of all Lenders (or all Lenders of a Class) directly and adversely affected thereby and, in each case, such modification or amendment is agreed to by the Required Lenders (or at least 50% of the directly and adversely affected Lenders) or Required Class Lenders (or at least 50% of the directly and adversely affected Lenders of such Class) or (B) the maturity of any Class of Term Loans be extended pursuant to Section 2.28, then the Borrower may (1) replace any applicable non-consenting Lender (each a “Non-Consenting Lender”) or any non-extending Lender (each a “Non-Extending Lender”), as applicable, in accordance with an assignment pursuant to Section 10.02 (and such Non-Consenting Lender or Non-Extending Lender shall reasonably cooperate in effecting such assignment) or (2) repay such Lender on a non pro rata basis; provided that (x) such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this clause (i)) and (y) such Non-Consenting Lender or Non-Extending Lender shall have received payment of an amount equal to the outstanding principal amount of its Term Loans, accrued interest thereon, accrued Fees and all other amounts due and payable to it under this Agreement from the applicable assignee or the Borrower and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that the Term Loan Commitment and the outstanding Term Loans or other extensions of credit held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).
Section 10.9Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.10Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.
Section 10.11Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Early Amortization Event or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.14, 2.15, 2.16 and 10.04 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the expiration or termination of the Term Loan Commitments, or the termination of this Agreement or any provision hereof.
Section 10.12Execution in Counterparts; Integration; Effectiveness.
(a)This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent, the Master Collateral Agent and the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent, the Collateral Administrator, and the Collateral Custodian are not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by it pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent such party has agreed to accept such Electronic Signature, such party and each of Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification and (b) upon the request of such party or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
(b)The Agents shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agents shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(c)Each of the Loan Parties and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Agents, each Lender and each Related Party for any liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Administrator and Collateral Custodian, including without limitation the risk of the Collateral Administrator or Collateral Custodian acting on unauthorized instructions, and the risk of interception and misuse by third parties.
Section 10.13USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (for purposes of this Section 10.13, “Applicable Law”), each of the Collateral Administrator and the Master Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Master Collateral Agent or the Collateral Administrator. Accordingly, subject to the terms of any binding confidentiality restrictions or limitations imposed by Applicable Law, each of the parties agrees to provide to the Collateral Administrator and the Master Collateral Agent promptly following its reasonable request from time to time such customary and reasonably available identifying information and documentation as may be available for such party in order to enable the Collateral Administrator and the Master Collateral Agent to comply with Applicable Law.
Section 10.14New Value. It is the intention of the parties hereto that any provision of Collateral by a Grantor as a condition to, or in connection with, the making of any Term Loan hereunder, shall be made as a contemporaneous exchange for new value given by the Lenders to the Borrower.

Section 10.15WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.
Section 10.16No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise related to the Transactions will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other hand. The parties hereto (other than the Collateral Administrator) acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, affiliates, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender or the Collateral Administrator has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
Section 10.17CFC or a FSHCO Provisions. Notwithstanding any term of any Loan Document, no loan or other obligation of the Borrower, under any Loan Document, may be, directly or indirectly (including by application of any payments made by or amounts received or recovered from any CFC or FSHCO):
(i)    guaranteed by a CFC or a FSHCO;

(ii)    secured by any assets of a CFC or FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO); or
(iii)    secured by a pledge or other security interest in excess of 65% of the voting equity interests of any CFC or FSHCO.
Section 10.18[Reserved].
Section 10.19Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.
Section 10.20Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each party to this Agreement, each Lead Arranger and their respective Affiliates, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans or this Agreement;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement; or
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of each party to this Agreement, each Lead Arranger and their respective Affiliates, that, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 10.21Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act

(together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 10.22Limited Recourse; Non-Petition. Notwithstanding any other provision of this Agreement or any other document to which it may be a party, the obligations of each SPV Party from time to time and at any time hereunder are limited recourse obligations of such SPV Party and are payable solely from the assets thereof available at such time and amounts derived therefrom and following realization of the assets of such SPV Party, and application of the Proceeds (including proceeds of assets upon which a Lien was purported to be granted) thereof in accordance with this Agreement, all obligations of and any remaining claims against such SPV Party hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, administrator or incorporator of the SPV Parties or their respective successors or assigns for any amounts payable hereunder. Notwithstanding any other provision of this Agreement, no Person may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the Discharge of Senior Secured Debt Obligations, institute against, or join any other Person in instituting against, the SPV Parties any Insolvency or Liquidation Proceeding, or other proceedings under Cayman Islands, U.S. federal or state bankruptcy or similar laws. Nothing in this Section 10.22 shall preclude, or be deemed to estop, the parties hereto (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Insolvency or Liquidation Proceeding voluntarily filed or commenced by any SPV Party or (B) any involuntary Insolvency or Liquidation Proceeding filed or commenced by any other non-affiliated Person, or (ii) from commencing against any SPV Party or any of its property any legal action which is not an Insolvency or Liquidation Proceeding. It is understood that the foregoing provisions of this Section shall not (x) prevent recourse to the assets of the SPV Parties (including, in the case of the Borrower and HoldCo, the Collateral and sums due or to become due under any security, instrument or agreement which is part of the Collateral) or (y) constitute a waiver, release or discharge of any Indebtedness or obligation secured hereby until all assets of SPV Parties (including, in the case of the Borrower and HoldCo, the Collateral and sums due or to become due under any security, instrument or agreement which is part of the Collateral) have been realized. It is further understood that the foregoing provisions of this Section shall not limit the right of any Person to name any SPV Party as a party defendant in any proceeding or in the exercise of any other remedy hereunder, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Persons.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written above.
BORROWER:

AS MILEAGE PLAN IP LTD., a Cayman Islands exempted company with limited liability

By:
Name:
Title:

GUARANTORS:

ALASKA AIR GROUP, INC., a Delaware corporation

By:
Name:
Title:

ALASKA AIRLINES, INC., an Alaska corporation

By:
Name:
Title:

AS MILEAGE PLAN HOLDINGS LTD., a Cayman Islands exempted company with limited liability

By:
Name:
Title:

[TERM LOAN CREDIT AND GUARANTY AGREEMENT]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as a Lender

By:
Name:
Title:
[TERM LOAN CREDIT AND GUARANTY AGREEMENT]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Administrator

By:
Name:
Title:

[TERM LOAN CREDIT AND GUARANTY AGREEMENT]

Annex A – Lenders and Commitments

Lender	Initial Term Loan Commitment
Bank of America, N.A.	$750,000,000
Total	$750,000,000